     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999.


                                                      REGISTRATION NO. 333-78829
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              BIOPURE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2836                            04-2836871
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                                11 HURLEY STREET
                              CAMBRIDGE, MA 02141
                                 (617) 234-6500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JANE KOBER, ESQ.
                              BIOPURE CORPORATION
                                11 HURLEY STREET
                              CAMBRIDGE, MA 02141
                                 (617) 234-6500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              LARS BANG-JENSEN, ESQ.                             GERALD S. TANENBAUM, ESQ.
      LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.                      CAHILL GORDON & REINDEL
               125 WEST 55TH STREET                                   80 PINE STREET
              NEW YORK, NY 10019-5389                               NEW YORK, NY 10005

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
                             Subject to Completion

                              Dated July 26, 1999


4,500,000 Shares

[Biopure Logo]

Class A Common Stock

Biopure Corporation is selling all of the shares of class A common stock in this offering.


Prior to the offering, there has been no public market for our class A common stock. We anticipate that the initial offering price will be between $15.50 and $17.50 per share. The shares of class A common stock have been approved for listing on the Nasdaq National Market under the symbol "BPUR".


INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
                                                           PRICE TO         UNDERWRITING        PROCEEDS TO
                                                            PUBLIC            DISCOUNT            COMPANY
--------------------------------------------------------------------------------------------------------------
Per share                                              $                  $                  $
--------------------------------------------------------------------------------------------------------------
Total                                                  $                  $                  $
--------------------------------------------------------------------------------------------------------------

We have agreed to grant the underwriters the right to purchase up to an additional 675,000 shares of class A common stock to cover over-allotments.

The underwriters expect to deliver the shares of class A common stock to
investors on or about                , 1999.

J.P. MORGAN & CO.


                          ADAMS, HARKNESS & HILL, INC.



                                                           ROBERT W. BAIRD & CO.

                                                         INCORPORATED


          , 1999

[BIOPURE'S OXYGEN THERAPEUTICS:

ILLUSTRATION 1 is a schematic of a blood vessel with normal blood flow and oxygen delivery. The heart, lungs and circulating blood regulate the oxygenation of tissues. Hemoglobin, a protein inside red blood cells, is responsible for the transport of oxygen from the lungs to the body's tissues.

ILLUSTRATION 2 is a schematic of a blood vessel with anemic blood flow and oxygen delivery. With anemia, a shortage of red blood cells disrupts this oxygen delivery system. In severe cases, anemia can cause cell damage and, if prolonged, death.

ILLUSTRATION 3 is a schematic of a blood vessel depicting oxygen delivery after treatment with Biopure's products. Biopure's products are designed to compensate for the decreased oxygen content of the blood caused by anemia.

Pictures of Biopure's products: Hemopure, the human product, is in U.S. Phase III clinical testing; Oxyglobin, the veterinary product, is approved by the FDA for canine anemia and commercially available.]

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of class A common stock only in jurisdictions where we are permitted to make offers and sales. The information in this prospectus is current only as of its date.
                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
Prospectus Summary..........................    5
Risk Factors................................    8
Use of Proceeds.............................   12
Dividend Policy.............................   12
Capitalization..............................   13
Dilution....................................   14
Selected Consolidated Financial Data........   15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   16
Business....................................   20

                                              PAGE
Management..................................   33
Certain Relationships and Related
  Transactions..............................   40
Principal Stockholders......................   41
Description of Capital Stock................   44
Shares Eligible for Future Sale.............   50
Underwriting................................   52
Legal Matters...............................   54
Experts.....................................   54
Available Information.......................   54
Index to Consolidated Financial
  Statements................................  F-1

                            ------------------------

Until                , 1999, all dealers that effect transactions in our class A common stock, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            ------------------------


Biopure(R), Hemopure(R) and Oxyglobin(R) are registered trademarks of Biopure.

                               PROSPECTUS SUMMARY


This summary may not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the Consolidated Financial Statements and the related Notes, before deciding to invest in shares of our class A common stock. Unless otherwise indicated, all information in this prospectus (1) reflects a two for three stock split of our class A common stock which occurred on July 21, 1999, and (2) assumes that the underwriters will not exercise their right to purchase an additional 675,000 shares of class A common stock.


                                    BIOPURE

Biopure is a leading developer, manufacturer and marketer of oxygen therapeutics. Our oxygen therapeutics are pharmaceuticals administered intravenously into the circulatory system to increase oxygen delivery to the body's tissues. We have developed and manufacture two hemoglobin-based oxygen therapeutic products -- Hemopure, for human use, and Oxyglobin, for veterinary use. Hemopure is currently in a pivotal Phase III clinical trial in the United States. Oxyglobin, the only hemoglobin-based oxygen carrier approved by the U.S. Food and Drug Administration, or the FDA, has been commercially available since March 1998 for the treatment of anemia in dogs, regardless of cause.

Acute blood loss and other medical conditions can disrupt the delivery of oxygen to the body's tissues. A red blood cell transfusion is the standard therapy for blood loss. Hemopure compares favorably to transfused red blood cells in that it:

- is highly purified by proprietary and patented processes to remove possible infectious agents;

- has a two-year shelf life as compared to blood's 42-day shelf life;

- does not require refrigeration;

- maintains full oxygen-releasing capability during storage;

- does not require blood typing or other tests for compatibility; and

- has an abundant, low-cost raw material source -- bovine red blood cells.

We believe that Hemopure also has potential for use in the treatment of other critical care conditions such as trauma, ischemic conditions, including stroke and heart attack, and malignant hypoxic, or oxygen deficient, tumors. Hemopure:

- is significantly smaller in molecular size than red blood cells, so it can flow around partial blockages and through constricted vessels;

- is less viscous than red blood cells and, therefore, possesses better flow characteristics;

- is chemically designed to release more oxygen than the hemoglobin contained in red blood cells; and

- facilitates the release of oxygen from red blood cells.


We have infused Hemopure into 421 humans in 19 completed clinical trials at doses of up to 244 grams of hemoglobin contained in approximately two liters, or eight units, of Hemopure. We believe Hemopure is a safe, effective alternative to red blood cell transfusion after blood loss from surgery. Our trials demonstrate Hemopure's efficacy as measured by the elimination of a significant percentage of red blood cell transfusions. Biopure has filed for Hemopure marketing approval as an alternative to red blood cell transfusions for specified surgical procedures in South Africa in July 1999 and expects to file in the United States and the European Union in 2000.


Oxyglobin is identical to Hemopure except for its molecular size distribution. Veterinarians report successful use of Oxyglobin in critical care situations involving blood loss, destruction of red blood cells and ineffective production of red blood cells in dogs. In 1998, Biopure filed for regulatory approval to market Oxyglobin to treat canine anemia in the European Union.

Biopure operates a large-scale manufacturing facility with adequate capacity to produce both Oxyglobin for commercial sale and Hemopure for clinical trials and market introduction following FDA approval. Biopure believes that its manufacturing facilities comply with current Good Manufacturing Practices established by the FDA.

Biopure's incorporation occurred in 1984 in Delaware. Our address is 11 Hurley Street, Cambridge, Massachusetts 02141 and our telephone number is (617) 234-6500.

                                  THE OFFERING

The following information reflects 10,556,342 shares of class A common stock outstanding as of the date of this prospectus and the conversion of our convertible preferred stock into an estimated 7,714,171 shares of class A common stock upon completion of this offering, based upon an assumed initial public offering price of $16.50 per share, the midpoint of the range shown on the cover page of this prospectus. The number of outstanding shares of class A common stock does not include 1,248,295 shares of class A common stock issuable on the exercise of outstanding stock options and warrants as of May 1, 1999 or 1,492,020 shares of class A common stock issuable on the exercise of stock options to be granted to employees and directors upon completion of this offering. In addition, the number of outstanding shares of class A common stock does not include between 646,667 and 1,272,119 shares of class A common stock issuable upon the conversion of our class B common stock following FDA approval of Hemopure or 1,694,273 shares of class A common stock to be repurchased from a stockholder.

CLASS A COMMON STOCK OFFERED.............4,500,000 shares of class A common stock

CLASS A COMMON STOCK TO BE
OUTSTANDING AFTER THE OFFERING...........22,770,513 shares of class A common stock; 23,445,513 shares of class A
                                         common stock if the underwriters'
                                         over-allotment option is exercised in
                                         full

OVER-ALLOTMENT OPTION....................675,000 shares of class A common stock

USE OF PROCEEDS..........................$4.5 million to repay a loan from
                                         Pharmacia & Upjohn, Inc., $4.0 million
                                         to repurchase 1,694,273 shares of our
                                         class A common stock from a
                                         stockholder, $8.7 million for capital
                                         expenditures and the balance for
                                         general corporate purposes, including
                                         $38.0 million for clinical trials for
                                         Hemopure and $10.3 million for
                                         pre-marketing expenditures for Hemopure
                                         and expanded marketing efforts for
                                         Oxyglobin


NASDAQ NATIONAL MARKET SYMBOL............"BPUR"

                      SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated statements of operations data for the fiscal years ended October 31, 1996, 1997 and 1998 and the six months ended May 2, 1998 and May 1, 1999. Also included in this table are our consolidated balance sheet data at May 1, 1999, on an actual basis and on a pro forma as adjusted basis. The following consolidated statements of operations data for the fiscal years ended October 31, 1996, 1997 and 1998 are derived from our consolidated financial statements that appear elsewhere in this prospectus and that have been audited by Ernst & Young LLP, independent auditors. The consolidated statements of operations data for the six months ended May 2, 1998 and May 1, 1999 and the consolidated balance sheet data at May 1, 1999 are derived from our unaudited consolidated financial statements that appear elsewhere in this prospectus, which include all adjustments that we consider necessary for a fair presentation of the financial position and results of operations for such periods. You should read the consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes included elsewhere in this prospectus. Diluted earnings per share are not presented in the consolidated statements of operations data because we had losses in all periods.

The pro forma loss per common share data reflect the conversion of our convertible preferred stock upon completion of this offering. The pro forma as adjusted balance sheet data reflect that conversion and also reflect the sale of 4,500,000 shares of class A common stock at an assumed initial public offering price of $16.50 per share, the midpoint of the range shown on the cover page of this prospectus, after deducting the underwriting discounts and offering expenses payable by us, and the use of a portion of such net proceeds and $500,000 from existing cash to repurchase 1,694,273 shares of class A common stock at $2.95 per share and to repay outstanding long-term debt. In addition, the pro forma as adjusted balance sheet data reflect the sale in May 1999 of additional shares of series D convertible preferred stock, which will convert into an estimated 306,367 shares of class A common stock upon completion of this offering.

                                                         --------------------------------------------------------
                                                          FISCAL YEAR ENDED OCTOBER 31,        SIX MONTHS ENDED
                                                         --------------------------------    --------------------
                                                                                              MAY 2,      MAY 1,
                                                           1996        1997        1998        1998        1999
                                                         --------    --------    --------    --------    --------
                                                                                                 (UNAUDITED)
In thousands, except per share data
STATEMENTS OF OPERATIONS DATA:
Total revenues.........................................  $     71    $     --    $  1,131    $    214    $  1,545
Cost of revenues.......................................        --          --       1,543          --       3,229
                                                         --------    --------    --------    --------    --------
Gross profit (loss)....................................        71          --        (412)        214      (1,684)
Operating expenses:
  Research and development.............................    18,924      23,494      22,950      12,085       9,871
  Sales and marketing..................................        --         694       2,444       1,069       1,512
  General and administrative...........................     3,506       2,920       4,660       2,019       2,414
                                                         --------    --------    --------    --------    --------
Total operating expenses...............................    22,430      27,108      30,054      15,173      13,797
                                                         --------    --------    --------    --------    --------
Income (loss) from operations..........................   (22,359)    (27,108)    (30,466)    (14,959)    (15,481)
Total other income (expense)...........................       765        (310)        419         465         259
                                                         --------    --------    --------    --------    --------
Net income (loss)......................................  $(21,594)   $(27,418)   $(30,047)   $(14,494)   $(15,222)
                                                         ========    ========    ========    ========    ========
Historical basic net income (loss) per common share....  $  (1.77)   $  (2.23)   $  (2.41)   $  (1.17)   $  (1.23)
Historical weighted-average common shares
  outstanding..........................................    12,215      12,300      12,460      12,425      12,333
Pro forma basic net income (loss) per common share.....                          $  (1.68)   $  (0.82)   $  (0.81)
Pro forma weighted-average common shares outstanding...                            17,858      17,679      18,803

                                                              ---------------------
                                                                 AT MAY 1, 1999
                                                              ---------------------
                                                                         PRO FORMA
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                   (UNAUDITED)
In thousands
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $13,541    $ 77,093
Total current assets........................................   22,455      86,007
Working capital.............................................   11,014      76,566
Net property and equipment..................................   29,029      29,029
Total assets................................................   53,471     116,023
Long-term debt (including current portion)..................    5,000          --
Common stock to be repurchased..............................    5,300          --
Total stockholders' equity..................................   31,818     104,670

                                  RISK FACTORS

You should carefully consider each of the risks and uncertainties described below and all of the other information contained in this prospectus before deciding to invest in shares of our class A common stock. The trading price of our class A common stock could decline if any of the following risks and uncertainties develop into actual events, and you may lose all or part of the money you paid to buy our class A common stock.

COMPANY RISKS

IF WE CANNOT GENERATE ADEQUATE, PROFITABLE SALES OF HEMOPURE, WE WILL NOT BE SUCCESSFUL
In order to succeed as a company, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a high enough price to generate a profit. We may not accomplish either of these objectives.

Even if we succeed in developing Hemopure commercially, a number of factors may affect future sales of our product. These factors include:

- whether physicians, patients and clinicians accept Hemopure as a cost-effective and therapeutic alternative to other products, including donated human blood;

- whether reimbursement for the cost of Hemopure is available; and

- whether the public accepts the use of a natural protein product extracted from bovine red blood cells in transfusions, particularly in light of public perceptions in Europe and elsewhere about the risk of "mad cow disease".

IF WE FAIL TO OBTAIN FDA APPROVAL, WE CANNOT MARKET HEMOPURE IN THE UNITED
STATES
We will not be able to market Hemopure in the United States until we receive FDA approval. Obtaining FDA approval generally takes years and consumes substantial capital resources with no assurance of ultimate success. We cannot apply for FDA approval to market Hemopure until the product successfully completes an ongoing U.S. pivotal Phase III clinical trial. Several factors may prevent successful completion of this clinical trial, including an inability to enroll the required number of patients and insufficient demonstration that Hemopure is safe and effective for use in humans. If safety problems develop, the FDA could stop our trial before its completion. Recent publicity about enrollment abuses in the pharmaceutical industry and regulatory actions taken with respect to some major research institutes engaged in the clinical testing of pharmaceutical products could affect the ability of Biopure to enroll patients in its clinical studies.

Even if we complete the trial, we are not certain that we will be able to obtain FDA approval of Hemopure. We believe that our ongoing U.S. pivotal Phase III clinical trial is consistent with the FDA's most recent guidance on the design and efficacy and safety endpoints required for approval of products such as Hemopure. However, the FDA could change its view or require a change in study design, additional data or even further clinical trials prior to approval of Hemopure. If we fail to complete our ongoing U.S. pivotal Phase III clinical trial and obtain FDA approval, we cannot market Hemopure in the United States.

OUR FAILURE TO OBTAIN REGULATORY APPROVALS IN FOREIGN JURISDICTIONS WILL PREVENT US FROM MARKETING HEMOPURE ABROAD
We also intend to market our products in international markets, including the European Union and South Africa. We must obtain separate regulatory approvals in order to market our products in the European Union, South Africa and many other foreign jurisdictions. The regulatory approval processes may differ among these jurisdictions. Approval in any one jurisdiction does not ensure approvals in a different jurisdiction. As a result, obtaining foreign approvals may require additional trials and additional expenses.

WE CANNOT EXPAND INDICATIONS FOR OUR PRODUCTS UNLESS WE RECEIVE FDA APPROVAL FOR EACH PROPOSED INDICATION
The FDA requires a separate approval for each proposed indication for the use of Hemopure. We expect that our first indication for Hemopure will only involve its use in elective orthopedic surgery. Subsequently, we expect to expand Hemopure's indications. In order to do so, we will have to design additional clinical trials, submit the trial designs to the FDA for review and complete those trials successfully. We cannot guarantee that the FDA will approve Hemopure for any indication. We can only promote Hemopure for indications which have been approved by the FDA. Moreover, it is possible that the FDA may require a label cautioning against Hemopure's use for any or all other indications.

The FDA has approved the use of our veterinary product, Oxyglobin, for the treatment of anemia in dogs, regardless of cause. Supplemental approvals are required to market Oxyglobin for any new indications or additional species. We cannot guarantee that we will receive such approvals.

IF WE CANNOT FIND APPROPRIATE MARKETING PARTNERS, WE MAY NOT BE ABLE TO MARKET AND DISTRIBUTE HEMOPURE EFFECTIVELY
Our success depends, in part, on our ability to market and distribute Hemopure effectively. We have no experience in the sale or marketing of medical products for humans. In the past, we entered into agreements with two established pharmaceutical companies to market our products upon successful completion of clinical development. These arrangements ended in 1996 and 1997. In the event that we obtain FDA approval of Hemopure, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute Hemopure effectively.

If we seek an alliance with an experienced pharmaceutical company:

- we may be unable to find a collaborative partner, enter into an alliance on favorable terms or enter into an alliance that will be successful;

- any partner to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and

- any marketing partner or licensee may terminate its agreement with us and abandon our products at any time for any reason without significant payments.

If we do not enter into an alliance with a pharmaceutical company to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors or recruiting, training and retaining a marketing staff and sales force of our own.

FAILURE TO INCREASE MANUFACTURING CAPACITY MAY IMPAIR HEMOPURE'S MARKET
ACCEPTANCE
We will need to construct additional manufacturing facilities to meet annual demand in excess of 120,000 units of Hemopure. If Hemopure receives rapid market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. If we cannot fill orders for Hemopure, customers might turn to alternative products and choose not to use Hemopure even after we have addressed our capacity shortage.

FAILURE TO RAISE ADDITIONAL FUNDS IN THE FUTURE MAY AFFECT THE DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS
We require substantial working capital to properly develop, manufacture and sell our products. We expect to use a significant portion of the net proceeds of this offering to fund our working capital requirements. Additional manufacturing facilities will require additional financing. If such financing is not available when needed or is not available on acceptable terms, we may experience a delay in developing products, building manufacturing capacity or fulfilling other important goals.

OUR LACK OF OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT
Licensing fees, payments to us from investors and payments to fund our research and development activities comprise almost all of our funding to date. We have no operating history upon which to base an evaluation of our business and our prospects. We must successfully develop our products and product enhancements, achieve market acceptance of our products and respond to competition. We cannot guarantee that we will be successful in doing so, that we will ever be profitable or, if we are, that we will remain profitable on a quarterly or annual basis.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES
We have had annual losses from operations since our inception in 1984. We expect to continue to incur losses from operations until we are able to develop Hemopure commercially and generate a profit. As of May 1, 1999, we had accumulated a deficit of $212.1 million. Our 1998 auditors' report stated that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.

IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, COMPETITION COULD FORCE US TO LOWER OUR PRICES, WHICH MIGHT REDUCE PROFITABILITY
We believe that our patents, trademarks and other intellectual property rights, including our proprietary know-how, will be important to our success. Our business position will depend, in part, upon our ability to defend our existing patents and engage in our business free of claims of infringement by third parties. We will need to obtain additional patents for our products, the processes utilized to make our products and our product uses. We cannot guarantee that additional products or processes will achieve patent protection. In addition, third parties may successfully challenge our patents. Oppositions to one of our European patents have already led to a narrowing of this patent in Europe and, since some oppositions are still pending, may lead to further narrowing or even a loss of this European patent.

We have not filed patent applications in every country of the world. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in countries other than the United States and in regions other than Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the United States and Europe.

OUR PROFITABILITY WILL BE AFFECTED IF WE INCUR PRODUCT LIABILITY CLAIMS IN EXCESS OF OUR INSURANCE COVERAGE
The testing and marketing of medical products, even after FDA approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage in the total amount of $10.0 million. Our profitability will be affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

REPLACING OUR SOLE SOURCE SUPPLIERS FOR KEY MATERIALS COULD RESULT IN UNEXPECTED DELAYS AND EXPENSES

We obtain some key materials, including membranes and chemicals, from sole source suppliers. If such materials were no longer available at a reasonable cost from our existing suppliers, we would need to obtain supply contracts with new suppliers for substitute materials. If we need to locate a new supplier, the substitute or replacement materials will most likely be tested for equivalency. Such evaluations could delay development of a product, limit commercial sales of an FDA-approved product and cause us to incur significant additional expense. In addition, the time expended for such tests could delay the marketing of an FDA-approved product.

CONCENTRATION OF STOCK OWNERSHIP AND PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION COULD DISCOURAGE TAKEOVER TRANSACTIONS THAT A STOCKHOLDER MIGHT CONSIDER TO BE IN ITS BEST INTEREST.
Upon completion of this offering, Carl W. Rausch, one of our co-founders and our current Chairman, Chief Executive Officer and President, will beneficially own 24.2% of our outstanding class A common stock. As a result, Mr. Rausch will have significant influence over the outcome of all matters requiring stockholder approval, including the election and removal of directors and a merger or consolidation of Biopure or sale of all or substantially all of our assets. Mr. Rausch's influence could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. In addition, certain provisions of our Restated Certificate of Incorporation and by-laws, as well as the adoption of a proposed stockholders' rights plan, could discourage these transactions. For more information, see "Description of Capital Stock -- Anti-Takeover Effects of Various Provisions of Delaware Law, Biopure's Restated Certificate of Incorporation and By-laws and a Proposed Stockholders' Rights Plan".

INDUSTRY RISKS

INTENSE COMPETITION COULD HARM OUR FINANCIAL PERFORMANCE
The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to Hemopure. Increased competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

- are also conducting clinical trials of their products;

- may have substantially greater resources than we do and may be better equipped to develop, manufacture and market their products;

- may have their products approved for marketing prior to Hemopure; and

- may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

STRINGENT, ONGOING GOVERNMENT REGULATION AND INSPECTION OF OUR PRODUCTS COULD LEAD TO DELAYS IN THE MANUFACTURE, MARKETING AND SALE OF OUR PRODUCTS
The FDA continues to review products even after they receive FDA approval. If and when the FDA approves Hemopure, its manufacture and marketing will be subject to ongoing regulation, including compliance with current Good Manufacturing Practices, adverse event reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information.

We will be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, we must secure approval of a product by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a country. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of preclinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

HEALTH CARE REFORM AND CONTROLS ON HEALTH CARE SPENDING MAY LIMIT THE PRICE WE CHARGE FOR HEMOPURE AND THE AMOUNT WE CAN SELL
The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could impact our ability to sell Hemopure in large quantities at profitable pricing.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT COULD AFFECT OUR PROFITABILITY
Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental health care programs and private health insurers. There is no guarantee that governmental health care programs or private health insurers will reimburse our sales of Hemopure, or permit us to sell our products at high enough prices to generate a profit.

OFFERING RISKS

FUTURE SALES OF CLASS A COMMON STOCK COULD DEPRESS THE PRICE OF OUR CLASS A COMMON STOCK
After this offering, our existing stockholders will hold 81% of the outstanding shares of class A common stock. A decision by one or more of our stockholders to sell their class A common stock could depress the market price of our class A common stock.

PURCHASERS OF SHARES OF CLASS A COMMON STOCK IN THIS OFFERING WILL EXPERIENCE SUBSTANTIAL DILUTION
Purchasers of shares of class A common stock in this offering will experience immediate and substantial dilution of $12.15 in pro forma net tangible book value per share, or approximately 74% of the offering price, assuming an initial public offering price of $16.50 per share, the midpoint of the range shown on the cover page of this prospectus. In contrast, existing stockholders paid an average price of $13.15 per share.

                            ------------------------

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements or reason why actual results might differ.

                                USE OF PROCEEDS

The net proceeds we will receive from the sale of the 4,500,000 shares of class A common stock offered by us are estimated to be $67,880,000, or $78,237,875 if the underwriters' over-allotment option is exercised in full, after deducting the estimated underwriting discounts and offering expenses payable by us and assuming an initial public offering price of $16.50 per share, the midpoint of the range shown on the cover page of this prospectus.

We currently intend to use the net proceeds of this offering as follows:

- $4.5 million to repay the principal amount of our loan from Pharmacia & Upjohn, Inc., which bears interest at the prime rate, 7.75% per annum at April 30, 1999, and is payable in quarterly installments ending October 1, 2001;

- $4.0 million to repurchase 1,694,273 shares of our class A common stock from a stockholder;

- $8.7 million for capital expenditures; and

- the balance for general corporate purposes, including

      -- $38.0 million for clinical trials for Hemopure, and

      -- $10.3 million for pre-marketing expenditures for Hemopure and expanded marketing efforts for Oxyglobin.

Pending such uses, we intend to invest the proceeds in short-term, investment-grade securities. Although we do not contemplate any changes in the use of proceeds, we may adjust the amounts shown among the uses indicated above or use portions of the net proceeds for other purposes.

                                DIVIDEND POLICY

We do not intend to pay any cash dividends on our class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine whether we will pay dividends in the future.

                                 CAPITALIZATION

The following table summarizes, as of May 1, 1999, our capitalization on an actual basis and on a pro forma as adjusted basis. The pro forma as adjusted data reflect the sale of 4,500,000 shares of class A common stock in this offering at an assumed initial public offering price of $16.50 per share, the midpoint of the range shown on the cover page of this prospectus, after deducting the underwriting discounts and offering expenses payable by us, and the use of a portion of such net proceeds and $500,000 from existing cash to repurchase 1,694,273 shares of class A common stock at $2.95 per share and to repay outstanding long-term debt, the sale of series D convertible preferred stock in May 1999 and its conversion into an estimated 306,367 shares of class A common stock upon completion of this offering and the conversion of all shares of our convertible preferred stock upon completion of this offering. You should read this information in conjunction with our Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus.

This table does not include 1,248,295 shares of class A common stock issuable upon the exercise of outstanding options and warrants as of May 1, 1999 or 1,492,020 shares of class A common stock issuable on the exercise of stock options to be granted to employees and directors upon completion of this offering. In addition, this table does not include between 646,667 and 1,272,119 shares of class A common stock issuable upon conversion of our class B common stock following FDA approval of Hemopure.

                                                              ------------------------
                                                                    MAY 1, 1999
                                                              ------------------------
                                                                            PRO FORMA
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    -----------
In thousands, except par value and share data
Long-term debt (including current portion)..................  $   5,000     $      --
Common stock to be repurchased (1,694,273 shares of Class A
  common stock actual; none pro forma as adjusted)..........      5,300            --
Stockholders' equity:
  Preferred stock (9,000,000 shares authorized actual;
     30,000,000 shares authorized pro forma as adjusted):
     Series A convertible preferred stock, $0.01 par value
      (346,663 shares outstanding actual; none pro forma as
      adjusted).............................................          3            --
     Series B convertible preferred stock, $0.01 par value
      (2,127,251 shares outstanding actual; none pro forma
      as adjusted)..........................................         22            --
     Series C convertible preferred stock, $0.01 par value
      (2,830,188 shares outstanding actual; none pro forma
      as adjusted)..........................................         28            --
     Series D convertible preferred stock, $0.01 par value
      (2,213,014 shares outstanding actual; none pro forma
      as adjusted)..........................................         22            --
  Common stock (40,000,179 shares authorized actual;
     100,000,179 shares authorized pro forma as adjusted):
     Class A common stock, $0.01 par value (10,556,342
      shares outstanding actual; 22,770,513 shares
      outstanding pro forma as adjusted)....................        106           228
     Class B common stock, $1.00 par value (117.7 shares
      outstanding actual and pro forma as adjusted).........         --            --
Capital in excess of par value..............................    221,573       294,378
Contributed capital.........................................     24,574        24,574
Notes receivable............................................     (2,382)       (2,382)
Accumulated deficit.........................................   (212,128)     (212,128)
                                                              ---------     ---------
     Total stockholders' equity.............................     31,818       104,670
                                                              ---------     ---------
          Total capitalization..............................  $  42,118     $ 104,670
                                                              =========     =========

                                    DILUTION

Our pro forma net tangible book value as of May 1, 1999 was $36,790,000, or approximately $1.88 per share of class A common stock. Pro forma net tangible book value per share is equal to the amount of our total net tangible assets, or total assets less intangible assets and total liabilities, plus the proceeds from the sale of series D convertible preferred stock in May 1999, divided by the pro forma shares of class A common stock as of May 1, 1999. Pro forma shares of class A common stock reflect, as of May 1, 1999, the conversion of our convertible preferred stock, including shares of series D convertible preferred stock sold in May 1999, into an estimated 7,714,171 shares of class A common stock upon completion of this offering, the repurchase of 1,694,273 shares of class A common stock at $2.95 per share and the conversion of our class B common stock. If we receive FDA approval of Hemopure, shares of our class B common stock will be converted into shares of our class A common stock. We assumed the conversion of our class B common stock into 1,272,119 shares of class A common stock, the maximum number of shares that could be issued on conversion. Assuming the sale by us of 4,500,000 shares of class A common stock in this offering at an initial public offering price of $16.50 per share, the midpoint of the range shown on the cover page of this prospectus, after deducting the underwriting discounts and offering expenses payable by us, and the application of $4.0 million of the proceeds from this offering to repurchase 1,694,273 shares of our class A common stock, our pro forma net tangible book value as of May 1, 1999 would be $104,670,000, or $4.35 per share of class A common stock. This represents an immediate increase in pro forma net tangible book value of $2.47 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $12.15 per share to new investors. The following table illustrates this per share dilution:

                                                              ------------------
Assumed initial public offering price per share.............             $ 16.50
  Pro forma net tangible book value per share as of May 1,
     1999...................................................  $  1.88
  Increase to present stockholders attributable to this
     offering...............................................     2.47
                                                              -------
Pro forma net tangible book value per share after the
  offering..................................................                4.35
                                                                         -------
Dilution per share to new investors.........................             $ 12.15
                                                                         =======

The following table summarizes, on the pro forma basis described above, the total number of shares of class A common stock issued, the total consideration provided, the average price per share paid by existing stockholders and the price paid by new investors. Existing stockholders include holders of our class B common stock and convertible preferred stock and assumes that they purchased, for the investment made for their class B common stock or their convertible preferred stock, the number of shares of class A common stock into which their class B common stock or their convertible preferred stock is convertible.

                                                  ---------------------------------------------------------------
                                                    SHARES PURCHASED       TOTAL CONSIDERATION
                                                  --------------------    ----------------------    AVERAGE PRICE
                                                    NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                                  ----------   -------    ------------   -------    -------------
Existing stockholders...........................  19,542,632     81.3%    $256,978,000     77.6%       $13.15
Purchasers of class A common stock in the
  offering......................................   4,500,000     18.7       74,250,000     22.4        $16.50
                                                  ----------    -----     ------------    -----
          Total.................................  24,042,632    100.0%    $331,228,000    100.0%
                                                  ==========    =====     ============    =====

The foregoing tables and calculations assume no exercise of outstanding options and warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated statements of operations data for the fiscal years ended October 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended May 2, 1998 and May 1, 1999. Also included in this table are our consolidated balance sheet data at October 31, 1994, 1995, 1996, 1997 and 1998 and at May 1, 1999, on an actual and on a pro forma as adjusted basis. The following consolidated financial data with respect to our statements of operations for the years ended October 31, 1996, 1997 and 1998 and with respect to our balance sheets as of October 31, 1997 and 1998 are derived from our consolidated financial statements that appear elsewhere in this prospectus and that have been audited by Ernst & Young LLP, independent auditors. The following consolidated financial data with respect to our statements of operations for the years ended October 31, 1994 and 1995 and with respect to our balance sheets as of October 31, 1994, 1995 and 1996 are derived from our audited consolidated financial statements that are not included herein. The consolidated financial data for the six months ended May 2, 1998 and May 1, 1999 are derived from our unaudited consolidated financial statements that appear elsewhere in this prospectus, which include all adjustments that we consider necessary for a fair presentation of the financial position and results of operations for such periods. You should read the consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes included elsewhere in this prospectus. Diluted earnings per share are not presented in the consolidated statement of operations data because we had losses in all periods.

The pro forma loss per common share data reflect the conversion of our convertible preferred stock upon completion of this offering. The pro forma as adjusted balance sheet data reflect that conversion and also reflect the sale of 4,500,000 shares of class A common stock at an assumed initial public offering price of $16.50 per share, the midpoint of the range shown on the cover page of this prospectus, after deducting the underwriting discounts and offering expenses payable by us, and the use of a portion of such net proceeds and $500,000 from existing cash to repurchase 1,694,273 shares of class A common stock at $2.95 per share and to repay outstanding long-term debt. In addition, the pro forma as adjusted balance sheet data reflect the sale in May 1999 of additional shares of series D convertible preferred stock, which will convert into an estimated 306,367 shares of class A common stock upon completion of this offering.

                                         --------------------------------------------------------------------------------------
                                                                                                           SIX MONTHS ENDED
                                                       FISCAL YEAR ENDED OCTOBER 31,                   ------------------------
                                         ----------------------------------------------------------      MAY 2,        MAY 1,
                                           1994        1995        1996        1997         1998          1998          1999
                                         --------    --------    --------    --------    ----------    ----------    ----------
                                                                                                             (UNAUDITED)
In thousands, except per share data
STATEMENTS OF OPERATIONS DATA:
Total revenues.........................  $     --    $     46    $     71    $     --    $    1,131    $      214    $    1,545
Cost of revenues.......................        --          --          --          --         1,543            --         3,229
                                         --------    --------    --------    --------    ----------    ----------    ----------
Gross profit (loss)....................        --          46          71          --          (412)          214        (1,684)
Operating expenses:
  Research and development.............    17,896      16,498      18,924      23,494        22,950        12,085         9,871
  Sales and marketing..................        --          --          --         694         2,444         1,069         1,512
  General and administrative...........     3,811       3,945       3,506       2,920         4,660         2,019         2,414
                                         --------    --------    --------    --------    ----------    ----------    ----------
Total operating expenses...............    21,707      20,443      22,430      27,108        30,054        15,173        13,797
                                         --------    --------    --------    --------    ----------    ----------    ----------
Income (loss) from operations..........   (21,707)    (20,397)    (22,359)    (27,108)      (30,466)      (14,959)      (15,481)
Total other income (expense)...........    (1,161)       (623)        765        (310)          419           465           259
                                         --------    --------    --------    --------    ----------    ----------    ----------
Net income (loss)......................  $(22,868)   $(21,020)   $(21,594)   $(27,418)   $  (30,047)   $  (14,494)   $  (15,222)
                                         ========    ========    ========    ========    ==========    ==========    ==========
Historical basic net income (loss) per
  common share.........................  $  (1.85)   $  (1.73)   $  (1.77)   $  (2.23)   $    (2.41)   $    (1.17)   $    (1.23)
Historical weighted-average common
  shares outstanding...................    12,335      12,171      12,215      12,300        12,460        12,425        12,333
Pro forma basic net income (loss) per
  common share.........................                                                  $    (1.68)   $    (0.82)   $    (0.81)
Pro forma weighted-average common
  shares outstanding...................                                                      17,858        17,679        18,803

                                             ----------------------------------------------------------------------------------
                                                                                                             AT MAY 1, 1999
                                                                  AT OCTOBER 31,                         ----------------------
                                             --------------------------------------------------------                PRO FORMA
                                               1994        1995        1996        1997        1998      ACTUAL     AS ADJUSTED
                                             --------    --------    --------    --------    --------    -------    -----------
                                                                                                              (UNAUDITED)
In thousands
BALANCE SHEET DATA:
Cash and cash equivalents..................  $  4,503    $  7,924    $ 12,772    $ 13,527    $  6,063    $13,541     $ 77,093
Total current assets.......................    10,047      10,453      13,636      15,221      13,175     22,455       86,007
Working capital............................     1,848       3,406       8,111       5,368       1,986     11,014       76,566
Net property and equipment.................    12,723      28,272      29,438      27,408      29,606     29,029       29,029
Total assets...............................    24,237      40,218      43,462      44,054      44,848     53,471      116,023
Long-term debt (including current
  portion).................................        --          --       9,000       8,000       6,000      5,000           --
Common stock to be repurchased.............        --          --          --       6,300       6,300      5,300           --
Total stockholders' equity.................    14,911      31,875      26,417      20,222      21,449     31,818      104,670

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and the related Notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

We are a leading developer, manufacturer and marketer of oxygen therapeutics. Our oxygen therapeutics are pharmaceuticals that one administers intravenously into the circulatory system to increase oxygen delivery to the body's tissues. We have developed and manufacture, using a proprietary process and patented technology, two hemoglobin-based oxygen carriers. Hemopure, for human use, is currently in a pivotal Phase III clinical trial in the United States. Oxyglobin, for veterinary use, is the only hemoglobin-based oxygen carrier approved by the FDA.

Since inception, we have devoted substantially all of our resources to our research and development programs and manufacturing. We have been dependent upon funding from debt and equity financings, strategic corporate alliances, licensing agreements and interest income. We have not been profitable since inception and had an accumulated deficit of $212.1 million as of May 1, 1999. We expect to incur additional operating losses over the next several years in connection with clinical trials, pre-marketing expenditures for Hemopure, expanded marketing of Oxyglobin and increases in production. We began generating revenue from the sale of Oxyglobin in fiscal 1998.


We agreed to issue an additional 1,080,000 shares of class A common stock to holders of our series B and series C convertible preferred stock to obtain their consent to convert their preferred stock in connection with this offering. The value of such additional shares will, for accounting purposes, be treated as a dividend on such convertible preferred stock in the quarter in which the offering and conversion occur and, consequently, will increase net loss applicable to common stockholders. Assuming conversion based upon an assumed initial public offering price of $16.50 per share of class A common stock, the midpoint of the range shown on the cover page of this prospectus, we will record a dividend of approximately $18.0 million.


RESULTS OF OPERATIONS

Six Months Ended May 1, 1999 and May 2, 1998
Total revenues increased to $1.5 million in the first half of fiscal 1999 from $214,000 in the first half of fiscal 1998. Revenues in the first half of fiscal 1999 include $1.5 million of Oxyglobin sales reflecting the national launch of Oxyglobin in October 1998. Total revenues also reflect fees from license and development activities unrelated to our oxygen therapeutic products of $64,000 in the first half of fiscal 1999 and $90,000 in the first half of fiscal 1998.

Cost of revenues was $3.2 million in the first half of fiscal 1999. We did not recognize any cost of revenues in the first six months of fiscal 1998. All such costs during the first half of 1998 were allocated to research and development expenses prior to FDA approval of Oxyglobin in March 1998 and while we expanded manufacturing capacity following FDA approval.

Research and development expenses decreased 18.3% to $9.9 million in the first half of fiscal 1999 from $12.1 million in the first half of fiscal 1998. This decrease was primarily attributable to the allocation of that portion of manufacturing expenses associated with the production of Oxyglobin to cost of revenues.

Sales and marketing expenses increased 41.4% to $1.5 million in the first half of fiscal 1999 from $1.1 million in the first half of fiscal 1998. This increase was primarily attributable to increased sales and marketing personnel and product launch, selling, marketing and distribution expenses related to Oxyglobin.

General and administrative expenses increased 19.6% to $2.4 million in the first half of fiscal 1999 from $2.0 million in the first half of fiscal 1998. This increase was primarily attributable to an average increase of seven people in our general and administrative department.

Total other income (expense) decreased 44.3% to $259,000 in the first half of fiscal 1999 from $465,000 in the first half of fiscal 1998. This decrease was primarily associated with a $552,000 decrease in interest income associated with a decrease in average cash balances. Average cash balances were approximately $10.9 million in the first half of fiscal 1999 compared to $29.2 million in the first half of fiscal 1998. The decrease in interest income was partially offset by the receipt of $200,000 under a settlement agreement associated with a discontinued development project unrelated to oxygen therapeutics.

Fiscal Years Ended October 31, 1998 and 1997
Total revenues were $1.1 million in fiscal 1998. We did not realize any revenues in fiscal 1997. Revenues in fiscal 1998 included $942,000 of Oxyglobin sales. Oxyglobin sales commenced in mid-March of fiscal 1998 to a discrete number of emergency and specialty practices in the United States. We launched Oxyglobin nationally in October 1998. Total revenues in fiscal 1998 also reflect $189,000 from license and development activities and product sales unrelated to our oxygen therapeutic products.

Cost of revenues was $1.5 million in fiscal 1998. We did not realize any cost of revenues in fiscal 1997. Cost of revenues in fiscal 1998 reflects the allocation of a portion of the manufacturing costs after FDA approval for Oxyglobin and completion of a process expansion project in August 1998. These costs were entirely allocated to research and development expenses prior to August 1998.

Research and development expenses decreased 2.3% to $23.0 million in fiscal 1998 from $23.5 million in fiscal 1997. This decrease was attributable to the $1.5 million allocation of manufacturing expenses associated with the production of Oxyglobin to cost of revenues from research and development expenses. This decrease was partially offset by an increase in preclinical activities during fiscal 1998 as compared to fiscal 1997.

Sales and marketing expenses increased 252.2% to $2.4 million in fiscal 1998 from $694,000 in fiscal 1997. This increase was primarily attributable to increased sales and marketing personnel and product launch, selling, marketing and distribution expenses related to Oxyglobin.

General and administrative expenses increased 59.6% to $4.7 million in fiscal 1998 from $2.9 million in fiscal 1997. This increase was primarily attributable to the addition of five people in the general and administrative department and expenses related to Hemopure market research and public relations activities.

Total other income (expense) was income of $419,000 in fiscal 1998 compared to an expense of $310,000 in fiscal 1997. This change of $729,000 was primarily associated with increased interest income from higher average cash balances which were approximately $21.6 million in fiscal 1998 compared to $10.6 million in fiscal 1997.

Fiscal Years Ended October 31, 1997 and 1996
We did not realize any revenues in fiscal 1997 as compared to $71,000 in fiscal 1996. Fiscal 1996 revenues were primarily attributable to license and development revenues and were not associated with oxygen therapeutics.

Research and development expenses increased 24.1% to $23.5 million in fiscal 1997 from $18.9 million in fiscal 1996. This increase in research and development expenses was primarily attributable to the completion of plant construction projects, resulting in increased validation and depreciation expenses, and increased preclinical and clinical trial activity.

Sales and marketing expenses were $694,000 in fiscal 1997. We did not have any sales and marketing expenses in fiscal 1996 because our products were awaiting FDA approval. The increase in sales and marketing expenses was primarily attributable to pre-launch sales activities for Oxyglobin, which commenced in 1997.

General and administrative expenses decreased 16.7% to $2.9 million in fiscal 1997 from $3.5 million in fiscal 1996. This decrease was primarily attributable to expenses recorded in 1996 as bonuses related to our agreement with Pharmacia & Upjohn, Inc.

Total other income (expense) was an expense of $310,000 in fiscal 1997 compared to income of $765,000 in fiscal 1996. This change of $1.1 million was primarily due to a gain of $1.0 million in 1996 as a result of a merger between an affiliate in an unrelated business into another company. As a result of the merger, we were relieved of loan guarantee obligations and were paid for accounts receivable for enzymes previously shipped to the affiliate, both of which had been fully reserved prior to 1996.

LIQUIDITY AND CAPITAL RESOURCES

At May 1, 1999, we had current assets of $22.5 million, which consisted primarily of $13.5 million in cash and cash equivalents, $4.6 million in net inventory and $3.5 million held in an escrow account by Biopure as a settlement payment by which we reacquired shares of class A common stock and license rights. At May 1, 1999, current liabilities were $11.4 million.

We have financed operations from inception primarily through sales of equity securities, development and license agreement payments, interest income and debt. In January 1997, we sold an additional 3.2 shares of class B common stock with net proceeds of $3.2 million. In June, July and August 1997, we sold class A common stock with net proceeds of $2.4 million. In separate transactions between June and November 1997, we sold series B and series C convertible preferred stock with aggregate net proceeds of $49.9 million. In May and October 1998, we sold class A common stock with net proceeds of $2.5 million. In December 1998 and April 1999, we sold series D convertible preferred stock with aggregate net proceeds of $25.6 million. Subsequent to May 1, 1999, we sold an additional 397,250 shares of series D convertible preferred stock with aggregate net proceeds of $4.7 million. In accordance with the provisions of EITF 98-5, for those units sold after May 20, 1999, we will treat any shares of class A common stock issued upon conversion in excess of two-thirds of one share of class A common stock for each share of series D convertible preferred stock as a dividend for accounting purposes. Assuming conversion based upon an assumed initial public offering price of $16.50 per share of class A common stock, the midpoint of the range shown on the cover page of this prospectus, we will record a dividend of approximately $165,000. Our primary investment objective is preservation of principal and currently we invest in high grade commercial paper.


In October 1996, we incurred $9.0 million in long-term debt to Pharmacia & Upjohn, Inc. in connection with the mutual termination of a strategic alliance. As of May 1, 1999, we have repaid $4.0 million of the principal amount of this debt. At May 1, 1999, the $2.0 million current portion of this debt was reflected in current liabilities and the balance of $3.0 million was classified as long-term debt. The loan is payable quarterly in equal installments of $500,000 principal amount through October 1, 2001. The outstanding principal balance is subject to mandatory prepayment upon certain financing events, including a financing in excess of $50.0 million or this initial public offering.

We plan to spend $8.7 million in the remainder of 1999 and 2000 on capital projects for our existing facilities. We will need to construct additional manufacturing facilities to attain annual capacity in excess of 120,000 units of Hemopure. We may incur additional costs in fiscal 2000 to begin engineering and design work of these facilities. We will need additional financing for any new facility. We have not been profitable since inception and had an accumulated deficit of $212.1 million as of May 1, 1999. We will continue to generate losses from operations for the foreseeable future. We will explore opportunities to raise capital through sales of equity and debt securities, bank borrowings or leasing arrangements.

We believe our current cash, cash equivalents and short-term investments, together with the net proceeds of this offering, should be sufficient to meet our projected requirements until our anticipated filing in 2000 for FDA approval of Hemopure, exclusive of new plant construction. Our cash requirements may vary significantly from current projections.

As of October 31, 1998, we had net operating loss carryforwards of approximately $140.0 million to offset future federal and state taxable income through 2013. Due to the degree of uncertainty related to the ultimate realization of such prior losses, no benefit has been recognized in our financial statements as of October 31, 1998. Utilization of such losses in future years may be limited under the change of stock ownership rules of the Internal Revenue Service.

YEAR 2000 COMPLIANCE

Some currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

State of Readiness
We have made an assessment of the ability of our critical information and non-critical information systems to function properly with respect to dates in the year 2000 and thereafter. We have based this assessment upon communications with equipment and software vendors, literature supplied with software and in connection with maintenance contracts and test evaluations of our systems. Our critical systems are defined as: transactional systems affecting product manufacturing, delivery and quantity; systems which play an infrastructure role in supporting our business and scientific operations; and systems which use forward-looking or date-based forecasting such as sample or batch expiration dates.

We have identified potential problems in some of our critical systems and began repairing, upgrading or replacing such systems in the second quarter of fiscal 1999. We expect to complete this process by the end of the fourth quarter of fiscal 1999. We expect to repair, replace or upgrade non-critical systems by the end of calendar year 1999. We will continue to monitor and remediate our critical and non-critical systems.

Costs
To date, we have incurred, or are committed to incur, approximately $70,000 in costs in connection with identifying and evaluating Year 2000 compliance issues. Most of our expenses relate to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the assessment process, the repair, upgrade or replacement process and Year 2000 compliance matters generally. We estimate that the total cost of our Year 2000 project will be $300,000 and intend to expense such costs as they are incurred. We expect to fund all of these expenses from working capital. In the event that we incur expenses higher than anticipated, such additional expenses could harm our business.

Risks
We have also commenced an assessment of the Year 2000 risks of our key suppliers, including contract research organizations working on our clinical trials, vendors and veterinary distributors of Oxyglobin. Our assessment is based upon questionnaires submitted to these third parties. We believe that any Year 2000 risks associated with these third parties will not have a material effect on our business. We base our beliefs on the following facts: our key suppliers, vendors and veterinary distributors are in the process of upgrading to Year 2000-compliant systems, and our clinical trial information that might be sensitive to the change from 1999 to 2000 is minimal.

Contingency Plan
In the event that we do not complete our Year 2000 conversion, we will manually perform those tasks which would otherwise be performed by our non-Year 2000-compliant systems until such systems are repaired, upgraded or replaced. In this event, we anticipate that we will experience delays in our production runs.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, or Statement 131, which establishes standards for public companies to report information about operating segments in financial statements. Statement 131 supersedes Statement No. 14, Financial Reporting for Segments of a Business Enterprise; however, Statement 131 retains the requirements to report information about major customers. We adopted Statement 131 effective November 1, 1998. We do not expect disclosures required in future periods under Statement 131 to be significant.

In March 1998, the Accounting Standards Executive Committee, or AcSEC, issued Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, or SOP No. 98-1. SOP No. 98-1 provides guidance for the capitalization of certain costs incurred for the development or acquisition of internal-use software. SOP No. 98-1 is effective for fiscal 2000. We do not expect the adoption of this standard to have a material effect on our financial position or operating results.

                                    BUSINESS

The following section contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

Biopure develops, manufactures and markets oxygen therapeutics. Its products are Hemopure, for human use, and Oxyglobin, for veterinary use. Biopure is developing Hemopure as an alternative to red blood cell transfusions as well as for use in the treatment of other critical care conditions. Hemopure is currently in a pivotal Phase III clinical trial in the United States. In 1998, following FDA approval, Biopure began selling Oxyglobin in the United States.

SCIENTIFIC OVERVIEW

Oxygen is indispensable to the life of all human tissues. Hemoglobin, a protein normally contained within red blood cells, is the molecule responsible for carrying and releasing oxygen to the body's tissues. Hemoglobin's protein structure is similar in many different animal species, including humans. Under normal conditions, hemoglobin contained within red blood cells carries approximately 98% of the body's oxygen and the remaining two percent is dissolved in the plasma, or fluid part of the blood.

As the heart pumps blood, hemoglobin within the red blood cells takes up oxygen in the lungs and carries it to various parts of the body. Blood travels through progressively smaller blood vessels to the capillaries, some of which are so narrow that red blood cells can only pass through them in single file. Most of the oxygen release occurs in the capillaries. Blood then returns to the lungs to reload the red blood cells with oxygen. Adequate blood pressure and red blood cell counts are crucial to this process. Oxygen deprivation, even for several minutes, can result in cell damage, organ dysfunction and, if prolonged, death.

The causes of inadequate tissue oxygenation generally can be classified into three categories:

- anemia -- insufficient hemoglobin. Blood loss from injury or surgery or disorders that affect red blood cell production or maintenance, such as bone marrow disease, can cause anemia;

- ischemia -- inadequate red blood cell flow for tissue oxygenation. Obstructed or constricted blood vessels can result in ischemia. Ischemia can lead to stroke, heart attack or other organ or tissue dysfunction; and

- cardiopulmonary failure -- impaired function of the heart or lungs. The heart's inability to pump sufficient quantities of blood to meet the needs of the tissues or the failure of the lungs to oxygenate blood adequately can cause cardiopulmonary failure.

A red blood cell transfusion is the standard therapy for anemia resulting from blood loss. Sources of red blood cells for transfusions include stored supplies of donated blood or of the recipient's own pre-donated blood. Health care professionals also may use medications that stimulate red blood cell production if anemia is anticipated, for example, as a result of planned surgery.

Red blood cell transfusions have certain risks and limitations. As HIV, hepatitis and other diseases have infected the world's blood supply, the need for a sterile blood product has become increasingly apparent. There is currently no 100% effective method for detecting blood-borne diseases or for sterilizing donated blood. As a result, the risk of disease transmission from donated blood is an ongoing concern to physicians and patients, although less so than in the past. Handling errors in typing and cross-matching blood, as well as the inadvertent introduction of pathogens, can also result in significant medical problems. Blood typing and handling requirements, particularly refrigeration, limit the feasibility of red blood cell transfusions in pre-hospital emergency treatment situations. Shortages of certain types of blood can occur due to seasonal factors or disasters. Donated red blood cells are available for use in transfusions for only 42 days after collection and this limitation affects the ability to stockpile red blood cell supplies. Although freezing can extend the life of red blood cells, the freezing and thawing processes require chemical treatment of the red blood cells and reduce the efficacy of those red blood cells. Finally, the longer red blood cells are stored, the longer it takes them to reach their maximum oxygen-releasing capacity and the more they break down, limiting their effectiveness in delivering oxygen. Red blood cells lose approximately 75% of their oxygen-releasing ability after eight days of storage. Blood banks generally release the oldest stored blood first to prevent outdating after 42 days.

Red blood cell transfusions generally are not effective for ischemic conditions. In such situations, an obstructed or constricted blood vessel that is too narrow to permit the normal passage of red blood cells can prevent oxygen from reaching the body's tissues. Similarly, red blood cell transfusions are generally not effective in overcoming poor oxygenation due to impaired heart or lung function.

Existing alternatives to red blood cell transfusions are limited. In trauma situations, victims may experience massive bleeding resulting in rapid loss of blood volume and oxygen-carrying capacity. In an effort to stabilize trauma patients, emergency caregivers typically administer commonly used intravenous fluids, such as Ringer's lactate or saline. Ringer's lactate consists of water and electrolytes and is generally administered to patients who have lost substantial amounts of bodily fluids as a result of bleeding, vomiting or diarrhea. Both Ringer's lactate and saline restore blood volume, but do not carry oxygen.

For anemia in non-acute situations, there are currently two biological products on the market. Both of these products are formulations of a protein called erythropoietin. Erythropoietin stimulates the body's ability to produce its own red blood cells. This stimulation is called an erythropoietic effect. In a surgical setting, these products are administered in anticipation of blood loss during surgery, thereby potentially reducing the need for red blood cell transfusions. However, erythropoietin does not deliver oxygen to the body's tissues and does not act as a blood volume expander. As a result, these products are not effective in treating acute blood loss and are generally not used in cases of unplanned surgeries or emergency need. In addition, the labels on these products caution against their use in cardiac surgery patients.

BIOPURE'S OXYGENATION TECHNOLOGY

Biopure has two proprietary oxygen therapeutic products that are identical except for their molecular size distributions. Biopure defines its products as therapeutics because they remediate oxygen deprived tissues. One administers these products intravenously. Biopure's products consist of bovine hemoglobin that has been purified, chemically modified and cross-linked for stability. The resulting hemoglobin solutions do not contain red blood cells and are formulated in a balanced salt solution similar to Ringer's lactate.

The average Hemopure molecule is less than 1/1000th the size of a red blood cell. Once infused into a patient, the Hemopure molecules disperse throughout the entire plasma space, including the area between and around red blood cells, and are in continuous contact with the blood vessel wall where oxygen transport to tissues takes place. The following schematic illustrates the movement of red blood cells and Hemopure in blood vessels.
                          [Schematic of Blood Vessel]

In the above schematic, the large circles represent red blood cells, which are surrounded by plasma. The small particles shown in the plasma solution represent Hemopure molecules. Hemopure, by filling plasma with hemoglobin molecules, immediately turns the plasma into an oxygen-delivering substance. Plasma containing Hemopure flows everywhere that blood ordinarily flows and can also bypass partial blockages or pass through constricted vessels that impede the normal passage of red blood cells. Furthermore, introducing Hemopure into the bloodstream enables red blood cells to release more oxygen to the tissues than they otherwise would. In addition to delivering oxygen to tissues, Hemopure also acts as a blood volume expander and may have an erythropoietic effect, stimulating the body's ability to produce red blood cells.

Hemopure molecules hold the same amount of oxygen as the hemoglobin molecules in red blood cells on a gram-for-gram basis. Hemopure molecules, however, are chemically modified to have less affinity for oxygen than red blood cells, enabling Hemopure to release oxygen to tissues more efficiently than red blood cells. Human hemoglobin, unlike bovine hemoglobin, depends on the action of 2,3 diphosphoglycerate, or 2,3 DPG, a substance found in high concentrations only within the red blood cell, for optimal offloading, or release, of oxygen to tissues. The 2,3 DPG breaks down rapidly in stored blood causing red blood cells to lose approximately 75% of their ability to release oxygen after eight days of storage. The 2,3 DPG breakdown reduces the oxygen offloading efficiency of transfused red blood cells until its levels are restored. Transfused red blood cells can require hours to regain their oxygen offloading capability. Biopure's bovine hemoglobin permits the efficient offloading of oxygen in the absence of 2,3 DPG, thereby allowing Hemopure to be at its optimal oxygen offloading effectiveness immediately upon infusion.

Hemoglobin molecules in different species have demonstrated low antigenicity, which means that they do not readily elicit an immune or allergic response. Biopure has confirmed Hemopure's low antigenicity, as indicated by the absence of certain effects, through in vitro and in vivo studies. No clinically significant levels of antibodies were observed in Biopure's trials, including one human study lasting more than a year with multiple doses.

The following chart lists Hemopure's characteristics in comparison to transfused red blood cells:
--------------------------------------------------------------------------------

          CHARACTERISTIC                         HEMOPURE                   TRANSFUSED RED BLOOD CELLS
          --------------                         --------                   --------------------------
Onset of action                     Immediate -- not 2,3 DPG-dependent  Initially limited -- 2,3
                                                                        DPG-dependent
Oxygen affinity                     More efficient oxygen release to    Less efficient oxygen release to
                                    tissues                             tissues
Oxygen transport                    Red blood cells and plasma          Red blood cells only
Risk of disease transmission        Product purity maintained through   Risk minimized by testing, donor
                                    a reproducible and controllable     selection and administration
                                    manufacturing process that          protocols, and ongoing
                                    complies with current Good          surveillance for emerging
                                    Manufacturing Practices; no         pathogens; leukocyte exposure
                                    leukocyte, or white blood cell,
                                    exposure
Storage                             Room temperature; no loss of        Refrigeration required; loss of
                                    efficacy                            efficacy
Shelf life                          2 years                             42 days
Compatibility                       Universal                           Type-specific
Preparation                         Ready-to-use                        Requires typing and cross-matching
Viscosity                           Low                                 High
Raw material source                 Controlled                          Not controlled
Duration of action                  Maximum of 3 days                   Maximum of 120 days

In addition to Hemopure's use as an alternative to red blood cell transfusions in surgery, human clinical testing and preclinical studies suggest that Hemopure also could be a readily available therapeutic with a broad range of potential applications. These applications include the treatment of trauma, ischemic conditions, including stroke and heart attack, and malignant hypoxic tumors.

Hemopure has a two-year shelf life at room temperature, is universally compatible and can be stocked well in advance of anticipated use. Consequently, when blood is not available, Hemopure could be used to maintain a patient until the needed type and quantity of red blood cells arrive, until the patient can be transported to a hospital or until a patient's body produces its own red blood cells. Hemopure thus could be an effective "oxygen bridge" to a red blood cell transfusion or the body's ability to regenerate its own fresh red blood cells. Hemopure may be particularly well-suited for this "oxygen bridge" function because the duration of action of a single infusion is about two to three days with 50% of the Hemopure molecules retained in the circulatory system for 24 to 36 hours following administration. In clinical trial data, Biopure has observed that the redosing of Hemopure over several days can prolong Hemopure's "oxygen bridge" effect.

Transfused red blood cells, however, have some advantages when compared to Hemopure. Transfused red blood cells have a longer duration of action and can persist in the body for up to 120 days. Hemopure, on the other hand, depending on the amount infused, can last between one and three days and may require repeat administration. Biopure has also observed slight increases in blood pressure and abdominal discomfort in Hemopure-infused patients. Fluctuations in a patient's blood pressure can affect the manner in which health care professionals, who are accustomed to transfusing red blood cells, manage a patient's care. Furthermore, Biopure cannot be certain that Hemopure will not elicit an immune response in some individuals as do some other proteins. In addition, it is anticipated that the cost of Hemopure will be significantly greater to the patient than the cost of transfused red blood cells.

STRATEGY

Biopure intends to expand its leadership position in the development, manufacture and marketing of oxygen therapeutics through the following strategy:


- Develop and Commercialize Hemopure as an Alternative to Red Blood Cell Transfusions. Biopure's advanced clinical trials have demonstrated Hemopure's efficacy as an alternative to red blood cell transfusions in certain surgical procedures. While Biopure does not anticipate that Hemopure will replace all red blood cell transfusions, Biopure expects that Hemopure's use in surgery will demonstrate Hemopure to be a safe and effective oxygen therapeutic in a wide range of patients. Biopure has filed for marketing approval of Hemopure in South Africa in July 1999 and expects to complete its U.S. pivotal Phase III clinical trial and file for approval in the United States and the European Union in 2000.


- Pursue Approvals of Hemopure for Additional Therapeutic Applications. Biopure will seek regulatory approvals for the use of Hemopure as an adjunct to red blood cell transfusions. In addition, because of its special oxygen therapeutic characteristics, Biopure will seek to develop Hemopure as a therapy for indications such as trauma, ischemic conditions, including stroke and heart attack, and as an adjunct to therapy for malignant hypoxic tumors. Observations from Biopure's clinical trials and the results of preclinical studies and field reports support the use of Hemopure for these conditions.

- Increase Market Awareness for Hemopure. Biopure intends to increase market awareness for Hemopure by identifying the issues and promoting standards necessary for widespread acceptance of oxygen therapeutics by the medical community. Biopure has contracted with a medical education firm to work with physician thought leaders to advocate the clinical benefits of Hemopure and expects to expand this effort.

- Expand Market for Oxyglobin. Biopure will seek to broaden Oxyglobin's use to other canine indications, other animal species and selected international markets. In 1998, Biopure filed for marketing approval in the European Union for canine anemia. Biopure will continue advertising and educational initiatives to further penetrate U.S. veterinary practices. Biopure may also seek one or more marketing alliances in the United States or other geographic areas.

BIOPURE'S PRODUCTS

Biopure's two products are oxygen therapeutics. Hemopure, for human use, is currently in a U.S. pivotal Phase III clinical trial. Biopure expects that this trial, together with the results of prior clinical trials, will form the basis for an FDA marketing application in the year 2000 for the use of Hemopure as an alternative to red blood cell transfusions before, during or after elective orthopedic surgery. The FDA has approved the use of Oxyglobin, Biopure's veterinary product, for the treatment of anemia in dogs, regardless of cause. Oxyglobin is marketed and sold to veterinary hospitals and to small animal veterinary practices. Biopure has tested Hemopure and Oxyglobin in approximately 19 completed clinical trials and 150 completed preclinical studies involving more than 400 humans and 1,500 animals from 10 species.

HEMOPURE

Biopure is pursuing the development and approval of Hemopure both as an alternative to red blood cell transfusions and as a therapeutic for indications such as trauma, ischemic conditions, including stroke and heart attack, and malignant hypoxic tumors.

Red Blood Cell Transfusion Alternative
Biopure plans to file for human approval in South Africa in 1999 for Hemopure's use as an alternative to red blood cell transfusions for elective surgery. Hemopure would serve as an alternative to a red blood cell transfusion or as an "oxygen bridge" pending the acquisition or production of suitable red blood cells. Biopure does not expect Hemopure to replace all red blood cell transfusions. However, Hemopure's oxygen-carrying properties, storage and infusion advantages address many of the limitations associated with red blood cell transfusions. The National Blood Data Resource Center, a subsidiary of the American Association of Blood Banks, estimated that approximately 11.5 million units of red blood cells and whole blood, including the patient's own previously donated blood, were transfused in the United States in 1997.

Biopure's clinical trials have demonstrated Hemopure's efficacy as an alternative to red blood cell transfusions in surgery patients as measured by the elimination of red blood cell transfusions. In all of Biopure's advanced clinical trials, Biopure evaluated Hemopure's efficacy as an oxygen therapeutic by determining, within the context of a written set of guidelines known as a protocol, the percentage of patients given Hemopure who did not require a subsequent transfusion of red blood cells. In these trials, Hemopure was administered only to patients who needed a red blood cell transfusion. Trial design limited the amount of Hemopure that could be infused and the number of post-operative days during which it could be infused. Elimination was deemed to occur if the patient did not require a subsequent red blood cell transfusion. Elimination was deemed not to occur if the patient was administered the maximum number of Hemopure units permitted by the particular trial design and subsequently needed a red blood cell transfusion. Despite these trial limitations, Hemopure's clinical trials demonstrate statistically significant elimination of red blood cell transfusions.

In 1998, the FDA agreed to a protocol with a primary endpoint of 35% elimination for Biopure's ongoing U.S. pivotal Phase III clinical trial in orthopedic surgery patients. The most recently completed trial, a Phase III clinical trial conducted in Europe and South Africa with non-cardiac surgery patients, showed elimination of 43%.

The following chart summarizes Biopure's advanced clinical trials that Biopure will use for the initial applications for marketing approval of Hemopure as an alternative to red blood cell transfusions.

------------------------------------------------------------------------------------------------------------------
                                                                           NO. OF TOTAL
                                                       DOSING: GRAMS     PATIENTS/NO. OF
                                                     HEMOGLOBIN (UNITS   PATIENTS TREATED
TYPE OF SURGERY              DEVELOPMENT STATUS          HEMOPURE)        WITH HEMOPURE            RESULTS
---------------              ------------------      -----------------   ----------------          -------
Elective orthopedic        U.S. pivotal Phase III    Up to 300 grams     640/320            Trial ongoing
  surgery (ongoing)        trial ongoing             (10 units) over 6
                                                     days

Non-cardiac elective       Phase III trial           Up to 210 grams     160/83             43% elimination of red
  surgery (1998)           completed in Europe and   (7 units) over 6                       blood cell
                           South Africa; the basis   days                                   transfusions
                           for filing in South
                           Africa in 1999

Post cardiopulmonary       Phase II trial            Up to 120 grams     98/50              34% elimination of red
  bypass surgery (1996)    completed in the U.S.;    (4 units) over 3                       blood cell
                           supportive trial for      days; first dose                       transfusions
                           the South African 1999    administered
                           filing                    post-surgery

Aortic aneurysm            Intraoperative Phase II   Up to 150 grams     72/48              27% elimination of red
  reconstruction surgery   trial completed in the    (5 units) over 4                       blood cell
  (1996)                   U.S.; supportive trial    days; first dose                       transfusions
                           for the South African     administered
                           1999 filing               during surgery,
                                                     if required

U.S. Pivotal Phase III Orthopedic Surgery Trial. Biopure, with FDA agreement, began a pivotal Phase III trial in the United States in March 1999 in elective orthopedic surgery. Elective orthopedic surgery includes non-emergency surgery involving bones and joints as well as artificial limbs. The primary objective of this trial is the avoidance of red blood cell transfusions for six weeks after orthopedic surgery. Biopure designed this randomized, red blood cell controlled, multi-center study to enroll a total of 640 patients in the United States, Europe, Canada and South Africa, of whom approximately one-half will be in the Hemopure treatment group and the other half will receive red blood cells. Up to 300 grams of hemoglobin, or ten units of Hemopure, may be infused before, during or after surgery for a total of up to six treatment days. The primary endpoint of this trial is the elimination of red blood cell transfusions in 35% of the patients who receive Hemopure.

Non-U.S. Phase III Non-cardiac Surgery Trial. Biopure completed a Phase III trial in Europe and South Africa in 1998 in non-cardiac surgery. Non-cardiac surgery refers to surgery that does not involve the heart and can include surgery of the digestive or urinary tract as well as orthopedic surgery. The primary objective of this trial was the avoidance of red blood cell transfusions for 28 days after non-cardiac surgery. This randomized, red blood cell controlled, multi-center study enrolled 160 patients, 83 of whom were infused with Hemopure. Up to 210 grams of hemoglobin, or seven units of Hemopure, were permitted during a six-day treatment period. The trial resulted in the statistically significant elimination of red blood cell transfusions in 43% of the patients who received Hemopure.

U.S. Phase II Post Cardiopulmonary Bypass Surgery Trial. Human testing was completed in 1997 in a double-blind, randomized, red blood cell controlled, multi-center study in post cardiopulmonary bypass surgery patients. During cardiopulmonary bypass surgery, patients are connected to a heart and lung machine that replaces functions of the heart and lungs during surgery. The primary objective of this trial was the avoidance of red blood cell transfusions for 28 days after surgery. The study treated 98 patients, 50 of whom were infused with Hemopure. Up to 120 grams of hemoglobin, or four units of Hemopure, were administered over a three-day treatment period following surgery. The trial resulted in the statistically significant elimination of red blood cell transfusions in 34% of the patients that received Hemopure. In this study, 100% of the patients who received Hemopure did not require any red blood cells during the day of surgery.

Additionally, Biopure observed that the hematocrit, or packed red blood cell volume as a percentage of total blood volume, of the patients treated with Hemopure recovered to a degree that was indistinguishable from the red blood cell treated patients at both six and 28 days post-surgery. This observation supports the potential use of Hemopure as an erythropoietic agent.

U.S. Phase II Aortic Aneurysm Reconstruction Surgery Trial. In 1998, Biopure completed a randomized, red blood cell controlled, multi-center trial in abdominal aortic aneurysm reconstruction surgery. Aortic aneurysm reconstruction surgery involves repairing a damaged segment of the aorta, the body's principal artery. This study treated 72 patients, 48 of whom were infused with Hemopure. The maximum dosage was 150 grams of hemoglobin, 30 grams more than the post cardiopulmonary bypass trial. Usually aortic aneurysm reconstruction surgery involves much more blood loss than post cardiopulmonary bypass surgery. In this trial, Hemopure was used during the surgery in contrast to the post cardiopulmonary bypass trial, where use began after surgery. The trial resulted in the statistically significant elimination of red blood cell transfusions in 27% of the patients that received Hemopure.

Trauma
Biopure has observed a 100% elimination of red blood cell transfusions on the day of surgery in patients infused with Hemopure. As a result, Biopure believes that Hemopure could be infused immediately at the site of an accident, potentially extending the time that a trauma patient could be supported awaiting definitive hospital care. Hemopure also acts as an expander of blood volume, a common therapy used to stabilize trauma patients. Biopure has initiated a Phase II trial in non-cardiac surgery patients, including stabilized trauma patients. This trial includes both military and civilian hospitals. In this Phase II trial, Biopure may administer Hemopure to a maximum dose of 10 units or 300 grams of hemoglobin. Biopure expects this trial to provide information useful in designing a clinical development plan for trauma.

In addition, preclinical animal model studies performed in academic and military research laboratories have shown the benefit of using Hemopure in situations involving severe trauma, hemorrhagic shock, hemorrhagic shock with tissue injury and resuscitation from cardiac arrest resulting from severe hemorrhage.

Ischemia
The ability of Hemopure molecules to circumvent partial occlusions could potentially benefit patients suffering from ischemic conditions by supplying oxygen to tissues that are receiving inadequate numbers of red blood cells. Inadequate tissue oxygenation due to partial vessel blockage or constriction can cause heart attack, angina and transient ischemic attack, which is a precursor to stroke. In these situations, treatment with red blood cell transfusions would not be effective because red blood cells are too large to navigate around blockages. Biopure has completed preclinical studies with results supporting these potential indications. One preclinical study demonstrated that infusing Hemopure before there is a blockage in a coronary artery leading to a heart attack can limit potential damage to the heart. Although Hemopure would not attack the root cause of the ischemia, such as a clot or plaque in the arteries, it could maintain oxygenation under certain circumstances and thereby sustain tissue pending a correction of the blockage or could lessen the damage from ischemia if infused in time. In 1996, the American Heart Association reported that approximately 900,000 people in the United States each year experience heart attacks, of which approximately one quarter are fatal. In its 1999 Heart and Stroke Statistical Update, the American Heart Association reported that approximately 600,000 people suffer a new or recurrent stroke each year.

Cancer Therapy Adjunct
Radiation therapy and many types of chemotherapy depend on the adequate oxygenation of tumors to kill cancer cells. Malignant cancer tumors, such as breast, prostate and other solid tumors, are dense tumors which often outgrow their blood supply, leaving much of the tumor without oxygen. Consequently, they resist chemotherapy and radiation treatment. Biopure, in collaboration with the Dana-Farber Cancer Institute in Boston, has developed a patented method for oxygenating hypoxic, or oxygen deficient, tumor cells that could potentially increase the tumor-killing effects of radiation and chemotherapy. Preclinical studies have shown the feasibility of this application. In 1999, Biopure initiated clinical development of this indication through preliminary human trials at two cancer treatment institutions.

Plasma-Expanding Agent
After blood loss, health care professionals typically administer human serum albumin, or HSA, or other volume expanding fluids to restore blood volume. Adequate blood volume is necessary to maintain effective blood pressure and heart rate. HSA is a naturally occurring protein that is part of the plasma. Hemopure molecules are also proteins. Hemopure maintains the volume of blood in a manner similar to HSA. In patients suffering from severe blood loss, Biopure believes that Hemopure would be preferable to currently available plasma expanding agents, which do not carry or offload oxygen.

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Hemodilution Agent
Acute normovolemic hemodilution, or ANH, is a technique that reduces the need for donated blood. ANH refers to a practice where the patient donates one to three units of blood immediately before surgery and is infused with a non-oxygen plasma expander such as Ringer's lactate. The patient is then transfused with his or her own blood during or after surgery. Biopure has administered Hemopure in three clinical safety trials involving humans undergoing ANH. As an oxygen carrier and a plasma-expanding agent, Hemopure could potentially temporarily replace the oxygen-carrying support and volume lost from donating blood. Used in this manner, Hemopure may enhance the safety of ANH or allow more units to be safely withdrawn prior to surgery. Additionally, use of Hemopure in ANH procedures would also allow for greater blood conservation, which could be particularly valuable in times of shortages. At present, ANH is not widely used in the United States but is more commonly used in Europe.

Erythropoietic Agent
In Biopure's Phase II post cardiopulmonary bypass clinical trial, which compared the post-operative use of Hemopure to donated red blood cells in cardiac surgery, the hematocrit, or packed red blood cell volume as a percentage of total blood volume, was similar for both the Hemopure-infused and the control patients on the sixth day following surgery. Both groups maintained this similarity when measured again at a follow-up visit 28 days after surgery, suggesting that Hemopure may promote the regeneration of red blood cells. In addition, in one "compassionate use" case, a patient with a critically low hematocrit, who received Hemopure but not red blood cells, was stabilized for several days and then was able to restore her hematocrit. As such, Hemopure could potentially be used in conjunction with, or as an alternative to, erythropoietin, a hormone that enhances the production of red blood cells. A preclinical study supports the use of Hemopure as an erythropoietic agent. This study involved eight conscious sheep, all of whom underwent an exchange transfusion involving the replacement of at least 95% of their blood with an early formulation of Hemopure. Even with critically low hematocrits, these animals achieved stable hemodynamics, demonstrated no clinical signs of distress and survived long term with a rapid resynthesis of their red blood cells.

OXYGLOBIN

Oxyglobin is identical to Hemopure except for its molecular size distribution, and has the same advantages over red blood cells as Hemopure. The FDA Center for Veterinary Medicine approved Oxyglobin in January 1998 for the treatment of canine anemia, regardless of cause. Oxyglobin's characteristics are well suited for use by small animal practitioners for treatment of anemia and other critical care situations involving acute blood loss. Acute blood loss often results from surgery, trauma, hemolysis, gastrointestinal blood loss, which is most frequently a result of parasitism or intestinal infection, urinary tract blood loss, iron deficiency and rodenticide toxicity. Biopure estimates that there are at least 15,000 small animal veterinary practices in the United States and another 4,000 mixed animal practices treating small and large animals. Biopure believes that the average veterinary practice treats only a small percentage of canine anemia cases with a red blood cell transfusion. The remainder receive either cage rest or a minimally effective treatment such as fluid administration, iron supplements, nutritional supplements or inspired oxygen.

Biopure's strategy to increase the market for Oxyglobin includes expanding the Oxyglobin label as follows:

- add European, Japanese and other foreign approvals -- filed for European Union approval in 1998;

- change to flexible dosing -- this application has been filed with the FDA;

- add the opportunity for repeat dosing -- expected FDA filing in 1999;

- add other applications;

- offer a smaller package size; and

- add other species.

MANUFACTURING

Biopure uses proprietary and patented purification and polymerization processes in the manufacture of its oxygen therapeutic products. Biopure believes its processes comply with current Good Manufacturing Practices established by the FDA and comparable standards required in the European Union for biopharmaceutical and chemical manufacturing and permit large-scale production of the products for commercial use. Biopure's scientific and engineering team has designed and built much of its large-scale critical equipment. A proprietary computer software system operates and monitors most aspects of this process. Biopure has produced consistent product, both Hemopure and Oxyglobin, since 1991 and its facilities currently have

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

the capacity to produce 40,000 units of Hemopure or 140,000 units of Oxyglobin per year. Through the installation of additional water supply and the completion of its automated filling line, Biopure can attain capacity to produce 120,000 units of Hemopure or 360,000 units of Oxyglobin per year in its current facilities. This capacity can be used for any combination of Oxyglobin and Hemopure units.

Raw Material Source
Biopure's products consist of bovine hemoglobin that has been purified, chemically modified and cross-linked for stability. Controlled herds of U.S. cattle destined for meat processing provide the raw material used in Biopure's products. Biopure monitors the source, health, location, feed consumption and quality of the cattle to be used as a raw material source, a safety standard that is not and cannot be established for donated human blood. Suppliers to Biopure contract to maintain traceable records on animal origin, health, feed and care to assure the use of known, healthy animals.

Raw Material Collection
At a high volume slaughterhouse, Biopure collects bovine whole blood into individual presanitized containers and transports them to a separation facility. Following blood collection, the animals pass U.S. Department of Agriculture, or USDA, inspection for use as beef for human consumption. If an animal is not approved for human consumption, Biopure also rejects the corresponding container of whole blood. The USDA considers the United States to be free of pathogens associated with "mad cow disease".

Safety
In addition to safety from bacterial and viral pathogens, such as those leading to AIDS and hepatitis, Biopure's sourcing and manufacturing processes safeguard humans from potential risks associated with diseases including transmissible spongiform encephalopathies, more commonly known as the cause of diseases such as "mad cow disease". Health and regulatory authorities have given guidance directed at three factors to control these diseases: source of animals, nature of tissue used and manufacturing process. Biopure complies with, and believes it exceeds, all current guidelines regarding such risks for human pharmaceutical products. Bovine red blood cells are considered to be safe, and blood generally has been found to have little or no potential for transmitting transmissible spongiform encephalopathies. Furthermore, Biopure's patented purification and manufacturing process has been tested to demonstrate that the potential risk of infectious disease transmission is insignificant.

Manufacturing Processes
At Biopure's separation facility, a filtration process removes plasma proteins in the bovine blood. Washed cells are next placed in a centrifuge that separates the red blood cells from the rest of the blood. The hemoglobin is extracted from the red blood cells and is then diafiltered to remove red blood cell wall debris and other contaminants. The resulting material is a cell-free hemoglobin intermediate. A semi-continuous purification process involving a high performance liquid chromatography process purifies the hemoglobin intermediate. Next, the purified hemoglobin is polymerized, or linked, by the addition of a cross-linking agent. Polymerized and stabilized material is then fractionated and concentrated. The final product is filtered into sterilized batch holding tanks until it is sterile filled into bags.

MARKETING

Hemopure
Upon receipt of FDA approval, if granted, Biopure expects to market Hemopure to physician practices and hospitals. It also believes that military customers will be significant. Biopure recognizes that it is crucial to establish a core belief among opinion leaders that Hemopure fills an important medical need and that systematic development of opinion leader advocacy is necessary for capturing and maintaining a leadership position. Consequently, Biopure has contracted with a medical education agency to build product awareness and to position the company in a leadership role through the development of advocates at the national and regional levels. As part of this process, Biopure engaged a medical advisory board consisting of 13 leading physicians who participated in an educational program and forum with Biopure. Biopure expects to reach anesthesiologists, surgeons, oncologists, critical care and other physician-specialists through publications and educational forums, such as seminars and presentations at meetings of specialists.

Biopure will explore various means of selling Hemopure. Among other options, Biopure may seek to enter into licensing or co-marketing agreements for parts or all of the world in order to avail itself of the marketing expertise of one or more seasoned pharmaceutical companies. Alternatively, it could engage "contract" sales organizations from vendors, contract pharmaceutical companies that supply sales services or recruit and train its own marketing and sales force.

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Oxyglobin
Biopure began selling Oxyglobin in March 1998 to a discrete number of emergency and specialty practices in the United States. Biopure began selling Oxyglobin nationally in October 1998. Since October 1, 1998, Biopure has sold more than 21,000 units of Oxyglobin. Veterinarians report successful use of Oxyglobin in critical care situations involving blood loss, destruction of red blood cells and ineffective production of red blood cells. In 1998, Biopure filed for veterinary approval to market Oxyglobin to treat canine anemia in the European Union.

Biopure sells Oxyglobin directly to veterinarians in the United States through veterinary product distributors -- one national and eight regional. Biopure coordinates marketing and distribution activities through five full-time sales employees.

Marketing programs have included advertising, direct mail, educational seminars, conference calls and attendance at trade shows. Biopure has established a core group of veterinary practices that use the product regularly. These veterinarians are effective advocates of the product when interacting with other veterinarians. Biopure sponsors evening seminars featuring these veterinarians. Most veterinarians who buy the product reserve its use for the most severe clinical situations. In May 1999, veterinarians paid an average of $124 per 15-gram hemoglobin unit. Biopure may seek one or more marketing alliances for marketing and distribution of Oxyglobin in selected geographic areas.

COMPETITION

Hemopure will compete with traditional therapies and with other oxygen therapeutics. Comparisons with traditional therapies, including red blood cell transfusions, are described under "-- Scientific Overview", "-- Biopure's Oxygenating Technology" and "-- Biopure's Products". Oxygen therapeutics under development fall into two categories:

- hemoglobin-based oxygen carriers, including Hemopure and Oxyglobin, consist of natural hemoglobin from a mammal or genetically engineered source that has been modified to improve stability, efficacy and safety; and

- perfluorocarbon emulsions are chemicals administered intravenously. Perfluorocarbon emulsions are effective principally under conditions of high oxygen partial pressure to assist in oxygen delivery by forcing dissolved oxygen into the plasma space.

Biopure believes that the competitive factors for its oxygen therapeutics will be efficacy, safety, ease of use and cost. Biopure believes that it has significant advantages as compared to its competitors including:

- patents covering its processes, its products and their uses;

- large molecule size resulting in longer duration of action than most other oxygen therapeutics under development;

- long-term room temperature stability;

- completed and operational large-scale manufacturing facility compliant with current Good Manufacturing Practices;

- safe, ample, inexpensive source of raw material; and

- FDA approval of Oxyglobin in 1998.

Many of Biopure's competitors and potential competitors in the development of oxygen therapeutic products have significantly greater financial and other resources to develop, manufacture and market their products. Existing competitors in the development of hemoglobin-based investigational products use outdated human red blood cells or bovine hemoglobin as their raw material. Biopure is aware of one first generation, genetically engineered investigational product that advanced to human clinical trials, but its development was discontinued. Biopure believes that its use of bovine red blood cells is an advantage over products made from outdated donated human red blood cells because of the availability, abundance, cost and relative safety of bovine red blood cells. However, the use of bovine derived blood products may encounter resistance from physicians and patients. Among other things, public perceptions about the risk of "mad cow disease" may affect market acceptance of Hemopure. Biopure also believes that competitors may find it difficult to make or offer a hemoglobin-based oxygen carrier product having the product characteristics of Hemopure without infringing on one or more Biopure patents. In addition, the relatively low viscosity of Hemopure is a potential advantage, particularly in large doses, in permitting perfusion at low blood pressure.

Biopure is aware of one perfluorocarbon oxygen carrier in advanced clinical trials. This product is a chemical fluid infused into the body. This chemical attracts oxygen and takes it into the plasma. The patient needs an oxygen mask for this process because perfluorocarbons require high oxygen environments in order to be effective. The perfluorocarbon solution does not persist in the body, so repeat dosing is necessary. These limitations may reduce the number of potential applications for the

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product. As far as Biopure is aware, applications pursued for this product do not include any of the applications Biopure might pursue other than acute normovolemic hemodilution.

Biopure knows of no companies developing oxygen therapeutics intended to compete with Oxyglobin in the veterinary market.

INTELLECTUAL PROPERTY

Patents, trademarks, trade secrets, technological know-how and other proprietary rights are important to Biopure's business. Biopure actively seeks patent protection both in the United States and abroad. Biopure filed its initial patent in 1986 in the United States. Three U.S. patents have issued from this filing. These patents describe and claim ultra-pure semi-synthetic blood substitutes and methods for their preparation.

In total, Biopure has 14 U.S. patents granted and six applications pending, three of which are allowed, relating to oxygen therapeutics. Biopure's granted U.S. patents relating to oxygen therapeutics include:

- two patents covering an ultra-purification process for hemoglobin solutions, regardless of the source of hemoglobin, which expire in 2011 and 2012, and two patents covering the ultra-pure oxygen therapeutic solutions produced by this process expiring in 2009 and 2014;

- three patents regarding compositions having improved stability, of which two expire in 2015 and the third expires in 2016;

- one patent, which expires in 2015, covering improvements in preservation of such hemoglobin solutions;

- one patent, which expires in 2015, covering improved methods for separating polymerized from unpolymerized hemoglobin;

- one patent, which expires in 2015, covering methods of oxygenating tissue affected by inadequate red blood cell flow;

- one patent, which expires in 2016, covering the removal of pathogens, if present, from Biopure's source material; and

- three patents, which expire in 2011, 2014 and 2015, covering methods for treating tumors.

Biopure also filed its original patent in Europe. Although granted, third parties subsequently opposed Biopure's European patent. As a result of the opposition proceeding, the patent was revoked. However, Biopure filed an appeal that reinstated the patent during the appeal and is awaiting a decision on the appeal. In the opposition process, Biopure narrowed its claims. Despite the narrowing, Biopure believes that these claims provide protection for Biopure's existing process and products. Biopure further believes that a narrowed European patent should be sustained. During the opposition proceeding, some pre-existing patents and articles not presented to the United States Patent Office during the prosecution of patents already issued in the United States were presented to the European Patent Office by the opponents. These preexisting patents and articles are not expected to affect claims of Biopure patents in the rest of the world. Biopure also has other foreign patents and patent applications.

Biopure believes that it is not economically practicable to determine in advance whether its products, product components, manufacturing processes or the uses infringe the patent rights of others. It is likely that, from time to time, Biopure will receive notices from others of claims or potential claims of intellectual property infringement or Biopure may be called upon to defend a customer, vendee or licensee against such third-party claims. Responding to these kinds of claims, regardless of merit, could consume valuable time, result in costly litigation or cause delays, all of which could harm Biopure's business. Responding to these claims could also require Biopure to enter into royalty or licensing agreements with the third parties claiming infringement. Such royalty or licensing agreements, if available, may not be available on terms acceptable to Biopure.

FACILITIES

Biopure has manufacturing facilities in Pennsylvania for the collection and separation of blood and in Cambridge, Massachusetts where processing is completed. The FDA has inspected these facilities and determined that they comply with current Good Manufacturing Practices. The Medicines Control Agency, on behalf of the European Medicines Evaluation Agency, has also inspected Biopure's facilities.

Biopure manufactures separation materials in a 10,000 square foot plant in New Hampshire. The current annual lease payment for this facility is $38,000. The lease expires on March 31, 2000. Biopure has an option to extend this lease for an additional five years.

Biopure leases two facilities for office and research space in Massachusetts. One lease covers 24,000 square feet, and its current annual lease payment is $239,000. This lease expires on December 31, 2007. Biopure has an option to extend this lease for ten five-year periods, or an additional 50 years. The other lease covers 13,000 square feet, and its current annual

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lease payment is $378,000. This lease expires on August 31, 2001. Biopure does not have an option to extend this lease. It leases 18,000 square feet of warehouse space in Massachusetts. The current annual lease payment for this facility is $95,000. The lease expires on September 30, 2001. Biopure has an option to extend this lease for two five-year periods, or an additional ten years.

Biopure leases 32,000 square feet of manufacturing space under three leases in Massachusetts. The current annual lease payments for these facilities is $236,000. The leases expire on November 30, 2000. Biopure has an option to extend these leases for five five-year periods, or an additional 25 years, with an exclusive right to negotiate for an additional 25 years. Biopure also leases 18,000 square feet of manufacturing space in Pennsylvania. The current annual payment for a ground lease for this facility is $21,000. The lease expires on October 20, 2014. Biopure has an option to extend this lease for nine years.

Biopure's current process is designed to be scalable, such that additional capacity can be obtained by adding duplicate equipment and additional raw material including power and water. However, Biopure is space constrained at its existing facility in Cambridge, Massachusetts, so it anticipates that it will need to add a new facility at a new location prior to large-scale commercialization of Hemopure.

EMPLOYEES

As of May 1, 1999, Biopure employed 177 persons. Of its total work force, 101 employees are engaged in manufacturing and related manufacturing support services, 38 are engaged in research and development activities, nine are engaged in sales and marketing, primarily veterinary, and 29 are engaged in support and administrative activities. None of Biopure's employees are covered by a collective bargaining agreement. Biopure believes its relations with its employees are good.

PAST COLLABORATIONS

In December 1990, Biopure and The Upjohn Company entered into an alliance to develop and market Biopure's human and veterinary products. From that time until 1996, Biopure benefitted from equity investment and development expenditures of approximately $140.0 million and from the experience, personnel and facilities of The Upjohn Company. From 1987 until 1996, Biopure had a license agreement with B. Braun Melsungen AG, a German hospital supply company. This license agreement and certain related agreements contemplated the product testing, approval, manufacture and marketing of Biopure's products by B. Braun Melsungen AG in Europe. See "Certain Relationships and Related Transactions" for additional information concerning these collaborations.

GOVERNMENT REGULATION

New Drug or Biologic Approval for Human Use
Governmental authorities in the United States and other countries extensively regulate the testing, manufacturing, labeling, advertising, promotion, export and marketing, among other things, of Biopure's oxygen therapeutic products. Any oxygen therapeutic product administered to human patients is regulated as a drug or a biologic drug and requires regulatory approval before it may be commercialized.

In the United States, Hemopure is regulated as a human biologic. The FDA will require Biopure to file and obtain approval of a Biologics License Application covering both Hemopure and the facility in which it is manufactured.

The steps required before approval of a biologic for marketing in the United States generally include:

- preclinical laboratory tests and animal tests;

- the submission to the FDA of an Investigational New Drug, or IND, application for human clinical testing, which must become effective before human clinical trials may lawfully commence;

- adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;

- the submission to the FDA of a Biologics License Application;

- FDA review of the Biologics License Application; and

- satisfactory completion of an FDA inspection of the manufacturing facilities at which the product is made to assess compliance with current Good Manufacturing Practices which includes elaborate testing, control, documentation and other quality assurance procedures.

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The testing and approval process requires substantial time, effort and financial resources. After approval is obtained, a supplemental approval is generally required for each proposed new indication, often accompanied by data similar to that submitted with the original Biologics License Application.

Preclinical studies include laboratory evaluation of the product and animal studies to assess the safety and potential efficacy of the product. The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of the IND. The IND automatically will become effective in 30 days unless the FDA, before that time, raises concerns or questions and imposes a "clinical hold". In such case, the IND sponsor and the FDA must resolve any outstanding concerns before the trial can proceed. Once trials have commenced, the FDA may stop the trials, or particular types of trials, by imposing a clinical hold because of concerns about, for example, the safety of the product being tested or the adequacy of the trial design.

Clinical trials involve the administration of investigational products to healthy volunteers or patients under the supervision of a qualified principal investigator consistent with an informed consent. An independent Institutional Review Board, or IRB, must review and approve each clinical trial at each institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into human subjects, the drug is usually tested for safety or adverse effects, dosage tolerance, absorption, metabolism, distribution, excretion and pharmacodynamics. Phase II clinical trials usually involve studies in a limited patient population to evaluate the efficacy of the drug for specific, targeted indications, determine dosage tolerance and optimal dosage and identify possible adverse effects and safety risks. Phase III clinical trials generally further evaluate clinical efficacy and test further for safety within an expanded patient population and at multiple clinical sites. Phase IV clinical trials are conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication. If the FDA approves a product, additional clinical trials may be necessary. A company may be able to use the data from these clinical trials to meet all or part of any Phase IV clinical trial requirement. These clinical trials are often referred to as Phase III/IV post-approval clinical trials.

Biopure believes that its ongoing U.S. pivotal Phase III clinical trial is consistent with the FDA's most recent guidance on the design and efficacy and safety endpoints required for approval of products such as Hemopure. However, the FDA could change its view or require a change in study design, additional data or even further clinical trials prior to approval of Hemopure.

The results of the preclinical studies and clinical trials, together with detailed information on the manufacture and composition of the product, are submitted to the FDA in the application requesting approval to market the product. Before approving a Biologics License Application, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facility is in compliance with current Good Manufacturing Practices. The FDA may delay approval of a Biologics License Application if applicable regulatory criteria are not satisfied, require additional testing or information, and/or require postmarketing testing and surveillance to monitor safety, purity or potency of a product. It may also limit the indicated uses for which an approval is given.

New Drug Approval for Veterinary Use
New drugs for companion animals must receive New Animal Drug Application, or NADA, approval prior to marketing in the U.S. The requirements for approval are similar to those for new human drugs. Obtaining NADA approval often requires clinical field trials and the submission of an Investigational New Animal Drug Application, which for non-food animals becomes effective upon acceptance for filing.

Pervasive and Continuing Regulation
Any product approvals that are granted remain subject to continual FDA review, and newly discovered or developed safety or efficacy data may result in withdrawal of products from marketing. Moreover, if and when such approval is obtained, the manufacture and marketing of Biopure's products remain subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including compliance with current Good Manufacturing Practices, adverse event reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. Biopure is subject to inspection and market surveillance by the FDA for compliance with these regulatory requirements. Failure to comply with the requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or withdrawals of regulatory approvals, operating restrictions and criminal prosecutions. Any such enforcement action could have a material adverse effect on Biopure. Unanticipated changes in existing regulatory requirements or the adoption of new requirements could also have a material adverse effect on Biopure.

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Biopure also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal.

Foreign Regulation
Biopure will be subject to a variety of regulations governing clinical trials and sales of its products outside the United States. Biopure must obtain approval of its products by the comparable non-U.S. regulatory authorities prior to the commencement of product marketing in the country whether or not Biopure has obtained FDA approval. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. The European Union requires approval of a Marketing Authorization Application by the European Medicines Evaluation Agency. These applications require the completion of extensive preclinical and clinical studies and manufacturing and controls information.

Reimbursement
Biopure's ability to successfully commercialize its human product will depend in significant part on the extent to which reimbursement of the cost of such product and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable Biopure to maintain price levels sufficient for realization of an appropriate return on its investment in product development. The public and the federal government have recently focused significant attention on reforming the health care system in the United States. A number of health care reform measures have been suggested, including price controls on therapeutics. Public discussion of such measures is likely to continue, and concerns about the potential effects of different possible proposals have been reflected in the volatility of the stock prices of companies in the health care and related industries.

LITIGATION

Biopure is a party to an action filed on July 18, 1990 in the United States District Court for the District of Massachusetts under the caption Peter Fisher, et al. v. William P. Trainor, et al. In this litigation, the plaintiffs alleged breach of agreements by Biopure and against one another. Biopure is also a party to a related action filed on November 8, 1990 in the United States District Court for the District of Massachusetts under the caption Bio-Vita Ltd., et al.
v. Carl W. Rausch, et al.

Summary judgments were entered against the plaintiffs in both of these actions in 1994. The plaintiffs appealed. One appeal filed in Bio-Vita Ltd., et al. v. Carl W. Rausch, et al. was voluntarily dismissed and the other was remanded to the trial court. The other appeal was remanded to the trial court for further findings based on lack of jurisdiction. This jurisdictional issue has been briefed following additional discovery and is before the trial court. The remaining plaintiff is seeking $250.0 million in damages. Biopure believes that the ultimate resolution of this matter will not have a material adverse effect on its financial position or results of operations.

In addition, proceedings in Europe are ongoing with regard to Biopure's European patent. Biopure was granted a patent on April 1, 1992 by the European Patent Office. Within the nine-month period from the grant date for the filing of oppositions, six parties filed oppositions requesting that all of the claims of this patent be revoked. Of these, three opposing parties remain: Baxter International, Enzon, Inc. and Northfield Laboratories, Inc. Following oral proceedings conducted by the Opposition Division at the European Patent Office in November 1995, the Opposition Division revoked the patent.

Biopure has appealed this decision of the Opposition Division and is currently awaiting a decision on its appeal. The appeal has the technical result of reinstating the patent during the appeal process. Prior to filing its appeal papers, Biopure narrowed its claims further to increase the probability of winning at the appeal level. Biopure further believes that a narrowed patent should be sustained.

Future claims against Biopure may arise and, if they do, there can be no assurance that they will be successfully defended.

                                   MANAGEMENT

The following table lists members of our board of directors and our executive officers, with the position held by each and their ages as of July 1, 1999. Directors may hold office until removed by a resolution of our stockholders, removal by all members of the board of directors, resignation, death or the expiration of the term of their appointment.

---------------------------------------------------------------------------------------------------------
NAME                                              AGE                        POSITION
---------------------------------------------------------------------------------------------------------
Carl W. Rausch..................................  50     Chairman and Chief Executive Officer
David N. Judelson...............................  70     Vice Chairman
Paul A. Looney..................................  59     President
Stephen A. Kaplan...............................  40     Director
C. Everett Koop, M.D............................  82     Director
Charles A. Sanders, M.D.........................  67     Director
Daniel R. Davis.................................  33     Senior Vice President and Chief Financial
                                                         Officer
Maria S. Gawryl, Ph.D...........................  45     Senior Vice President, Research and Development
Edward E. Jacobs, Jr., M.D......................  59     Senior Vice President
Jane Kober......................................  56     Senior Vice President, General Counsel and
                                                         Secretary
Bing L. Wong, Ph.D..............................  52     Senior Vice President, International
Bernadette L. Alford, Ph.D......................  50     Vice President, Regulatory Affairs
Geoffrey J. Filbey..............................  56     Vice President, Engineering
Carolyn R. Fuchs................................  47     Vice President, Human Resources
William D. Hoffman, M.D.........................  45     Chief Medical Officer
Brian A. Lajoie.................................  52     Vice President, Controller
Andrew W. Wright................................  39     Vice President, Veterinary Products

CARL W. RAUSCH is a co-founder and has served as Chairman and Chief Executive Officer of Biopure since 1984. From 1984 until July 1, 1999, Mr. Rausch was also President of Biopure. Prior to Biopure's founding, Mr. Rausch was Vice President, Preparative and Process, at Millipore Corporation. He holds an M.S. degree in chemical engineering from Tufts University, an M.S. degree in chemical engineering from the Massachusetts Institute of Technology and a B.S. degree in chemical engineering from Tufts University.

DAVID N. JUDELSON is a co-founder and serves as Vice Chairman of Biopure. Mr. Judelson is also a co-founder of Gulf and Western Industries, Inc., currently known as Paramount Communications, Inc., where he served as President and Chief Operating Officer from 1967 to 1983. Since 1985, he has been Vice Chairman of Horsehead Industries, Inc., a privately owned industrial company. Mr. Judelson holds a bachelor of mechanical engineering degree from New York University College of Engineering.

PAUL A. LOONEY became President of Biopure on July 1, 1999. Since May 1995, Mr. Looney has been a consultant to various biotechnology companies. Between September 1993 and May 1995, Mr. Looney was the Chief Executive Officer, Chief Operating Officer and President of Corning Costar Inc. Between 1987 and September 1993, Mr. Looney was President of Costar Inc.


STEPHEN A. KAPLAN has served as a director of Biopure since November 1997. Since June 1995, Mr. Kaplan has been a principal in Oaktree Capital Management LLC. From November 1993 to May 1995, he was Managing Director of Trust Company of the West. Since November 1993, Mr. Kaplan has also served as portfolio manager of The Principal Fund. He holds a J.D. degree from New York University School of Law and a B.S. degree in political science from the State University of New York at Stony Brook. Mr. Kaplan serves on the boards of directors of Acorn Products, Inc., Cherokee International LLC, CollaGenex Pharmaceuticals, Inc., Geologistics Corporation, KinderCare Learning Centers Inc. and Roller Bearing Holding Company, Inc.


C. EVERETT KOOP, M.D. has served as a director of Biopure since December 1990. From September 1994 to November 1997, Dr. Koop was the Chairman of the Board of Patient Education Media, Inc. Dr. Koop served as the Surgeon General of the United States from 1981 until 1989 and continues to educate the public about health issues through his writings and the electronic media, as Senior Scholar of the C. Everett Koop Institute at Dartmouth College. Dr. Koop received an Sc.D. degree from the Graduate School of the University of Pennsylvania, an M.D. degree from the Cornell University Medical College and an A.B. degree from Dartmouth College.

CHARLES A. SANDERS, M.D. has served as a director of Biopure since October 1997. From July 1989 until his retirement in May 1995, Dr. Sanders was the Chairman and Chief Executive Officer of Glaxo Inc. Dr. Sanders serves on the boards of Magainin Pharmaceuticals Inc., Vertex Pharmaceuticals, Inc., StaffMark, Inc., Scios Inc., Trimens, Inc., Kendle International Inc. and Pharmacopeia, Inc. and is a member of the President's Committee of Advisors on Science and Technology. He was previously General Director of Massachusetts General Hospital and Professor of Medicine at Harvard Medical School. He received his M.D. degree from the Southwestern Medical College of the University of Texas.

DANIEL R. DAVIS joined Biopure in December 1998 as Senior Vice President and Chief Financial Officer. From 1995 to November 1998, Mr. Davis was at Knowledge Universe. Mr. Davis holds an M.B.A. degree in finance from The Wharton School at the University of Pennsylvania and a B.A. degree in political science from Brown University.

MARIA S. GAWRYL, PH.D. has been Senior Vice President, Research and Development of Biopure since April 1999. From September 1990 to April 1999, she was Vice President, Research and Development. Dr. Gawryl holds a Ph.D. in immunology from the University of Connecticut. She did post-doctoral work at the University of Connecticut Health Center and Rush Presbyterian, St. Luke's Medical Center. She holds a B.S. degree in math and chemistry from Antioch College.

EDWARD E. JACOBS, JR., M.D. has been a Senior Vice President of Biopure since August 1997. From April 1995 to August 1997, he was Senior Medical Advisor of Biopure. Since 1988, he has been an Assistant Clinical Professor at Harvard Medical School. He holds an M.D. degree from Harvard Medical School and a B.A. degree in philosophy from Princeton University.

JANE KOBER has been Senior Vice President, General Counsel and Secretary of Biopure since May 1998. From June 1989 to April 1998, she was a partner in LeBoeuf, Lamb, Greene & MacRae, L.L.P. Ms. Kober holds a J.D. degree from Case Western Reserve University, an M.A. degree from the University of Chicago and a B.A. in English from the Pennsylvania State University. She serves as a director of HTV Industries, Inc.

BING L. WONG, PH.D. has been a Senior Vice President, International of Biopure since May 1999. From June 1992 to May 1999, Dr. Wong was a Senior Vice President, Development of Strategic Business Ventures. Dr. Wong taught in the Chemical Engineering Department at Tufts University as Assistant Professor and Adjunct Associate Professor while he served as Associate and Acting Director of the New England Enzyme Center. He holds M.S. and Ph.D. degrees from the Department of Chemical Engineering, Tufts University and a B.S. degree from the Department of Chemical Engineering, National Taiwan University.

BERNADETTE L. ALFORD, PH.D. has been Vice President, Regulatory Affairs of Biopure since September 1998. From September 1994 to September 1998, she was Senior Vice President, Product Development for Alexion Pharmaceuticals Inc. She holds a Ph.D. degree in molecular biology and an M.S. degree in biochemistry from Texas University and a B.S. degree in biology from Marywood University.

GEOFFREY J. FILBEY joined Biopure in 1985 and has served as Vice President, Engineering since 1995. Mr. Filbey holds a B.Sc. degree in engineering from the City University in London, England.

CAROLYN R. FUCHS has served as Vice President, Human Resources since June 1998. From October 1996 to June 1998, she was an independent consultant. From May 1991 to October 1996, she worked at National Medical Care. Ms. Fuchs holds an M.Ed. degree in counseling and a B.S. degree in psychology from the University of Massachusetts at Amherst.

WILLIAM D. HOFFMAN, M.D. joined Biopure in January 1998 as Director of Medical Affairs and was named Chief Medical Officer in March 1999. From 1994 until January 1998, Dr. Hoffman was Director of Surgical Intensive Care at The Cleveland Clinic Foundation. He holds an M.D. degree from the University of Massachusetts Medical School and a B.S. degree in physics from Carnegie-Mellon University.

BRIAN A. LAJOIE has served as Vice President, Controller of Biopure since May 1999. From August 1989 to May 1999, he served as Vice President, Finance. He holds a B.A. degree in economics from the University of Massachusetts at Amherst.

ANDREW W. WRIGHT has been Vice President, Veterinary Products of Biopure since August 1996. From March 1992 to August 1996, Mr. Wright worked with IDEXX Laboratories, Inc. where he held several management positions, including Director of Corporate Development, Director of Marketing and Senior Product Manager. He holds an M.B.A. degree from the University of Chicago and a B.A. degree in economics from Carleton College.

ADDITIONAL DIRECTORS

On June 24, 1999, our board elected Paul A. Looney and Daniel P. Harrington as directors with terms beginning upon the completion of this offering. Daniel P. Harrington, 43, has been the President of HTV Industries, Inc. since May 1991. Mr. Harrington is a director of Churchill Downs, Inc.

In addition, on June 9, 1999, we entered into an employment agreement with Paul
A. Looney. Beginning July 1, 1999, Mr. Looney will serve as President of Biopure with all the duties and responsibilities of Chief Operating Officer. The employment agreement has a three-year term and may be extended. Under the terms of his employment agreement, Mr. Looney is entitled to an annual base salary of not less than $295,000, subject to annual adjustment, and is eligible to participate in all incentive, savings and retirement plans and welfare benefit plans and programs that we maintain or implement. In addition, at the earlier of the completion of this offering or January 1, 2000, Mr. Looney will receive stock options to purchase 233,340 shares of our class A common stock at an exercise price equal to the price to the public in this offering. These options will have terms of 10 years and will be immediately exercisable in the event of a change of control or in the event of Mr. Looney's death, disability, retirement, termination of employment for reasons other than cause or voluntary termination under certain circumstances. Otherwise, the options shall become exercisable in 25% increments on July 1, 2000, 2001, 2002 and 2003.


This employment agreement also includes non-solicitation and non-competition provisions, restricting Mr. Looney's ability to engage in any activities that would compete with our business during his employment and for one year thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of the board of directors will consist of Mr. Kaplan, Dr. Sanders and Mr. Judelson. Mr. Rausch will serve as a non-voting member of this committee. Of the four, only Mr. Rausch has been an officer or employee of Biopure at any time since our inception. No executive officer of Biopure serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Certain members of our board of directors are or have been parties to consulting agreements with Biopure. These agreements are described under "Certain Relationships and Related Transactions".

Our audit committee will consist of Mr. Harrington and Dr. Sanders. Mr. Looney will serve as a non-voting member of this committee.

DIRECTOR COMPENSATION

For each board of directors' meeting attended, our non-employee directors receive a fee of $500 plus expenses.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following summary compensation table summarizes information regarding the compensation of our Chief Executive Officer and our other four most highly compensated executive officers for the fiscal years ended October 31, 1996, 1997 and 1998. The non-recurring bonus Mr. Rausch received in 1996 was related to our agreement with Pharmacia & Upjohn, Inc. The other annual compensation Dr. Jacobs received in fiscal 1997 and fiscal 1996 represents the difference between the fair market value and the exercise price of non-qualified stock options at the date of exercise. Dr. Esseltine resigned in April 1999.

                                                              --------------------------------------------------
                                                                                    ANNUAL
                                                                                 COMPENSATION
                                                              --------------------------------------------------
                                                              FISCAL                              OTHER ANNUAL
                                                               YEAR     SALARY($)    BONUS($)    COMPENSATION($)
NAME AND PRINCIPAL POSITION                                   ------    ---------    --------    ---------------
Carl W. Rausch..............................................   1998      307,008      75,000                  --
  Chairman and Chief Executive                                 1997      252,866      30,000                  --
  Officer                                                      1996      243,208      22,000             182,692
Edward E. Jacobs, Jr., M.D..................................   1998      205,010      25,000                  --
  Senior Vice President                                        1997      169,698          --             228,000
                                                               1996      160,004       8,000             388,800
Maria S. Gawryl, Ph.D.......................................   1998      195,000      40,000                  --
  Senior Vice President --                                     1997      162,040      20,000                  --
  Research and Development                                     1996      153,037      15,225                  --
Dixie L. Esseltine, M.D.....................................   1998      185,016      10,000                  --
  Vice President -- Clinical                                   1997       24,194       5,000                  --
  Research                                                     1996           --          --                  --
Brian A. Lajoie.............................................   1998      169,000      18,000                  --
  Vice President -- Controller                                 1997      156,529      17,000                  --
                                                               1996      148,070      14,810                  --

Summary Long-Term Compensation
The following table sets forth information regarding the long-term compensation of our Chief Executive Officer and our other four most highly compensated executive officers for the fiscal years ended October 31, 1996, 1997 and 1998. Dr. Esseltine resigned in April 1999.

                                                             ----------------------------------------------------
                                                                         AWARDS                PAYOUTS
                                                                       ----------    ----------------------------
                                                                       SECURITIES      EARNINGS ON
                                                             FISCAL    UNDERLYING       DEFERRED
                                                              YEAR     OPTIONS(#)    COMPENSATION($)    401(K)($)
NAME AND PRINCIPAL POSITION                                  ------    ----------    ---------------    ---------
Carl W. Rausch.............................................    1998        83,333            104,408        4,370
  Chairman and Chief Executive Officer                         1997            --             94,353        4,725
                                                               1996            --             90,393        4,372
Edward E. Jacobs, Jr., M.D. ...............................    1998        10,000                 --        4,565
  Senior Vice President                                        1997            --                 --        4,852
                                                               1996            --                 --        4,410
Maria S. Gawryl, Ph.D. ....................................    1998        53,334                 --        4,653
  Senior Vice President -- Research and                        1997            --                 --        4,839
  Development                                                  1996         2,333                 --        4,591
Dixie L. Esseltine, M.D....................................    1998         6,667                 --           --
  Vice President -- Clinical Research                          1997            --                 --           --
                                                               1996            --                 --           --
Brian A. Lajoie............................................    1998        10,000                 --        4,607
  Vice President -- Controller                                 1997            --                 --        4,795
                                                               1996         1,667                 --        4,374

Option Grants in Last Fiscal Year
The following table summarizes information regarding options granted to our Chief Executive Officer and our other four most highly compensated executive officers during the fiscal year ended October 31, 1998. Dr. Esseltine resigned in April 1999.

Amounts in the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future class A common stock prices. These amounts represent certain assumed rates of appreciation in the value of our class A common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the class A common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

                                     ----------------------------------------------------------------------------------
                                                       INDIVIDUAL GRANTS
                                     ------------------------------------------------------      POTENTIAL REALIZABLE
                                                     PERCENT OF                                        VALUE AT
                                      NUMBER OF        TOTAL                                   ASSUMED ANNUAL RATES OF
                                     SECURITIES       OPTIONS                                  STOCK PRICE APPRECIATION
                                     UNDERLYING      GRANTED TO     EXERCISE                      FOR OPTION TERM($)
                                       OPTIONS      EMPLOYEES IN    PRICE PER    EXPIRATION    ------------------------
                                     GRANTED(#)       1998(%)       SHARE($)        DATE          5%            10%
NAME AND PRINCIPAL POSITION          -----------    ------------    ---------    ----------    ---------    -----------
Carl W. Rausch.....................       64,400           20.32        19.20     01/19/08      777,616      1,970,631
  Chairman and Chief Executive            18,933            5.98        21.12     01/19/03      110,477        244,126
  Officer
Edward E. Jacobs, Jr., M.D. .......       10,000            3.16        19.20     01/19/08      120,748        305,999
  Senior Vice President
Maria S. Gawryl, Ph.D. ............       53,334           16.83        19.20     01/19/08      643,988      1,631,992
  Senior Vice President -- Research
  and Development
Dixie L. Esseltine, M.D............        6,667            2.10        19.20     11/19/07       80,499        203,999
  Vice President -- Clinical
     Research
Brian A. Lajoie....................       10,000            3.16        19.20     01/19/08      120,748        305,999
  Vice President -- Controller

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values
The following table summarizes information concerning options to purchase our class A common stock exercised by our Chief Executive Officer and our other four most highly compensated executive officers during the fiscal year ended October 31, 1998 and the number and value of unexercised options held by each of them at October 31, 1998.

There was no public market for our class A common stock on October 31, 1998. The fair market value on October 31, 1998 was determined by the board of directors to be $19.20 per share. Dr. Esseltine resigned in April 1999.

                                                       ------------------------------------------------------------
                                                                NUMBER OF
                                                          SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                            FISCAL YEAR END(#)              Fiscal Year End($)
                                                       ----------------------------    ----------------------------
                                                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
NAME AND PRINCIPAL POSITION                            -----------    -------------    -----------    -------------
Carl W. Rausch.......................................           --           83,333             --               --
  Chairman and Chief Executive Officer
Edward E. Jacobs, Jr., M.D. .........................           --           10,000             --               --
  Senior Vice President
Maria S. Gawryl, Ph.D. ..............................        7,167           56,500             --               --
  Senior Vice President -- Research and Development
Dixie L. Esseltine, M.D..............................           --            6,667             --               --
  Vice President -- Clinical Research
Brian A. Lajoie......................................        3,333           11,667             --               --
  Vice President -- Controller

NON-COMPETITION AGREEMENTS

All of our executive officers, except Daniel R. Davis, our Senior Vice President and Chief Financial Officer, have agreed not to engage in any activities that would compete with our current business or any potential business during their employment terms and for five years thereafter.

DEFERRED COMPENSATION AGREEMENT

On August 8, 1990, we entered into a deferred compensation agreement with Carl Rausch, our Chairman, Chief Executive Officer and President, which provided that we would pay him a lump sum of $700,000 plus interest accrued from August 8, 1990 to the date of payment. The total payment will be due July 31, 2003. The amount of the payment with interest, calculated at the prime interest rate through June 24, 1999 and thereafter at 4.71%, will be $1,679,000. The deferred compensation agreement was entered into as part of Mr. Rausch's overall long-term compensation agreement. Mr. Rausch borrowed money from us in 1990 to purchase class A common stock. See "Certain Relationships and Related Transactions" for more information about this loan.

1990 INCENTIVE COMPENSATION AND COMPANY STOCK PURCHASE PLAN

Under an Incentive Compensation and Company Stock Purchase Plan, we sold approximately 1,606,000 "non-lapse" restricted shares of class A common stock in August 1990 to certain of our key employees, consultants and directors at a purchase price of $1.35 per share. At the time of purchase, these shares had an estimated fair market value of $5.40 per share. The price paid for these shares represented a discount of $4.05 per share. All of these shares were contributed to Biopure Associates Limited Partnership II.

Under the terms of separate stock purchase agreements entered into with each purchaser, the resale price of these shares, whether sold to us or to a third party, would be equal to the price of our class A common stock less the discount with accrued interest. Any purchaser of such shares would be subject to the same restrictions. At May 1, 1999, the discount plus accrued interest per share was $7.92. These shares are subject to certain transfer and resale restrictions, including a right of first refusal granted to us.

Our board has agreed to modify these resale restrictions. In particular, the discount plus accrued interest per share has been fixed at $7.92, and holders may sell their shares or eliminate the restrictions at any time by the payment to us of $7.92 per share. In addition, we will have the right, exercisable at any time during the 12 months beginning August 1, 2004, to exchange these restricted shares for a number of shares of class A common stock having equivalent value after taking in account the discount of $7.92 per share.

THE 1998 STOCK OPTION PLAN

In March 1998, our board of directors adopted the 1998 Stock Option Plan as a replacement for the 1988 Stock Option Plan which expired in March 1998. Awards under this plan were in the form of incentive options, which are defined in the Internal Revenue Code of 1986, or non-statutory options. Options granted under this plan vest in such installments, cumulative or non-cumulative, as the board may determine. Attendant to the adoption of the 1999 Omnibus Securities and Incentive Plan described below, no further grants will be made under this plan.

1999 OMNIBUS SECURITIES AND INCENTIVE PLAN

On June 24, 1999, our board adopted the 1999 Omnibus Securities and Incentive Plan, which has the terms described below. This plan is intended to promote our long-term financial interests and growth by providing incentives to employees and directors and to align their interests with those of our stockholders by acquiring a proprietary interest in our long-term success.

General
The 1999 Omnibus Securities and Incentive Plan provides for the granting of stock options, restricted stock awards, unrestricted stock awards, performance unit awards, performance share awards, distribution equivalent rights, or any combination of the foregoing to employees and directors of Biopure or our affiliates. Our Compensation Committee will administer this plan.


The maximum number of shares of class A common stock reserved for issuance under this plan is 1,866,666. Our board has resolved to grant options to purchase a maximum of 1,492,020 shares of class A common stock to directors and employees. These options will be exercisable at a price per share equal to the price to the public in this offering and are conditioned upon the completion of this offering. Mr. Rausch will receive options to purchase 166,680 shares of class A common stock; Dr. Jacobs will receive options to purchase 16,680 shares of class A common stock; Dr. Gawryl will receive options to purchase 100,000 shares of class A common stock; and Mr. Lajoie will receive options to purchase 13,360 shares of class A common stock.

Stock Options
Under the plan, the committee may award stock options, the term and vesting rules of which are to be specified in the respective stock option award agreements. The committee will determine whether to award incentive stock options or nonqualified stock options, as described in the applicable stock option award agreement. The granting of incentive stock options, as defined in the Internal Revenue Code of 1986, is subject to certain limitations as described in the plan, including the requirement that incentive stock options cannot be granted to non-employee directors. The committee will determine the option price, but, in the case of an incentive stock option, the option price will not be less than the fair market value of a share of class A common stock on the date of the grant of the option.

Restricted Stock Awards
The committee may grant restricted stock awards to key management employees and directors pursuant to a restricted stock award agreement. The restricted stock award agreements will describe the rights of the recipient of the restricted stock award, which rights may include or exclude voting rights. During the restriction period, the recipient of a restricted stock award will not receive the certificate representing shares of class A common stock, will not receive dividends and will not be entitled to sell, transfer, pledge or otherwise dispose of the shares. At the end of the restriction period, assuming the recipient has not breached the terms and conditions contained in the restricted stock award agreement, the recipient will receive the certificate representing shares of class A common stock.

Unrestricted Stock Awards
The committee may, in its discretion, award, or sell at a discount, as compensation for past services rendered to us, unrestricted shares of class A common stock. Unrestricted stock is not subject to restrictions on transfer.

Performance Unit Awards
The committee has discretion to set performance goals for an employee or director and related performance units with their dollar value. If the goals are met, we will make payment of a cash award equal to the number of bookkeeping units awarded at the dollar value assigned to each such unit.

Performance Share Awards
The committee has discretion to set performance goals for an employee or director which, if met, will result in the receipt of shares of class A common stock. The holder of a performance share award will have no rights as a stockholder until such time, if any, as the holder actually receives shares of class A common stock pursuant to the performance share award.

Distribution Equivalent Rights
The committee has discretion to grant an award entitling the holder to receive bookkeeping credits, cash payments and/or class A common stock distributions equal in an amount to the distributions that would have been made to the holder had the holder held a specified number of shares of class A common stock during the period that the holder held the distribution equivalent right.

Other Features of the 1999 Omnibus Securities and Incentive Plan
Unless otherwise provided in an award agreement, the plan provides that in the event of a change of control, as defined in the plan, and the termination of employment or removal, in the case of a director, under specified circumstances, the holder's outstanding awards will become fully vested and immediately exercisable, all transfer restrictions will lapse and all performance goals will be deemed to have been fully satisfied. The committee, however, can determine that upon a change of control, all outstanding awards will terminate and be cashed out within a specified time period.

Our board of directors may terminate, alter or amend the 1999 Omnibus Securities and Incentive Plan; provided, however, that no such action may, without the consent of a holder, materially and adversely impair the rights under any outstanding award.

INCENTIVE COMPENSATION PLAN

We have an incentive compensation plan in place for employees selected at the beginning of each fiscal year by a committee of the board of directors. At the end of each fiscal year, the committee determines the total amount of funds to be made available for incentive compensation for the previous fiscal year. The allotment of the incentive compensation funds among the participants is at the sole discretion of the committee. Awards are not paid out until the April following the third anniversary of the date on which the award was credited to the participant's account. Biopure's general funds are the sole source of payment under this plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 1990, we entered into an alliance with The Upjohn Company, or Upjohn, to develop and market our human and veterinary products. From that time until the alliance ended in July 1996, we received equity investment and funding for development of approximately $140.0 million from Upjohn and benefitted from its experience, personnel and facilities. When our company and Upjohn mutually agreed to end the alliance in July 1996, Upjohn loaned us $9.0 million, at an interest rate based on the prime rate. This loan is due on October 1, 2001. As of May 1, 1999, the remaining principal balance of the loan was $5.0 million with a principal installment of $500,000 due July 1, 1999. Biopure intends to repay the remaining balance of this loan with proceeds from this offering. Upjohn retained no license or other rights to our technology or products. Upjohn maintains an equity stake in Biopure, holding class B common stock convertible, according to a formula, into a maximum of 1,272,119 shares of our class A common stock after FDA approval of Hemopure.

In 1987, we entered into a license agreement with B. Braun Melsungen AG, also known as Braun, a German hospital supply company. The license and related agreements contemplated product testing, approval, manufacture and marketing of Hemopure by Braun in Europe. In 1997, our company and Braun mutually agreed to end this collaboration. Our termination agreement with Braun provides for both the repurchase by us of all of the shares of our class A common stock then owned by Braun and the reacquisition of the exclusive rights to manufacture and market Hemopure in Europe for the approximate amount previously paid by Braun for these shares and rights.

We agreed to pay Braun a total of $6.3 million by 2002 in order to reacquire the 2,013,956 shares of class A common stock owned by Braun. Our termination agreement with Braun requires us to place in escrow installment payments of the purchase price equal to an annual amount of $1.0 million plus five percent of our revenues from human product sales and license fees in a certain European region. We paid one installment of $1.0 million in 1998 and completed the repurchase of 319,683 shares. We paid a second installment of $1.0 million in February 1999. We have the right to prepay the balance of the purchase price and reacquire the remaining 1,694,273 shares at any time. As part of the termination agreement, we will also pay a royalty at the rate of two percent of our revenues from human product sales and license fees received in the European region covered by the terminated license up to an aggregate of $7.5 million.

We have agreed with Braun to accelerate the repurchase of the remaining 1,694,273 shares of class A common stock for $5.0 million, $1.0 million of which we placed in escrow in February 1999, after the completion of this offering.

We have consulting arrangements with two of our directors: C. Everett Koop, M.D. and David N. Judelson. For the fiscal years ended October 31, 1997 and 1998, we paid Dr. Koop $92,941 and $123,780, respectively. We paid $75,500 to Mr. Judelson in each of fiscal 1997 and fiscal 1998.

In August 1990, we made loans to some of our directors and officers and they used the proceeds from such loans to purchase our class A common stock. The principal and interest on each loan is due to be paid in full on July 31, 2000. The interest rate of each loan is set with reference to the "base rate" announced by Fleet Bank of Massachusetts, N.A. At April 30, 1999, the interest rate was 7.75% and the amount of indebtedness due under the remaining loans with a principal balance of $60,000 or more was:

Carl W. Rausch, Chairman and Chief Executive Officer, owes us approximately $1.7 million;

Edward E. Jacobs, Jr., Senior Vice President, owes us $356,632;

Bing L. Wong, Senior Vice President, International, owes us $96,212; and

Geoffrey J. Filbey, Vice President, Engineering, owes us $64,909.

                             PRINCIPAL STOCKHOLDERS

The following table summarizes certain information as of July 15, 1999, with respect to the beneficial ownership of shares of our class A common stock, series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Beneficial ownership generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of shares that he or she can acquire within 60 days of July 15, 1999 upon the exercise of options or warrants. Biopure has determined each beneficial owner's percentage ownership by assuming that options or warrants held by such person which are exercisable within 60 days from July 15, 1999 have been exercised. Except as indicated by the footnotes to the table below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of class A common stock and convertible preferred stock shown as beneficially owned by them and the shares of class A common stock that will be issued to them when their convertible preferred stock is converted upon consummation of this prospectus. Percent of pro forma class A common stock includes shares of class A common stock issuable upon conversion of our convertible preferred stock outstanding, but does not include shares of class A common stock sold in this offering or shares of class A common stock issuable upon conversion of our class B common stock, which is non-voting stock.

                                       -----------------------------------------------------------------------------------

                                                                                    PREFERRED STOCK
                                             CLASS A         -------------------------------------------------------------
                                          COMMON STOCK            SERIES A             SERIES B             SERIES C
                                       -------------------   -------------------   -----------------   -------------------
                                        SHARES     PERCENT    SHARES     PERCENT   SHARES    PERCENT    SHARES     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNERS  ---------   -------   ---------   -------   -------   -------   ---------   -------
Carl W. Rausch(1)..................    5,505,255    42.1%           --      --%         --      --%           --      --%
11 Hurley Street
Cambridge, MA 02141
Biopure Associates Limited
  Partnership(2)...................    2,704,195    20.7            --      --          --      --            --      --
c/o Biopure Corporation
11 Hurley Street
Cambridge, MA 02141
Biopure Associates Limited
  Partnership II(2)................    2,226,667    17.0            --      --          --      --            --      --
c/o Biopure Corporation
11 Hurley Street
Cambridge, MA 02141
OCM Principal Opportunities
  Fund, L.P.(3) ...................      180,140     1.4            --      --          --      --     2,618,773    92.5
c/o Oaktree Capital Management
333 S. Grand Avenue
Los Angeles, CA 90071
B. Braun Melsungen AG(4)...........    1,694,273    13.0            --      --          --      --            --      --
Carl Braun Strasse 1
D-34212 Melsungen, Germany
HTV Industries, Inc.(5)............    1,251,252     9.6            --      --          --      --            --      --
Pavilion Office Building
24100 Chagrin Boulevard
Suite 340
Beachwood, OH 44122
TVI Corp.(5).......................       11,111     0.1            --      --          --      --            --      --
300 Delaware Avenue
Suite 1704
Wilmington, DE 19801
Aspen Venture Partners, L.P.(6)....      812,687     6.2        26,666     7.7     283,020    13.3            --      --
222 Berkeley Street
Boston, MA 02116
Allan Ferguson(7)..................      837,298     6.4        26,666     7.7     313,020    14.7        10,000     0.4
222 Berkeley Street
Boston, MA 02116
New Enterprise Associates, L.P.....      129,630     1.0       213,333    61.5          --      --            --      --
1119 St. Paul Street
Baltimore, MD 21202

                                       --------------------------------
                                                            PERCENT OF
                                        PREFERRED STOCK
                                       -----------------
                                           SERIES D         PRO FORMA
                                       -----------------     CLASS A
                                       SHARES    PERCENT   COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNERS  -------   -------   ------------
Carl W. Rausch(1)..................         --      --%           26.5%
11 Hurley Street
Cambridge, MA 02141
Biopure Associates Limited
  Partnership(2)...................         --      --             13.0
c/o Biopure Corporation
11 Hurley Street
Cambridge, MA 02141
Biopure Associates Limited
  Partnership II(2)................         --      --             10.7
c/o Biopure Corporation
11 Hurley Street
Cambridge, MA 02141
OCM Principal Opportunities
  Fund, L.P.(3) ...................     83,333     3.2             13.2
c/o Oaktree Capital Management
333 S. Grand Avenue
Los Angeles, CA 90071
B. Braun Melsungen AG(4)...........         --      --              8.1
Carl Braun Strasse 1
D-34212 Melsungen, Germany
HTV Industries, Inc.(5)............         --      --              6.0
Pavilion Office Building
24100 Chagrin Boulevard
Suite 340
Beachwood, OH 44122
TVI Corp.(5).......................    166,667     6.4              0.7
300 Delaware Avenue
Suite 1704
Wilmington, DE 19801
Aspen Venture Partners, L.P.(6)....    166,666     6.4              6.1
222 Berkeley Street
Boston, MA 02116
Allan Ferguson(7)..................    170,833     6.5              6.4
222 Berkeley Street
Boston, MA 02116
New Enterprise Associates, L.P.....         --      --              4.0
1119 St. Paul Street
Baltimore, MD 21202

                                       -----------------------------------------------------------------------------------

                                                                                    PREFERRED STOCK
                                             CLASS A         -------------------------------------------------------------
                                          COMMON STOCK            SERIES A             SERIES B             SERIES C
                                       -------------------   -------------------   -----------------   -------------------
                                        SHARES     PERCENT    SHARES     PERCENT   SHARES    PERCENT    SHARES     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNERS  ---------   -------   ---------   -------   -------   -------   ---------   -------
Henry W. Kendall Revocable
  Trust(8).........................       71,237     0.5%           --      --%    801,889    37.7%           --      --%
c/o Faneuil Hall Associates
176 Federal Street, 2nd Floor
Boston, MA 02110
Zesiger Capital Group LLC(9).......       45,913     0.4            --      --     688,700    32.4            --      --
320 Park Avenue, 30th Floor
New York, NY 10022
Providence Partnership II..........       37,500     0.3        60,000    17.3          --      --            --      --
c/o Kinship Capital Corporation
400 Skokie Blvd. Suite 675
Northbrook, IL 60062
NEGF II, L.P.(10)..................       18,134     0.1            --      --          --      --       188,679     6.7
c/o New England Partners
One Boston Place, Suite 2100
Boston, MA 02108
Schooner Capital LLC(11)...........       17,180     0.1            --      --      66,038     3.1            --      --
745 Atlantic Avenue
Boston, MA 02111
KBC Insurance N.V.(12).............       16,667     0.1            --      --          --      --            --      --
Wasistraat 6
B-3000 Leuven, Belgium
H & Q Capital Management Inc.(13)...      13,889     0.1            --      --          --      --            --      --
50 Rowes Wharf
Boston, MA 02110
J.B. Partners......................           --      --        26,666     7.7          --      --            --      --
645 Madison Avenue
New York, NY 10022
David N. Judelson(14)..............    1,694,748    13.0            --      --          --      --            --      --
375 Park Avenue, #2507
New York, NY 10152
Stephen A. Kaplan(15)..............      182,640     1.4            --      --          --      --     2,618,773    92.5
c/o Oaktree Capital Management
333 S. Grand Avenue
Los Angeles, CA 90071
C. Everett Koop, M.D.(16)..........        2,500     0.0            --      --          --      --            --      --
Charles A. Sanders, M.D.(17).......        3,167     0.0            --      --      10,000     0.5            --      --
Edward E. Jacobs, Jr., M.D.(18)....       20,500     0.2            --      --          --      --            --      --
Maria S. Gawryl, Ph.D.(19).........       23,083     0.2            --      --          --      --            --      --
Dixie L. Esseltine, M.D.(20).......        1,667     0.0            --      --          --      --            --      --
Brian A. Lajoie(21)................    7,083....     0.1            --      --          --      --            --      --
All Officers and Directors as a
  Group(22)........................    7,501,600    57.4            --      --      10,000     0.5     2,618,773    92.5

                                       --------------------------------
                                                            PERCENT OF
                                        PREFERRED STOCK
                                       -----------------
                                           SERIES D         PRO FORMA
                                       -----------------     CLASS A
                                       SHARES    PERCENT   COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNERS  -------   -------   ------------
Henry W. Kendall Revocable
  Trust(8).........................    166,666     6.4%            4.1%
c/o Faneuil Hall Associates
176 Federal Street, 2nd Floor
Boston, MA 02110
Zesiger Capital Group LLC(9).......         --      --              2.9
320 Park Avenue, 30th Floor
New York, NY 10022
Providence Partnership II..........         --      --              1.1
c/o Kinship Capital Corporation
400 Skokie Blvd. Suite 675
Northbrook, IL 60062
NEGF II, L.P.(10)..................     83,333     3.2              1.3
c/o New England Partners
One Boston Place, Suite 2100
Boston, MA 02108
Schooner Capital LLC(11)...........    191,666     7.3              1.1
745 Atlantic Avenue
Boston, MA 02111
KBC Insurance N.V.(12).............    250,000     9.6              1.1
Wasistraat 6
B-3000 Leuven, Belgium
H & Q Capital Management Inc.(13)...   208,333     8.0              0.8
50 Rowes Wharf
Boston, MA 02110
J.B. Partners......................         --      --              0.4
645 Madison Avenue
New York, NY 10022
David N. Judelson(14)..............         --      --              8.2
375 Park Avenue, #2507
New York, NY 10152
Stephen A. Kaplan(15)..............     83,333     3.2             13.2
c/o Oaktree Capital Management
333 S. Grand Avenue
Los Angeles, CA 90071
C. Everett Koop, M.D.(16)..........         --      --               --
Charles A. Sanders, M.D.(17).......         --      --              0.1
Edward E. Jacobs, Jr., M.D.(18)....         --      --              0.1
Maria S. Gawryl, Ph.D.(19).........         --      --              0.1
Dixie L. Esseltine, M.D.(20).......         --      --               --
Brian A. Lajoie(21)................         --      --               --
All Officers and Directors as a
  Group(22)........................    113,433     4.3             48.5

---------------
 (1) Mr. Rausch's shares of class A common stock consist of: sole power to vote and dispose of 2,704,195 shares owned by Biopure Associates Limited Partnership; sole power to vote and dispose of 2,226,667 shares owned by Biopure Associates Limited Partnership II; sole power to vote 171,833 shares held in a voting trust of which he is the voting trustee; sole power to vote and dispose of 381,727 shares owned directly by Mr. Rausch, his family and family trusts; and options exercisable 60 days from July 15, 1999 to purchase 20,833 shares.


 (2) Biopure Associates Limited Partnership is a Massachusetts limited partnership originally formed to hold shares owned primarily by our officers, employees and consultants. Mr. Rausch, as the Managing General Partner, has sole power to vote and dispose of these shares. Biopure Associates Limited Partnership II was formed for a similar purpose. Mr. Rausch, as the sole General Partner, has sole power to vote and dispose of these shares. The underlying shares of class A common stock in the two partnerships owned indirectly by directors and persons named in the compensation table are as follows: Mr. Rausch 1,396,597 shares; Mr. Judelson 333,333 shares; Dr. Koop 40,000 shares; Dr. Jacobs 515,727 shares; Dr. Gawryl 36,667 shares; and Mr. Lajoie 90,000 shares.


 (3) Includes warrants exercisable upon completion of this offering to purchase 180,140 shares.

 (4) The ownership of B. Braun Melsungen AG consists solely of voting power. Biopure will reacquire these shares after completion of this offering, as described under "Certain Relationships and Related Transactions".

 (5) HTV Industries, Inc. may be deemed indirectly to have the sole power to vote and dispose of the series D convertible preferred stock owned of record by TVI Corp., a wholly owned subsidiary of HTV Industries, Inc. TVI's shares include warrants exercisable upon completion of this offering to purchase 11,111 shares.

 (6) Includes warrants exercisable upon completion of this offering to purchase 29,979 shares.

 (7) Includes all of the shares owned by Aspen Venture Partners, L.P. of which Mr. Ferguson serves as Managing Partner, and all of the shares owned by Aspen Investment Associates, L.P. of which Mr. Ferguson is a General Partner. Mr. Ferguson has shared voting and investment power with respect to the shares owned by these partnerships. Mr. Ferguson has sole voting and investment powers with respect to 30,000 shares of series B convertible preferred stock, 10,000 shares of series C convertible preferred stock and 4,167 shares of series D convertible preferred stock owned by him. Mr. Ferguson disclaims beneficial ownership of the shares held by Aspen Venture Partners, L.P. and Aspen Investment Associates, L.P., except to the extent of his proportionate pecuniary interest in Aspen Venture Partners, L.P. and Aspen Investment Associates, L.P. Aspen Venture Partners, L.P.'s shares include warrants exercisable upon completion of this offering to purchase 29,979 shares. Mr. Ferguson's shares also include warrants exercisable upon completion of this offering to purchase 2,944 shares.

 (8) Includes warrants exercisable upon completion of this offering to purchase 64,570 shares.

 (9) Includes warrants exercisable upon completion of this offering to purchase 45,913 shares.

(10) Includes warrants exercisable upon completion of this offering to purchase 18,134 shares.

(11) Includes warrants exercisable upon completion of this offering to purchase 17,180 shares.

(12) Includes warrants exercisable upon completion of this offering to purchase 16,667 shares.

(13) Includes warrants exercisable upon completion of this offering to purchase 13,889 shares.

(14) Mr. Judelson's shares consist of sole power to vote and dispose of 1,673,915 shares, include options exercisable 60 days from July 15, 1999 to purchase 20,833 shares and do not include his 333,333 shares referenced above in note 2.

(15) Mr. Kaplan's shares consist of shares and warrants exercisable upon completion of this offering to purchase 180,140 shares owned of record by OCM Principal Opportunities Fund, L.P., for which Mr. Kaplan has sole power to vote and dispose, and options exercisable 60 days from July 15, 1999 to purchase 2,500 shares.


(16) Dr. Koop's shares include options exercisable from July 15, 1999 to purchase 2,500 shares and do not include his 40,000 shares referenced above in note 2.


(17) Dr. Sanders' shares include warrants exercisable upon completion of this offering to purchase 667 shares.

(18) Dr. Jacobs' ownership consists of sole power to vote and dispose of 18,000 shares and options exercisable 60 days from July 15, 1999 to purchase 2,500 shares and do not include his 515,727 shares referenced above in note 2.

(19) Dr. Gawryl's shares include options exercisable 60 days from July 15, 1999 to purchase 23,083 shares and do not include her 36,667 shares referenced above in note 2.

(20) Dr. Esseltine's shares consist of options exercisable 60 days from July 15, 1999 to purchase 1,667 shares.

(21) Mr. Lajoie's shares include options exercisable 60 days from July 15, 1999 to purchase 7,083 shares and do not include his 90,000 shares referenced above in note 2.

(22) Includes options exercisable 60 days from July 15, 1999 to purchase 140,183 shares and warrants exercisable upon completion of this offering to purchase 182,813 shares.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,179 shares of common stock, consisting of 100,000,000 shares of class A common stock, par value $.01 per share, 179 shares of class B common stock, par value $1.00 per share, and 30,000,000 shares of preferred stock, par value $.01 per share.

CLASS A COMMON STOCK

The holders of our class A common stock are entitled to one vote per share on all matters submitted to our stockholders. The holders of our class A common stock are entitled to receive dividends as and when declared by our board of directors.

Upon any liquidation, dissolution or winding up of Biopure, holders of class A common stock are entitled to ratable distribution, with the holders of the class B common stock, of the assets available for distribution to our stockholders, after payment of the liquidation preferences due to the holders of our convertible preferred stock.

Holders of class A common stock do not have preemptive rights or cumulative voting rights.

CLASS B COMMON STOCK

Except as required by law, the holders of class B common stock have no voting rights and have no right to receive dividends on their class B common stock.

The shares of class B common stock are convertible into class A common stock after the receipt of FDA approval for the commercial sale of Hemopure for use as an oxygen transport material in humans. The conversion ratio is based on a valuation of Biopure at the time of conversion which cannot exceed $3.0 billion. The maximum number of shares of class A common stock issuable upon conversion of the class B common stock is 1,272,119 and the minimum is 646,667. We will not issue any additional shares of class B common stock.

In the event of a liquidation, dissolution or winding up of Biopure, holders of class B common stock are entitled to ratable distribution, with the holders of the class A common stock, of the assets available for distribution to our stockholders, after payment of the liquidation preferences due to the holders of our convertible preferred stock.

SERIES A CONVERTIBLE PREFERRED STOCK

The holders of series A convertible preferred stock are entitled to receive dividends and other distributions only as and when declared on our class A common stock. These dividends and distributions are paid based on the number of shares of class A common stock into which the series A convertible preferred stock could be converted on the record date for the dividend or distribution.

Holders of series A convertible preferred stock are entitled to vote on all matters submitted to the stockholders. The number of votes the holders can cast is equal to the largest number of whole shares of class A common stock into which the holders' shares of series A convertible preferred stock could be converted on the record date for determining which stockholders can vote on the matters. In addition, the affirmative vote of 66 2/3% of the outstanding shares of series A convertible preferred stock is required to permit us to engage in certain transactions, including:

- redeeming or repurchasing shares of series A convertible preferred stock;

- authorizing new issuances of stock;

- the merger, consolidation or disposition of substantially all our assets, or the assignment of our accounts receivable at a discount or with recourse;

- amending our restated certificate of incorporation to change the relative seniority rights of the series A convertible preferred stock, reduce the amounts payable to holders of series A convertible preferred stock or change the priority of the series A convertible preferred stock upon a liquidation, dissolution or winding up;

- authorizing any equity securities senior to or on a parity with the series A convertible preferred stock;

- cancelling or modifying the conversion rights of the series A convertible preferred stock; and

- otherwise adversely changing any of the rights, preferences, privileges or limitations which are provided for the benefit of the holders of the series A convertible preferred stock.

Upon a liquidation, dissolution or winding up of Biopure, the holders of series A convertible preferred stock will be entitled to receive the greater of:

- a preferential liquidation payment of $3.75 per share, approximately $1,300,000 in the aggregate, plus all declared but unpaid dividends thereon; or

- the amount the holders would have received had their shares of series A convertible preferred stock been converted into class A common stock immediately prior to the event of liquidation, dissolution or winding up.

Each share of series A convertible preferred stock may be converted into three and one-third shares of class A common stock at the option of the holder and will automatically be converted upon the completion of an initial public offering of shares of class A common stock at a minimum public offering price of $3.60 per share and gross proceeds to us of at least $5.0 million.

SERIES B CONVERTIBLE PREFERRED STOCK

The holders of series B convertible preferred stock are entitled to receive dividends and other distributions only as and when declared on our class A common stock or series A convertible preferred stock. These dividends and distributions are paid based on the number of shares of class A common stock into which such series B convertible preferred stock could be converted on the record date for the dividend or distribution. The series B convertible preferred stock dividends shall be paid prior to any payment of dividends on the class A common stock.

Holders of series B convertible preferred stock are entitled to vote on all matters submitted to the stockholders. The number of votes the holders can cast is equal to the number of shares of class A common stock into which the shares of series B convertible preferred stock could then be converted. In addition, the affirmative vote of 75% of the outstanding shares of series B convertible preferred stock is required to permit us to engage in certain transactions, including:

- reclassifying any class A common stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of the series B convertible preferred stock;

- creating or issuing any other class or classes of stock or series of stock or debt securities having any preference or priority as to dividends or assets superior to any such preference or priority of the series B convertible preferred stock;

- creating or issuing any other class or classes of stock ranking on a parity as to any preference or priority as to dividends or assets other than preferred stock with an aggregate liquidation preference not to exceed $30.0 million and having terms no more favorable to an investor than the terms of the series B convertible preferred stock; and

- amending or repealing any provisions of our restated certificate of incorporation or by-laws to change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the series B convertible preferred stock generally or to increase the number of authorized shares of the series B convertible preferred stock.

Holders of series B convertible preferred stock, voting as a class, are entitled to elect one representative to our board of directors, which representative shall be reasonably acceptable to us.

Each investor that owns five percent or more of the class A common stock issuable upon conversion of the series B convertible preferred stock has a "participation right" to purchase securities that Biopure sells in the future. The participation right gives the existing shareholder of series B convertible preferred stock the right to purchase a pro rata share of the securities being sold. The participation right does not give shareholders of series B convertible preferred stock the right to purchase, among other types of securities, any security offered to the public under a registration statement filed with the Securities and Exchange Commission.

Upon a liquidation, dissolution or winding up of Biopure, the holders of series B convertible preferred stock will be entitled to receive a preferential liquidation payment, subject to adjustment of stock splits, combinations, reclassifications and similar events, equal to all declared but unpaid dividends thereon, plus an amount per share equal to the greater of:

- if such liquidation, dissolution or winding up occurs prior to the third anniversary of the original issue date of the series B convertible preferred stock, the series B return amount per share;

- if such liquidation, dissolution or winding up occurs on or after the third anniversary of the original issue date of the series B convertible preferred stock, $21.73 per share; or

- such amount per share of series B convertible preferred stock as would have been payable had the shares of series B convertible preferred stock been converted into class A common stock immediately prior to the liquidation, dissolution or winding up, so long as the amount distributable per share of class A common stock exceeds $47.70.

The term "series B return amount" as of any date, means an amount equal to $10.60 plus a 35% annualized rate of return on $10.60 from the original issue date of the series B convertible preferred stock to such date.


Each share of series B convertible preferred stock may be converted into two-thirds of one share of class A common stock at the option of the holder and automatically converts upon:


- the closing of an initial public offering of shares of class A common stock at a minimum public offering price of $22.50 per share and net proceeds to us in excess of $40.0 million; or

- the written consent of the holders of 80% or more of the series B convertible preferred stock then outstanding.

Holders of shares of series B convertible preferred stock have consented to the conversion of all shares of series B convertible preferred stock upon completion of this offering at a conversion ratio of 0.798 shares of class A common stock for each share of series B convertible preferred stock.

SERIES C CONVERTIBLE PREFERRED STOCK

The holders of series C convertible preferred stock are entitled to receive dividends and other distributions only as and when declared on our class A common stock, series A convertible preferred stock, series B convertible preferred stock or series D convertible preferred stock. These dividends and distributions are based on the number of shares of class A common stock into which the series C convertible preferred stock could be converted on the record date for the dividend or distribution. The series C convertible preferred stock dividends shall be paid prior to any payment of any dividends on any class A common stock or series D convertible preferred stock.

Holders of series C convertible preferred stock are entitled to vote on all matters submitted to the stockholders. The number of votes that the holders can cast is equal to the number of shares of class A common stock into which the shares of series C convertible preferred stock could then be converted. In addition, the affirmative vote of two-thirds of the outstanding series C convertible preferred stock is required to permit us to engage in certain transactions, including:

- creating, by reclassification or otherwise, any new class or series of stock having rights, preferences or privileges senior to or on a parity with the series C convertible preferred stock;

- amending or repealing any provisions of our restated certificate of incorporation or by-laws to change the rights, preferences or privileges of the series C convertible preferred stock;

- increasing or decreasing the number of authorized shares of the series C convertible preferred stock;

- engaging in a transaction that results in the redemption of any shares of common stock (other than pursuant to employee agreements or in connection with redemption of shares held by Braun); and

- amending, restating or waiving any provision of our restated certificate of incorporation or by-laws relative to the series C convertible preferred stock.

Holders of the series C convertible preferred stock, voting as a class, are entitled to elect one representative to our board of directors, which representative shall be reasonably acceptable to us.

Each shareholder of series C convertible preferred stock has a "participation right" to purchase a pro rata share of securities that Biopure sells in the future. The participation right gives each existing shareholder the right to purchase a pro rata share of the securities being sold. The participation right does not give shareholders of series C convertible preferred stock the right to purchase, among other types of securities, any security offered to the public under a registration statement filed with the Securities and Exchange Commission.

Upon a liquidation, dissolution or winding up of Biopure, the holders of series C convertible preferred stock will be entitled to receive a preferential liquidation payment, subject to equitable adjustment for stock splits, reclassifications, plus all declared but unpaid dividends thereon, an amount per share equal to the greater of:

- if such liquidation, dissolution or winding up occurs prior to the third anniversary of the original issue date of the series C convertible preferred stock, the series C return amount per share;

- if such liquidation, dissolution or winding up occurs on or after the third anniversary of the original issue date of the series C convertible preferred stock, $21.73 per share; or

- such amount per share of series C convertible preferred stock as would have been payable had the shares of series C convertible preferred stock been converted into class A common stock immediately prior to such liquidation, dissolution or winding up, so long as the amount distributable per share of class A common stock exceeds $47.70.

The term "series C return amount" as of any date, means an amount equal to $10.60 plus a 35% annualized rate of return on $10.60 from the original issue date of the series C convertible preferred stock to such date.


Each share of series C convertible preferred stock may be converted into two-thirds of one share of class A common stock at the option of the holder and automatically converts upon:


- the vote of the holders of at least two-thirds of the series C convertible preferred stock; or

- the closing of an initial public offering of shares of class A common stock at a minimum public offering price of $34.50 as of the date of this prospectus and minimum net proceeds to us of $40.0 million.

Holders of shares of series C convertible preferred stock have agreed to consent to the conversion of all shares of series C convertible preferred stock upon completion of this offering at a conversion ratio of 0.949 shares of class A common stock for each share of series C convertible preferred stock.

SERIES D CONVERTIBLE PREFERRED STOCK

The holders of series D convertible preferred stock are entitled to receive dividends and other distributions only as and when declared on our class A common stock, series A convertible preferred stock, series B convertible preferred stock or series C convertible preferred stock. These dividends and distributions are based on the number of shares of class A common stock into which the series D convertible preferred stock could be converted on the record date for the dividend or distribution. Series D convertible preferred stock dividends shall be paid prior to any payment of any dividends on any class A common stock, series A convertible preferred stock, series B convertible preferred stock or series C convertible preferred stock.

Holders of series D convertible preferred stock are entitled to vote on all matters submitted to the stockholders. The number of votes that the holders can cast is equal to the largest number of full shares of class A common stock into which the series D convertible preferred stock held by them could then be converted. In addition, the affirmative vote or written consent of two-thirds of the outstanding series D convertible preferred stock is required to take any action that:

- alters, restates or changes the rights, preferences or privileges of the series D convertible preferred stock;

- increases or decreases the authorized number of shares of series D convertible preferred stock;

- creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the series D convertible preferred stock;

- results in the redemption of any shares of class A common stock (other than pursuant to employee agreements or in connection with redemption of certain shares held by Braun); or

- amends, restates or waives any provision of the restated certificate of incorporation or by-laws relative to the series D convertible preferred stock.

Each shareholder of series D convertible preferred stock has a "participation right" to purchase a pro rata share of securities that Biopure sells in the future. The participation right does not give shareholders of series D convertible preferred stock the right to purchase, among other types of securities, any security offered to the public under a registration statement filed with the Securities and Exchange Commission.

Upon a liquidation, dissolution or winding up of Biopure, each holder of series D convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of our assets or surplus funds to the holders of class A common stock or class B common stock by reason of their ownership thereof, an amount equal to any declared but unpaid dividends on such share of series D convertible preferred stock to and including the date full payment is so tendered to the holders of the series D convertible preferred stock with respect to such liquidation, dissolution or winding up, plus an amount equal to the greater of:

- if such liquidation, dissolution or winding up occurs prior to the third anniversary of the series D original issue date, the series D return amount per share;

- if such liquidation, dissolution or winding up occurs on or after the third anniversary of the series D convertible preferred stock original issue date, $24.60 per share; or

- such amount per share of series D convertible preferred stock as would have been payable had each share of series D convertible preferred stock been converted to class A common stock immediately prior to such liquidation, dissolution or winding up, so long as the amount distributable per share of class A common stock exceeds $54.00.

The term "series D return amount" as of any date, means an amount equal to $12.00 plus a 35% annualized rate of return on $12.00 from the issue date of the series D convertible preferred stock to such date.


Each share of series D convertible preferred stock may be converted into two-thirds of one share of class A common stock at the option of the holder and will be automatically converted into class A common stock upon:


- the vote of the holders of at least two-thirds of the series D convertible preferred stock; or

- the closing of this offering; provided that, if the initial price to the public in this offering is less than $24.00 per share, such conversion ratio will, if more favorable to the holders of the series D convertible preferred stock, be adjusted proportionately so that the holders of the series D convertible preferred stock will receive additional shares of class A common stock which, valued at the price of this offering, will represent a 35% annualized return from the date of original issue on the original issue price of the series D convertible preferred stock and if the price of this offering is less than $15.90, the adjustment shall be made as if the price were $15.90, and no further adjustment will be made. If the price per share in this offering is equal to or greater than $24.00, there will be no adjustment.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW, BIOPURE'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS AND A PROPOSED STOCKHOLDERS' RIGHTS PLAN

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to various exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent or more of the corporation's voting stock. This statute could prohibit or delay the success of mergers or other takeover or change in control attempts with respect to Biopure and, accordingly, may discourage attempts to acquire us.

In addition, various provisions of our restated certificate of incorporation and our by-laws, which provisions will be in effect upon the completion of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board of Directors
Following the completion of this offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of the by-laws authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

Dr. Koop and Mr. Looney will be Class I directors, whose terms expire in 2000; Mr. Harrington and Mr. Kaplan will be Class II directors, whose terms expire in 2001; and Mr. Rausch, Mr. Judelson and Dr. Sanders will be Class III directors, whose terms expire in 2002.

Supermajority Voting Requirement for Mergers and Business Combinations
We are in the process of amending our restated certificate of incorporation to require that two-thirds, rather than a majority, of the voting power of Biopure approve any merger, consolidation or sale of "all or substantially all" of our assets. This two-thirds vote will be necessary until July 31, 2003, after which a majority of the voting power of Biopure will be able to approve these transactions. By requiring a two-thirds rather than a majority vote, it will be more difficult for an outside entity to successfully acquire our company.

Advance Notice Requirements for Stockholder Proposals and Director Nominations The by-laws provide that stockholders who wish to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing to the secretary of Biopure. To be timely, a stockholder's notice must be delivered at our principal executive offices, not less than 90 days prior to the first anniversary of the date of our previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after the anniversary, notice by the stockholder, to be timely, must be received by us not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. The by-laws also provide specific notice requirements applicable where the number of directors has been increased. The by-laws specify various requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters for a vote before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without further stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Biopure by means of a proxy contest, tender offer, merger or otherwise.

The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage, or unless the by-law provision being amended was originally adopted by the board of directors, in which case the amendment requires only the affirmative vote of a majority of the members of the board of directors or unless the certificate of incorporation provides that the board of directors may amend the by-laws, in which case the amendment requires only the affirmative vote of a majority of the members of the board of directors.

Stockholders' Rights Plan

Biopure's board of directors is considering the adoption of a stockholders' rights plan. A stockholders' rights plan would have an anti-takeover effect. Under this plan, a preferred stock purchase right would be distributed to each holder of class A common stock. The plan is likely to discourage any person or group that wishes to acquire more than a specified percentage of our class A common stock from acquiring this stock prior to obtaining Biopure's agreement to redeem the rights. If the rights are not redeemed, the exercise of the preferred stock purchase rights following an acquisition will cause substantial dilution to the acquiring person or group.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our class A common stock, and we cannot predict the effect, if any, that sales of class A common stock or the availability of class A common stock for sale will have on the market price of the class A common stock. Nevertheless, sales of substantial amounts of class A common stock in the public market, or the perception that such sales could occur, could negatively affect the market price of our class A common stock and impair our future ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, we will have an aggregate of 22,770,513 shares of class A common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants outstanding at May 1, 1999. Of the outstanding shares, the 4,500,000 shares sold in this offering will be freely tradeable, except that any shares held by our "affiliates", as that term is defined in Rule 144 promulgated under the Securities Act, may be sold only in compliance with the limitations described below. The remaining 18,270,513 shares of class A common stock will be deemed "restricted securities" as defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Our directors, executive officers and other stockholders, holding 16,215,883 shares in the aggregate after conversion of our preferred stock, have agreed that they will not sell, directly or indirectly, any shares of class A common stock without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days from the date of this prospectus. Subject to these lock-up agreements, the shares of class A common stock outstanding upon the completion of this offering will be available for sale in the public market as follows:

APPROXIMATE
NUMBER OF SHARES                           DESCRIPTION
5,309,621          After the date of this prospectus, freely tradeable shares sold in this offering and shares saleable under Rule 144(k)
                   that are not subject to the 180-day lock-up
241,423            After 90 days from the date of this prospectus, additional shares saleable under Rule 144 that are not subject to the
                   180-day lock-up
766,092            After December 23, 1999, shares saleable under Rule 144 that are not subject to the 180-day lock-up
14,491,973         After 180 days from the date of this prospectus, the 180-day lock-up is released and these additional shares are saleable under Rule 144, subject, in some cases, to volume
                   limitations, Rule 144(k), or pursuant to a registration
                   statement to register for resale shares of class A common
                   stock issued upon the exercise of stock options
1,961,404          After 180 days from the date of this prospectus, restricted securities that are not yet saleable under Rule 144

In general, under Rule 144, as currently in effect, a person, or person whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

- 1.0% of the then outstanding shares of class A common stock, approximately 227,705 shares immediately after this offering, or

- the average weekly trading volume in the class A common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

In addition, a person who is not deemed to have been an affiliate of Biopure at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume restrictions described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

As of May 1, 1999, options and warrants to purchase a total 1,248,295 shares of class A common stock were outstanding, of which 210,780 were exercisable.

We have agreed not to sell or otherwise dispose of any shares of class A common stock during the 180-day period following the date of the prospectus, except that we may issue, and grant options to purchase, shares of class A common stock under our 1999 Omnibus Securities and Incentive Plan. In addition, we may issue shares of class A common stock in connection with any acquisition of another company if the terms of such issuance provide that the class A common stock so issued shall not be resold prior to the expiration of the 180-day lock-up period.

Following this offering, under specified circumstances and subject to customary conditions, holders of 15,003,250 shares of class A common stock will have demand registration rights with respect to their shares of class A common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares of class A common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us.

                                  UNDERWRITING

Biopure and the underwriters named below have entered into an underwriting agreement covering the class A common stock to be offered in this offering. J.P. Morgan Securities Inc., Adams, Harkness & Hill, Inc. and Robert W. Baird & Co. Incorporated are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of class A common stock set forth opposite its name in the following table.

                                                              -----------
                                                               NUMBER OF
                                                                SHARES
                                                              -----------
UNDERWRITERS
J.P. Morgan Securities Inc..................................
Adams, Harkness & Hill, Inc.................................
Robert W. Baird & Co. Incorporated..........................
                                                              -----------
          Total.............................................    4,500,000
                                                              ===========

The underwriting agreement provides that if the underwriters take any of the shares set forth in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

The underwriters are offering the shares of class A common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a
discount of up to $     per share from the initial public offering price. After
the initial public offering, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have the option to buy up to an additional 675,000 shares of class A common stock from Biopure to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts that Biopure will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              ----------------------------
                                                                    PAID BY BIOPURE
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
     Per share..............................................  $               $
                                                              -----------     -----------
          Total.............................................  $               $
                                                              ===========     ===========

The underwriters may purchase and sell shares of class A common stock in the open market in connection with this offering. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the class A common stock while the offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase shares sold by or for the account of that underwriter. These activities may stabilize, maintain or otherwise affect the market price of the class A common stock. As a result, the price of the class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be $1,172,500.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Biopure and our directors, officers and some of our other stockholders have agreed with the underwriters not to transfer, dispose of or hedge any of our class A common stock, or securities convertible into or exchangeable for shares of class A common stock, for a period of 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities Inc. This agreement does not apply to any of our employee benefit plans existing on the date of this prospectus.

At our request, the underwriters have reserved shares of class A common stock for sale to directors, officers and employees of Biopure, family members of the foregoing and other persons having business relationships with us who have expressed an interest in participating in this offering. We expect these persons to purchase no more than 5.0% of the class A common stock offered in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares.


Our class A common stock has been approved for listing on the Nasdaq National Market under the symbol "BPUR".


The underwriters expect to deliver the shares of class A common stock to
investors on or about           , 1999.

There has been no public market for the class A common stock prior to this offering. We and the underwriters will negotiate the initial offering price. In determining the price, we and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

- the history of and prospects for the oxygen therapeutic industry;

- an assessment of our management;

- our present operations;

- our historical results of operations; and

- our earnings prospects.

We and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we nor the underwriters can assure investors that an active trading market will develop for the class A common stock, or that the class A common stock will trade in the public market at or above the initial offering price.


From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have in the past and may in the future engage in commercial banking and/or investment banking transactions with Biopure and our affiliates.

                                 LEGAL MATTERS

The validity of the class A common stock offered hereby will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York.

Legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

Legal matters in connection with our patents and intellectual property interests will be passed upon for us by Hamilton, Brook, Smith & Reynolds, P.C., Lexington, Massachusetts.

Legal matters in connection with FDA regulation will be passed upon for us by Hogan & Hartson, L.L.P., Washington, D.C.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our Consolidated Financial Statements at October 31, 1997 and 1998, and for each of the three years in the period ended October 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the Consolidated Financial Statements. We have included our financial statements in the prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission, or the Commission, a Registration Statement, which term shall include all amendments, exhibits, schedules and supplements thereto, on Form S-1 under the Securities Act with respect to the class A common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to Biopure and the class A common stock offered hereby, reference is made to the Registration Statement, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates, or on the internet at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors...........   F-2

Consolidated Balance Sheets at October 31, 1997, October 31,
  1998 and May 1, 1999 (unaudited)..........................   F-3

Consolidated Statements of Operations for the Years Ended
  October 31, 1996, 1997 and 1998 and the Six Months Ended
  May 2, 1998 (unaudited) and May 1, 1999 (unaudited).......   F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended October 31, 1996, 1997 and 1998 and the Six
  Months Ended May 1, 1999 (unaudited)......................   F-5

Consolidated Statements of Cash Flows for the Years Ended
  October 31, 1996, 1997 and 1998 and the Six Months Ended
  May 2, 1998 (unaudited) and May 1, 1999 (unaudited).......   F-6

Notes to Consolidated Financial Statements..................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Biopure Corporation

We have audited the accompanying consolidated balance sheets of Biopure Corporation (the Company) as of October 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Biopure Corporation at October 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are described in Note 2. The 1998 consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                      ERNST & YOUNG LLP

Boston, Massachusetts
December 11, 1998, except for
  Note 14, as to which the date

  is January 27, 1999

                              BIOPURE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              ---------------------------------------------
                                                                   OCTOBER 31,                    PRO FORMA
                                                              ---------------------    MAY 1,      MAY 1,
                                                                1997        1998        1999        1999
                                                              ---------   ---------   ---------   ---------
                                                                                           (UNAUDITED)
In thousands, except share and per share data
ASSETS:
Current assets:
  Cash and cash equivalents.................................  $  13,527   $   6,063   $  13,541
  Accounts receivable, less allowance of $28 and $55 at
    October 31, 1998 and May 1, 1999, respectively..........         --         346         605
  Inventory, net............................................         --       3,072       4,565
  Current portion of restricted cash........................      1,419       3,508       3,508
  Other current assets......................................        275         186         236
                                                              ---------   ---------   ---------
         Total current assets...............................     15,221      13,175      22,455
Property and equipment:
  Equipment.................................................     22,330      23,021      24,166
  Leasehold improvements....................................     13,214      13,330      13,520
  Furniture and fixtures....................................        813       1,078       1,100
  Construction in progress..................................        756       5,144       5,148
                                                              ---------   ---------   ---------
                                                                 37,113      42,573      43,934
  Accumulated depreciation and amortization.................     (9,705)    (12,967)    (14,905)
                                                              ---------   ---------   ---------
Net property and equipment..................................     27,408      29,606      29,029
Investment in affiliate.....................................        166         131         131
Other assets................................................      1,259       1,936       1,856
                                                              ---------   ---------   ---------
         Total assets.......................................  $  44,054   $  44,848   $  53,471
                                                              =========   =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable..........................................  $     431   $   1,523   $     552
  Accrued expenses..........................................      7,422       7,666       8,889
  Current portion of long-term debt.........................      2,000       2,000       2,000
                                                              ---------   ---------   ---------
         Total current liabilities..........................      9,853      11,189      11,441
Long-term debt..............................................      6,000       4,000       3,000
Deferred compensation.......................................      1,679       1,910       1,912
Commitments and contingencies...............................         --          --          --
Common stock to be repurchased (2,013,956 shares of Class A
  common stock at October 31, 1997 and 1998 and 1,694,273
  shares of Class A common stock at May 1, 1999)............      6,300       6,300       5,300
Stockholders' equity:
  Convertible preferred stock, $0.01 par value, 9,000,000
    shares authorized, 30,000,000 pro forma
    Series A, 346,663 shares designated, issued and
     outstanding (aggregate liquidation value of $1,300)
     none pro forma.........................................          3           3           3   $     --
    Series B, 2,358,490 shares designated; 2,127,251 shares
     issued and outstanding (aggregate liquidation value of
     $37,142) none pro forma................................         22          22          22         --
    Series C, 2,830,188 shares designated, issued and
     outstanding at October 31, 1998 and May 1, 1999
     (aggregate liquidation value of $45,028) none pro
     forma..................................................         --          28          28         --
    Series D, 3,333,333 shares designated; 2,213,014 shares
     issued and outstanding at May 1, 1999 (aggregate
     liquidation value of $28,768) none pro forma...........         --          --          22         --
  Common stock:
    Class A, $0.01 par value, 40,000,000 shares authorized,
     100,000,000 pro forma, 10,599,295, 10,742,503,
     10,556,342 and 17,964,279 shares issued, 10,396,016,
     10,539,225, 10,556,342 and 17,964,279 shares
     outstanding at October 31, 1997 and 1998 and May 1,
     1999 actual and May 1, 1999 pro forma, respectively....        106         107         106        180
    Class B, $1.00 par value, 179 shares authorized, 117.7
     shares issued and outstanding..........................         --          --          --         --
  Capital in excess of par value............................    166,069     197,495     221,573    221,574
  Contributed capital.......................................     24,574      24,574      24,574     24,574
  Notes receivable..........................................     (2,110)     (2,291)     (2,382)    (2,382)
  Treasury stock, at cost (203,278 shares of Class A common
    stock at October 31, 1997 and 1998 and none at May 1,
    1999)...................................................     (1,583)     (1,583)         --         --
  Accumulated deficit.......................................   (166,859)   (196,906)   (212,128)  (212,128)
                                                              ---------   ---------   ---------   --------
         Total stockholders' equity.........................     20,222      21,449      31,818   $ 31,818
                                                              ---------   ---------   ---------   ========
         Total liabilities and stockholders' equity.........  $  44,054   $  44,848   $  53,471
                                                              =========   =========   =========

See accompanying notes.

                              BIOPURE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                          -------------------------------------------------------------------
                                                                                        SIX MONTHS ENDED
                                                  YEAR ENDED OCTOBER 31,            -------------------------
                                          ---------------------------------------     MAY 2,        MAY 1,
                                             1996          1997          1998          1998          1999
                                          -----------   -----------   -----------   -----------   -----------
                                                                                           (UNAUDITED)
In thousands, except share and per share
  data
Revenues:
  Oxyglobin.............................  $        --   $        --   $       942   $       124   $     1,481
  Other.................................           71            --           189            90            64
                                          -----------   -----------   -----------   -----------   -----------
Total revenues..........................           71            --         1,131           214         1,545
Cost of revenues........................           --            --         1,543            --         3,229
                                          -----------   -----------   -----------   -----------   -----------
Gross profit (loss).....................           71            --          (412)          214        (1,684)
Operating expenses:
  Research and development..............       18,924        23,494        22,950        12,085         9,871
  Sales and marketing...................           --           694         2,444         1,069         1,512
  General and administrative............        3,506         2,920         4,660         2,019         2,414
                                          -----------   -----------   -----------   -----------   -----------
          Total operating expenses......       22,430        27,108        30,054        15,173        13,797
                                          -----------   -----------   -----------   -----------   -----------
Income (loss) from operations...........      (22,359)      (27,108)      (30,466)      (14,959)      (15,481)
Other income (expense):
  Interest income.......................          691           705         1,417           914           362
  Interest expense......................         (839)       (1,015)         (799)         (449)         (303)
  Other.................................          913            --          (199)           --           200
                                          -----------   -----------   -----------   -----------   -----------
          Total other income
            (expense)...................          765          (310)          419           465           259
                                          -----------   -----------   -----------   -----------   -----------
Net income (loss).......................  $   (21,594)  $   (27,418)  $   (30,047)  $   (14,494)  $   (15,222)
                                          ===========   ===========   ===========   ===========   ===========
Historical:
  Basic net income (loss) per common
     share..............................  $     (1.77)  $     (2.23)  $     (2.41)  $     (1.17)  $     (1.23)
                                          ===========   ===========   ===========   ===========   ===========
  Weighted-average shares used in
     computing basic net income (loss)
     per common share...................   12,214,553    12,299,716    12,460,070    12,425,455    12,332,525
                                          ===========   ===========   ===========   ===========   ===========
Pro forma (unaudited):
  Pro forma basic net income (loss) per
     common share.......................                              $     (1.68)  $     (0.82)  $     (0.81)
                                                                      ===========   ===========   ===========
  Weighted-average shares used in
     computing pro forma basic net
     income (loss) per common share.....                               17,858,104    17,678,659    18,802,944
                                                                      ===========   ===========   ===========

See accompanying notes.

                              BIOPURE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    ----------------------------------------------------------------------------------------
                                                                       COMMON STOCK
                                                         ----------------------------------------   CAPITAL IN
                                     PREFERRED STOCK            CLASS A               CLASS B           EXCESS
                                    ------------------   ----------------------   ---------------       OF PAR   CONTRIBUTED
                                     SHARES     AMOUNT       SHARES      AMOUNT   SHARES   AMOUNT        VALUE       CAPITAL
                                    ---------   ------   ----------      ------   ------   ------   ----------   -----------
In thousands, except share
  and per share data
Balance at October 31, 1995.......    346,663   $    3   12,409,479      $  124   101.5    $   --    $131,989    $    20,655
  Exercise of stock options.......                           23,130                                        26
  Stock repurchases...............
  Sale of common stock............                                                 13.0                13,000
  Services contributed by
    stockholder...................                                                                                     3,590
  Accrued interest................
  Dividends declared ($.015 per
    share)........................
  Net loss........................
                                    ---------   ------   ----------      ------   -----    ------    --------    -----------
Balance at October 31, 1996.......    346,663        3   12,432,609         124   114.5        --     145,015         24,245
  Exercise of stock options.......                           50,434           1                            45
  Sale of preferred stock.........  2,127,251       22                                                 21,715
  Sale of common stock............                          130,208           1     3.2                 5,574
  Common stock to be
    repurchased...................                       (2,013,956)        (20)                       (6,280)
  Services contributed by
    stockholder...................                                                                                       329
  Accrued interest................
  Net loss........................
                                    ---------   ------   ----------      ------   -----    ------    --------    -----------
Balance at October 31, 1997.......  2,473,914       25   10,599,295         106   117.7        --     166,069         24,574
  Exercise of stock options.......                           27,783                                        68
  Sale of preferred stock.........  2,830,188       28                                                 28,181
  Sale of common stock............                           92,592           1                         2,463
  Common stock issued in exchange
    for release of debt
    obligation....................                           22,833                                       438
  Equity compensation.............                                                                        276
  Accrued interest................
  Net loss........................
                                    ---------   ------   ----------      ------   -----    ------    --------    -----------
Balance at October 31, 1998.......  5,304,102       53   10,742,503         107   117.7        --     197,495         24,574
  Exercise of stock options
    (unaudited)...................                           17,117                                        88
  Sale of preferred stock
    (unaudited)...................  2,213,014       22                                                 25,530
  Retirement of treasury stock
    (unaudited)...................                         (203,278)         (1)                       (1,582)
  Equity compensation
    (unaudited)...................                                                                         42
  Accrued interest (unaudited)....
  Net loss (unaudited)............
                                    ---------   ------   ----------      ------   -----    ------    --------    -----------
Balance at May 1, 1999
  (unaudited).....................  7,517,116   $   75   10,556,342      $  106   117.7    $   --    $221,573    $    24,574
                                    =========   ======   ==========      ======   =====    ======    ========    ===========

                                    ---------------------------------------------------

                                                                                  TOTAL
                                         NOTES   TREASURY   ACCUMULATED   STOCKHOLDERS'
                                    RECEIVABLE      STOCK       DEFICIT          EQUITY
                                    ----------   --------   -----------   -------------
In thousands, except share
  and per share data
Balance at October 31, 1995.......  $   (1,787)  $(1,568)    $(117,541)   $      31,875
  Exercise of stock options.......                                                   26
  Stock repurchases...............                   (15)                           (15)
  Sale of common stock............                                               13,000
  Services contributed by
    stockholder...................                                                3,590
  Accrued interest................        (159)                                    (159)
  Dividends declared ($.015 per
    share)........................                                (306)            (306)
  Net loss........................                             (21,594)         (21,594)
                                    ----------   -------     ---------    -------------
Balance at October 31, 1996.......      (1,946)   (1,583)     (139,441)          26,417
  Exercise of stock options.......                                                   46
  Sale of preferred stock.........                                               21,737
  Sale of common stock............                                                5,575
  Common stock to be
    repurchased...................                                               (6,300)
  Services contributed by
    stockholder...................                                                  329
  Accrued interest................        (164)                                    (164)
  Net loss........................                             (27,418)         (27,418)
                                    ----------   -------     ---------    -------------
Balance at October 31, 1997.......      (2,110)   (1,583)     (166,859)          20,222
  Exercise of stock options.......                                                   68
  Sale of preferred stock.........                                               28,209
  Sale of common stock............                                                2,464
  Common stock issued in exchange
    for release of debt
    obligation....................                                                  438
  Equity compensation.............                                                  276
  Accrued interest................        (181)                                    (181)
  Net loss........................                             (30,047)         (30,047)
                                    ----------   -------     ---------    -------------
Balance at October 31, 1998.......      (2,291)   (1,583)     (196,906)          21,449
  Exercise of stock options
    (unaudited)...................                                                   88
  Sale of preferred stock
    (unaudited)...................                                               25,552
  Retirement of treasury stock
    (unaudited)...................                 1,583                             --
  Equity compensation
    (unaudited)...................                                                   42
  Accrued interest (unaudited)....         (91)                                     (91)
  Net loss (unaudited)............                             (15,222)         (15,222)
                                    ----------   -------     ---------    -------------
Balance at May 1, 1999
  (unaudited).....................  $   (2,382)  $    --     $(212,128)   $      31,818
                                    ==========   =======     =========    =============

See accompanying notes.

                              BIOPURE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                --------------------------------------------------------------
                                                     YEAR ENDED OCTOBER 31,              SIX MONTHS ENDED
                                                --------------------------------    --------------------------
                                                  1996        1997        1998      MAY 2, 1998    MAY 1, 1999
                                                --------    --------    --------    -----------    -----------
                                                                                           (UNAUDITED)
In thousands
OPERATING ACTIVITIES:
Net income (loss).............................  $(21,594)   $(27,418)   $(30,047)    $(14,494)      $(15,222)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation................................     1,483       3,090       3,262        1,632          1,937
  Equity compensation.........................        --          --         276          276             42
  Deferred compensation.......................       191         192         231          126              2
  Accrued interest on stockholders' notes
     receivable...............................      (159)       (164)       (181)         (89)           (91)
  Equity in affiliate's operations............       100          59          35           --             --
  Services contributed by stockholder.........     3,590         329          --           --             --
  Provision for bad debts.....................      (309)         --          --           --             --
  Accrued interest on settlement..............       698          --          --           --             --
  Gain from affiliate.........................      (742)         --          --           --             --
  Changes in assets and liabilities:
     Inventories..............................        --          --      (3,072)      (1,037)        (1,493)
     Accounts receivable......................        --          --        (346)         (64)          (259)
     Other receivable (affiliate).............       205         654          --           --             --
     Other current assets.....................       279         (65)         89           40            (50)
     Accounts payable.........................     1,326        (769)        441           67           (971)
     Accrued expenses.........................      (940)      2,354         682         (245)         1,223
                                                --------    --------    --------     --------       --------
       Net cash used in operating
          activities..........................   (15,872)    (21,738)    (28,630)     (13,788)       (14,882)
INVESTING ACTIVITIES:
Purchase of property and equipment............    (3,175)     (1,350)     (4,809)      (1,675)        (1,361)
Sales of short-term investments...............     1,490          --          --           --             --
Other assets..................................       341         (78)       (341)        (236)            81
Restricted cash...............................       664      (2,437)     (2,425)      (2,373)            --
                                                --------    --------    --------     --------       --------
       Net cash used in investing
          activities..........................      (680)     (3,865)     (7,575)      (4,284)        (1,280)
FINANCING ACTIVITIES:
Net proceeds from sale of common stock........    13,000       5,575       2,464           --             --
Net proceeds from sale of preferred stock.....        --      21,737      28,209       28,209         25,552
Proceeds from long-term debt..................     9,000          --          --           --             --
Payment of long-term debt.....................        --      (1,000)     (2,000)      (1,000)        (1,000)
Repurchase of common stock....................       (15)         --          --           --         (1,000)
Dividends paid................................      (611)         --          --           --             --
Proceeds from exercise of stock options.......        26          46          68           68             88
                                                --------    --------    --------     --------       --------
       Net cash provided by financing
          activities..........................    21,400      26,358      28,741       27,277         23,640
                                                --------    --------    --------     --------       --------
Increase (decrease) in cash and cash
  equivalents.................................     4,848         755      (7,464)       9,205          7,478
Cash and cash equivalents at beginning of
  period......................................     7,924      12,772      13,527       13,527          6,063
                                                --------    --------    --------     --------       --------
Cash and cash equivalents at end of period....  $ 12,772    $ 13,527    $  6,063     $ 22,732       $ 13,541
                                                ========    ========    ========     ========       ========
Interest paid.................................  $     --    $  1,131    $    693     $    405       $    225
                                                ========    ========    ========     ========       ========

See accompanying notes.

                              BIOPURE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND ORGANIZATION

Biopure Corporation (the Company) develops, manufactures and markets oxygen therapeutics. Its products are Hemopure, for human use, and Oxyglobin, for veterinary use. The Company is developing Hemopure as an alternative to red blood cell transfusions as well as for use in the treatment of other critical care conditions.

During 1998, the Company began selling Oxyglobin. Initially, sales were made on a limited basis directly to emergency and specialty veterinary practices. In October 1998, the Company began selling Oxyglobin nationwide through several veterinary distributors, who purchase product for immediate and direct sale to veterinary practices.

Costs of revenues include significant depreciation of production equipment and other fixed and variable costs associated with the production of Oxyglobin. The manufacturing process requires certain machinery to run on 24-hour cycles even when production runs are not occurring. These costs are anticipated to be better rationalized if demand and production increase.

Additionally, during 1998, the Company continued human clinical trials of its Hemopure solution in the United States, Europe and South Africa. These clinical trials are expensive and a significant cause of the Company's operating losses. Although there cannot be any assurance that its Hemopure solution will be approved by a country's regulatory authority, the trials to date have produced satisfactory results, which have allowed the Company to continue clinical progress.

2.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The consolidated financial statements reflect the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

On June 24, 1999, the Board of Directors approved a two for three reverse stock split of common shares to be effected in the form of a reverse stock dividend prior to completion of the initial public offering, as contemplated herein. All common share and per common share amounts included in the accompanying consolidated financial statements and notes thereto have been retroactively restated to give effect to this reverse stock split.

The consolidated financial statements of the Company have been presented on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Because of its continuing losses from operations, the Company will be required to obtain additional capital to satisfy its ongoing capital needs and to continue its operations. Biopure secured additional funding in 1999 through a private placement of securities. Discretionary types of operational spending and capital expenditures will be controlled during the year so that the funding from the private placement of securities will be adequate for operations to the closing of a successful initial public offering of stock. The Company believes that the private placement funds, together with the proceeds from the initial public offering, should be adequate to sustain the Company for more than twelve months. In the event that the Company does not complete a successful initial public offering, it plans to secure funding through additional private placements of securities.

Unaudited Interim Financial Statements
The condensed consolidated financial statements as of and for the six months ended May 2, 1998 and May 1, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the six months ended May 1, 1999 are not necessarily indicative of the results that may be expected for the full year.

Risks and Uncertainties
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Some of the Company's key materials used in production are obtained from sole source suppliers. Although such materials are available from other suppliers, the Company must test materials not previously used in order to assure the materials meet the Company's requirements.

                              BIOPURE CORPORATION

Cash and Cash Equivalents
The Company considers all liquid securities with original maturities of three months or less to be cash equivalents.

Inventories
Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market. Inventories are reviewed periodically during the year for slow-moving, obsolete or off-grade status based on sales activity, both projected and historical. Appropriate reserves are established for any inventory that falls into these categories.

Property and Equipment
Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of these assets are as follows:

                                                                ----------------
Leasehold improvements......................................    Life of the lease
Major equipment.............................................             12 years
Equipment...................................................            5-7 years
Furniture and fixtures......................................              5 years
Computer equipment..........................................              3 years

Revenue Recognition
The Company recognizes revenue from product sales at the time of shipment. Other revenues consist primarily of royalties from the sale of an enzyme material previously licensed to a pharmaceutical company. The Company recognizes revenue from royalties when earned upon sale of the licensed products.

Stock-Based Compensation
The Company grants stock options for a fixed number of shares, generally with an exercise price equal to the market value of the shares at the date of grant, as determined by the board of directors. The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), in accounting for its stock-based compensation plans, rather than the alternative fair value accounting method provided for under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation (Statement 123), as this alternative requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of options granted to employees under these plans equals the market price of the underlying stock on the date of grant, no compensation expense is required.

Net Income (Loss) Per Share
Historical basic net income (loss) per share is computed based on the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed based upon the weighted-average number of common shares outstanding during the year, adjusted for the dilutive effect of shares issuable upon the conversion of preferred stock outstanding and the exercise of common stock options and warrants determined based upon average market price of common stock for the period. Diluted net income (loss) per share are not presented in the accompanying consolidated financial statements because the Company had losses for all periods presented.

Unaudited Pro Forma Net Income (Loss) Per Common Share
The unaudited pro forma basic net income (loss) per common share is computed using the weighted-average number of outstanding common shares assuming conversion of all convertible preferred shares into common shares (at date of original issuance), which will occur upon completion of the initial public offering, as contemplated herein.

                              BIOPURE CORPORATION

Calculation of Net Loss Per Share

                                     --------------------------------------------    ----------------------------
                                                YEAR ENDED OCTOBER 31,                     SIX MONTHS ENDED
                                     --------------------------------------------    ----------------------------
                                                                                        MAY 2,          MAY 1,
                                         1996            1997            1998            1998            1999
    In thousands, except share       ------------    ------------    ------------    ------------    ------------
        and per share data                                                                   (UNAUDITED)
Historical:
  Net income (loss)................  $    (21,594)   $    (27,418)   $    (30,047)   $    (14,494)   $    (15,222)
  Preferred stock dividends........           (26)             --              --              --              --
                                     ------------    ------------    ------------    ------------    ------------
     Net income (loss) applicable
       to common stockholders......       (21,620)        (27,418)        (30,047)        (14,494)        (15,222)
                                     ============    ============    ============    ============    ============
  Weighted-average number of common
     shares outstanding............    12,214,553      12,299,716      12,460,070      12,425,455      12,332,525
                                     ============    ============    ============    ============    ============
Basic net income (loss) per common
  share............................  $      (1.77)   $      (2.23)   $      (2.41)   $      (1.17)   $      (1.23)
                                     ============    ============    ============    ============    ============
Pro forma (unaudited):
  Weighted-average number of common
     shares:
     Historical outstanding........                                    12,460,070      12,425,455      12,332,525
     Issued upon assumed conversion
       of preferred stock..........                                     5,398,034       5,253,204       6,470,419
                                                                     ------------    ------------    ------------
       Total weighted-average
          number of common shares
          used in computing basic
          pro forma net income
          (loss) per common share..                                    17,858,104      17,678,659      18,802,944
                                                                     ============    ============    ============
  Basic pro forma net income (loss)
     per common share..............                                  $      (1.68)   $      (0.82)   $      (0.81)
                                                                     ============    ============    ============

Unaudited Pro Forma Balance Sheet
Upon an initial public offering of the Company's Class A Common Stock, each outstanding share of Series A, B, C, and D Convertible Preferred Stock will be converted into shares of Class A Common Stock as described in Notes 8 and 14. This reclassification has been reflected in the accompanying unaudited pro forma balance sheet as of May 1, 1999.

Recently Issued Accounting Standards
In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information (Statement
131), which establishes standards for public companies to report information about operating segments in financial statements. Statement 131 supersedes Statement No. 14, Financial Reporting for Segments of a Business Enterprise; however, Statement 131 retains the requirements to report information about major customers. The Company adopted this statement effective November 1, 1998. Disclosures required in future periods under Statement 131 are not expected to be significant.

In March 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP provides guidance for the capitalization of certain costs incurred to develop or obtain internal-use software. SOP No. 98-1 is effective for the Company in fiscal 2000. The adoption of this standard is not expected to have a material effect on the Company's financial position or operating results.

3.  TRANSACTIONS WITH RELATED PARTIES

At October 31, 1998, approximately 39% of the outstanding shares of Class A Common Stock of Biopure were owned by two limited partnerships, Biopure Associates Limited Partnership and Biopure Associates Limited Partnership II. The primary purpose of these partnerships is to own shares of common stock of the Company. The general partners of these partnerships

                              BIOPURE CORPORATION
are officers of the Company, and the limited partners include certain employees, officers, directors and consultants to the Company.

During 1996, 1997 and 1998, the Company made payments of approximately $787,000, $301,000 and $344,000, respectively, to directors and consultants who have ownership interests in the Company. The Company also had a development and license agreement with a stockholder, Pharmacia & Upjohn, Inc. (P&U), through July 1996 (see Note 9).

In August 1990, the Company made loans to certain directors and officers to allow them to purchase Class A Common Stock. The principal and interest, for all loans except the loan made to Mr. Rausch, is due on July 31, 2000. The principal and interest on Mr. Rausch's loan is due on July 31, 2003. The notes receivable bear interest at the prime rate (8.0% at October 31, 1998) and are included in stockholders' equity in the accompanying consolidated financial statements.

4.  INVENTORIES

Inventories consisted of the following:

                                                              ---------------------
                                                              OCTOBER 31,    MAY 1,
                                                                 1998         1999
In thousands                                                  -----------    ------
Raw materials...............................................        $ 935    $1,198
Work-in-process.............................................          542       805
Finished goods..............................................        1,595     2,562
                                                                   ------    ------
                                                                   $3,072    $4,565
                                                                   ------    ------
                                                                   ------    ------

5.  INVESTMENTS

The Company accounts for its investments in affiliated companies under the equity method of accounting. In July 1994, the Company acquired a 50% general partnership interest in Eleven Hurley Street Associates (EHSA), a real estate partnership which owns the Company's principal office and research and development facilities. The Company's lease with EHSA requires annual rental payments of $239,000 through 2002 and $262,000 from 2003 through 2007. The partnership's income was not significant for any of the periods presented. At October 31, 1997 and 1998, the Company's proportionate share of EHSA's net equity was approximately $166,000 and $131,000, respectively.

Prior to 1996, the Company had made equity investments, provided services and guaranteed loans for its affiliate, Cephagen Corporation, a Taiwan-based manufacturer of enzymes, in which the Company had a 33.0% ownership interest. The Company had written off its investment, fully reserved its receivable and recorded loan obligations it had assumed by the end of 1995 as a result of Cephagen's recurring losses. In October 1996, Cephagen was merged with Taiwan Biotech, whereupon the Company received a 1.6% ownership interest. As a result of the merger, the Company received payment of its receivable, was relieved of its loan obligations and, accordingly, recorded a gain of $1,013 in 1996.

6.  LONG-TERM DEBT

Long-term debt consists of a loan from P&U in the original principal amount of $9,000,000. Principal payments are made in equal quarterly installments of $500,000 through October 1, 2001. Interest is paid quarterly on the unpaid principal balance at the prime rate of interest. The prime rate at October 31, 1998 was 8.0%. The note is secured by a substantial portion of the Company's assets and is required to be repaid on completion of a public offering of the Company's equity securities or certain other financing events.

7.  DEFERRED COMPENSATION

The Company has a deferred compensation agreement with an officer/stockholder requiring a base payment of $700,000 plus accrued interest of $621,000 at October 31, 1998. In June 1999 the payment date was extended to July 31, 2003, subject to certain conditions.

                              BIOPURE CORPORATION

The Company has an Incentive Compensation Plan for all employees which provides for discretionary deferred bonus awards annually. Commencing three years after grant, awards are paid ratably over a five-year period. Plan expenses were $114,000, $130,000 and $160,000 in 1996, 1997 and 1998, respectively.

8.  STOCKHOLDERS' EQUITY

Convertible Preferred Stock
Holders of convertible preferred stock are entitled to voting rights and dividend rights on a per-share basis, computed as the number of equivalent shares of common stock.

The Series A Convertible Preferred Stock may be converted into Class A Common Stock on a three and one-third for one basis, adjusted for certain events. The Series A shares automatically convert in the event of a public offering of shares in which gross proceeds to the Company exceed $5,000,000 and shares are offered at a minimum of $3.60 per share. The Series A shares are entitled to priority in liquidation at $3.75 per share.

The Series B Convertible Preferred Stock may be converted into Class A Common Stock on a two-thirds for one basis, adjusted for certain events. The Series B shares automatically convert in the event of a public offering of shares in which net proceeds to the Company exceed $40,000,000 and shares are offered at a minimum of $22.50 per share. As of October 31, 1998, the Series B shares were entitled to priority in liquidation of $14.31 per share. The priority in liquidation of Series B shares increases to $15.37 per share in June 1999 (see
Note 14 for subsequent event).

In November 1997, the Company sold 2,830,188 shares of Series C Convertible Preferred Stock at $10.60 per share. The Series C Convertible Preferred Stock may be converted into Class A Common Stock on a two-thirds for one basis, adjusted for certain events. The Series C shares automatically convert in the event of a public offering of shares in which net proceeds to the Company exceed $40,000,000 and shares are offered at a price of $30.00 per share at the end of the first year, pro-rated based upon the number of months elapsed during the first year, increasing in monthly increments during the second and third years following the original issue date, up to a maximum of $52.50 per share. The Series C shares are entitled to priority in liquidation at $13.25 per share during the first year following the original issue date, $14.31 per share during the second year and $15.37 per share thereafter (see Note 14 for subsequent event).


Subsequent to May 1, 1999, an additional 397,250 units of Series D Convertible Preferred Stock were sold with aggregate net proceeds of $4.7 million. In accordance with the provisions of EITF 98-5, for those units sold after May 20, 1999, the Company will treat any shares of Class A Common Stock issued upon conversion in excess of two-thirds of one share of Class A Common Stock for each share of Series D Convertible Preferred Stock as a dividend for accounting purposes. Assuming conversion based upon an assumed initial offering price of $16.50 per share of Class A Common Stock, the midpoint of the range shown on the cover page of this prospectus, the Company will record a dividend of approximately $165,000.



In May 1999, the holders of the Series B and Series C Convertible Preferred Stock agreed to convert their shares at the time of the Company's initial public offering on the condition that the holders of the Series B Convertible Preferred Stock will receive an additional 280,000 shares in the aggregate upon conversion and the holders of the Series C Convertible Preferred Stock will receive an additional 800,000 shares in the aggregate upon conversion. The fair market value of such additional shares will, for accounting purposes, be treated as a dividend on such convertible preferred stock in the quarter in which the offering and conversion occurs. Assuming conversion based upon an assumed initial offering price of $16.50 per share of Class A Common Stock, the midpoint of the range shown on the cover page of this prospectus, the Company will record a dividend of approximately $18,000,000.


Common Stock
The Company has a right of first refusal on dispositions of substantially all of the outstanding Class A Common Stock.

The Class B Common Stock is authorized for issuance only to P&U. The holder of Class B Common Stock is not entitled to vote or receive dividends. The Class B Common Stock is convertible into shares of Class A Common Stock according to a formula that is based upon a future fair market value of the Class A Common Stock and is dependent upon the Company achieving U.S. FDA approval for its Hemopure solution.

Consistent with the P&U agreement, the number of shares of Class A Common Stock to be issued in exchange for the Class B Common Stock will be determined based upon an independent valuation of the Company, after FDA approval of the Company's

                              BIOPURE CORPORATION
human oxygen therapeutic product, which valuation cannot exceed $3 billion. This valuation is then divided by 13,635,525 shares to arrive at a fair value per share of Class A Common Stock. P&U's total investment in the Company, $142.3 million, divided by such per share fair value of Class A Common Stock, results in the number of shares of Class A Common Stock P&U will receive, limited to a maximum of 1,272,119 shares.

Dividends
The terms of the Company's loan described in Note 6 prohibit the payment of dividends prior to its repayment. Additionally, at this time, the Company does not intend to pay dividends.

Stock Accumulation Plan
In August 1990, the Company issued 1,606,000 shares of Class A Common Stock to certain employees, officers, consultants and directors for $1.35 per share, which was $4.05 per share less than the then fair market value, as determined by the Company's Board of Directors, of $5.40 per share. This $4.05 per share market value differential is associated with a permanent nonlapse restriction on the value of the stock. Upon the repurchase by the Company or other investors, the future value will be equal to the then-current fair market value less the permanent discount of $4.05 per share, adjusted for an annual interest factor.

Contributed Capital
In accordance with the P&U strategic alliance discussed in Note 9 below, the Company recorded as contributed capital $3,590,000 and $329,000 of research and development costs incurred by P&U on behalf of the Company in 1996 and 1997, respectively. These costs are included in research and development expenses in the accompanying consolidated statements of operations and were either incurred by Biopure and reimbursed by P&U, or incurred directly by P&U. All such costs incurred were clinical development costs specifically identified and contractually agreed to by both parties. Upon conversion of the Class B Common Stock, the cumulative amount of contributed capital will be treated as consideration for the Class A Common Stock issued in the conversion.

Stock Options and Warrants
The Company has one active stock option plan under which key employees, directors and consultants may be granted options to purchase Class A Common Stock at a price determined by the Board of Directors at the date of grant. Under this plan and a previous plan, substantially all options become exercisable on a pro rata basis over a four-year period and expire ten years from date of grant.

Presented below is a summary of transactions under the stock option plans during 1996, 1997 and 1998:

                                              ------------------------------------------------------------------------------
                                                                          YEAR ENDED OCTOBER 31,
                                              ------------------------------------------------------------------------------
                                                        1996                       1997                       1998
                                              ------------------------   ------------------------   ------------------------
                                                          WEIGHTED-                  WEIGHTED-                  WEIGHTED-
                                                           AVERAGE                    AVERAGE                    AVERAGE
                                              SHARES    EXERCISE PRICE   SHARES    EXERCISE PRICE   SHARES    EXERCISE PRICE
                                              -------   --------------   -------   --------------   -------   --------------
Options outstanding at beginning of year....  235,930       $ 7.64       243,650       $12.02       133,217       $14.94
Granted.....................................   57,933        22.50         6,667        22.50       456,133        18.68
Exercised...................................  (23,130)        1.14       (50,433)        1.02       (27,783)        2.42
Expired.....................................  (26,666)        5.40       (18,667)        4.43            --           --
Forfeited...................................     (417)       17.10       (48,000)       19.89       (14,933)       20.58
                                              -------                    -------                    -------
Options outstanding at end of year..........  243,650       $12.02       133,217       $14.94       546,634       $18.54
                                              =======                    =======                    =======
Options exercisable.........................  143,217                     83,383                     89,350
                                              =======                    =======                    =======

During 1998, the Company granted 20,000 options with an exercise price of $5.40 to certain consultants to replace options that had expired in March 1996. The exercise price of the new options is the same as the exercise price of the expired options, and the new options are fully vested. The Company used an estimated fair market value of its stock as determined by its Board of Directors in order to determine the related expense to be recorded as a result of issuing options to nonemployees. The Company recorded expense and increased capital in excess of par value by $276,000.

                              BIOPURE CORPORATION

The following table summarizes information about stock options outstanding at October 31, 1998:

------------------------------------------------------------------------------------------------
                                OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                 --------------------------------------------------   --------------------------
                             WEIGHTED-AVERAGE         WEIGHTED-                    WEIGHTED-
                           REMAINING CONTRACTUAL   AVERAGE EXERCISE             AVERAGE EXERCISE
EXERCISE PRICE   SHARES         LIFE (YRS.)             PRICE         SHARES         PRICE
--------------   -------   ---------------------   ----------------   -------   ----------------
$ 2.40-$ 5.40     30,167            3.0                 $ 4.50         30,167        $ 4.50
$ 7.50-$13.50     19,933            3.9                  13.10         19,933         13.10
$18.00-$22.50    496,533            8.8                  19.61         39,250         21.50
                 -------                                              -------
                 546,633            8.3                 $18.54         89,350        $13.89
                 =======                                              =======

During 1998, the Company's 1988 stock option plan expired. In March 1998, the Board of Directors approved the adoption of a 1998 stock option plan to provide for the granting of options for up to 98,293 shares of Class A Common Stock, the number of shares remaining in the expired 1988 plan. Options outstanding under the Company's 1988 plan forfeited in future periods will be available for grant under the new plan. At October 31, 1998, there were 66,293 shares available for future grants under stock option plans.

In June 1999, the Company established the 1999 Omnibus Securities and Incentive Plan (the 1999 Plan), which provides for the granting of incentive stock options, non-qualified stock options, restricted stock awards, deferred stock awards, unrestricted stock awards, performance share awards, distribution equivalent rights, or any combination of the foregoing to key management, employees and directors. The maximum number of shares of Class A Common Stock reserved for issuance under the 1999 Plan is 1,866,666. Subject to the completion of the Company's initial public offering, the Board of Directors has approved the granting of options under the 1999 Plan to officers, directors and employees for an aggregate of 1,492,020 shares, with an exercise price equal to the initial price to the public in the initial public offering of the Company's Class A Common Stock.

In December 1998 and February 1999, the Company issued to an officer options to purchase 116,667 shares of Class A Common Stock at exercise prices of $10.00 and $18.00 per share. With respect to the option to purchase 50,000 shares with an exercise price of $10.00 per share and a deemed fair value of $18.00 per share at the date of grant, the Company recorded an increase to capital in excess of par value and a corresponding charge to deferred compensation in the amount of $400,000 to recognize the aggregate difference between the deemed fair value for accounting purposes of the stock options at the date of grant and the option exercise price. The deferred compensation is being amortized over the option vesting period of four years.

One of the Company's vendors holds an option to acquire 26,667 shares of Class A Common Stock. The exercise price of $37.50 per share is payable by the contribution of certain property, equipment and facilities rights. The option expires in September 2000.

In connection with the sale of Series C Convertible Preferred Stock in November 1997, the Company issued to the placement agent warrants to purchase 66,667 shares of Common Stock at a price per share equal to the initial price to the public in the Company's initial public offering. The warrants expire three years from the date of the initial public offering.

Statement 123 Disclosures
The Company has adopted the disclosure provisions only of Statement 123. The fair value of options granted was estimated at the date of grant using the minimum value method with the following assumptions for 1996, 1997 and 1998: risk-free interest rates ranging from 5.49% to 6.32%; dividend yield of 0% and a seven-year expected life. If the compensation cost for options granted had been determined based on the fair value of the options at the date of grant, the Statement 123 pro forma net loss for 1996, 1997 and 1998 would have been $21,665,000, $27,538,000 and $30,712,000, respectively. The Statement 123 pro forma net loss per share for 1996, 1997 and 1998 would have been $(1.77), $(2.24) and $(2.46), respectively. Compensation expense under Statement 123 for 1996, 1997 and 1998 is not representative of future expense, as it includes one, two and three years of expense, respectively. In future years, the effect of determining compensation cost using the fair value method will include additional vesting and associated expense.

The weighted-average fair value per option of options granted during 1996, 1997 and 1998 was $7.44, $8.04 and $6.11, respectively.

                              BIOPURE CORPORATION

Reserved Shares
At October 31, 1998, there were 6,593,041 shares of Class A Common Stock reserved for issuance under the stock option plans, a stock option agreement and warrants and upon conversion of Class B Common Stock and Convertible Preferred Stock.

9.  CONTRACTS

The Company had a strategic alliance with P&U beginning in 1990. Under the alliance agreement, P&U purchased $117,700,000 of Class B Common Stock in increments based generally on the achievement of mutually agreed-upon progress points or goals. Additionally, in exchange for the future issuance of Class A Common Stock, as described in Note 8 above, P&U funded clinical development undertaken by the Company and P&U for the Company's oxygen therapeutic products. The Company's agreement with P&U was terminated in accordance with its terms in July 1996. Final payments from P&U were realized in 1997.

10.  EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan, the Biopure Corporation Capital Accumulation Plan, qualified under the provisions of Internal Revenue Code section 401(k). Employees are eligible for enrollment upon becoming employed and for discretionary matching after one year of service. The Company's discretionary contribution vests after a period of four years from the date of employment. In 1996, 1997 and 1998, the Company contributed $144,000, $158,000 and $163,000, respectively, to the plan.

11.  INCOME TAXES

At October 31, 1998, the Company had available for the reduction of future years' federal taxable income and income taxes net operating loss carryforwards of approximately $140,000,000, expiring from the year ended October 31, 2004 through 2013, along with research and development and investment tax credits of approximately $3,300,000, expiring from the year ended October 31, 1999 through 2013. Since the Company has incurred only losses since inception and due to the degree of uncertainty with respect to future profitability, the Company believes at this time that it is more likely than not that sufficient taxable income will not be earned to allow for realization of the tax loss and credit carryforwards and other deferred tax assets. Accordingly, the tax benefit of these items has been fully reserved. Additionally, the future use of these carryforwards may be subject to limitations pursuant to sections 382 and 383 of the Internal Revenue Code.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of October 31, 1997 and 1998 were as follows:

                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
In thousands
Deferred tax assets:
  Net operating loss carryforward...........................  $  42,659    $  56,138
  Capitalized research and development......................     14,887       17,287
  Accruals and reserves.....................................      3,614        2,364
  Tax credit carryforwards..................................      2,588        3,388
  Depreciation..............................................        444           --
                                                              ---------    ---------
Total deferred tax assets...................................     64,192       79,177
Deferred tax liabilities:
  Depreciation..............................................         --        2,159
                                                              ---------    ---------
Total deferred tax liabilities..............................         --        2,159
                                                              ---------    ---------
Net deferred tax assets.....................................     64,192       77,018
Valuation allowance for deferred tax assets.................    (64,192)     (77,018)
                                                              ---------    ---------
Net deferred tax assets.....................................  $      --    $      --
                                                              =========    =========

                              BIOPURE CORPORATION

12.  COMMITMENTS

In 1997, the Company entered into an agreement with B. Braun Melsungen A.G. (Braun) to repurchase 2,013,956 shares of the Company's common stock for $6,300,000. The agreement requires the Company to place in escrow installment payments of such purchase price equal to an annual amount of $1,000,000 plus five percent of the Company's revenues from human product sales and license fees, if any, in a certain European region. The Company received Braun's agreement to delay the deposit of $1,000,000 due in August 1998 to February 1999. The aggregate repurchase amount of $6,300,000 must be funded by the year 2002. At any time, the stockholder may withdraw funds in escrow to complete the repurchase in installments by simultaneous delivery out of escrow to the Company of a pro rata portion of the stock (see Note 14 for subsequent event). At October 31, 1998, the Company has $1,046,000 in escrow in connection with this agreement and has included the restricted cash in other assets. The accompanying consolidated balance sheet has reclassified the Class A Common Stock to be repurchased from Braun from stockholders' equity to temporary equity and included the unpaid purchase price and related shares in Common Stock to be Repurchased.

The agreement also requires the Company to pay Braun a royalty of two percent of the Company's revenues from human product sales and license fees in a certain European region. Payments must be made on a quarterly basis until such amounts aggregate $7,500,000. In exchange for this royalty commitment, the rights to manufacture and market specified products in Braun's territory were reacquired by the Company.

Future minimum lease payments under operating leases for the Company's various office, laboratory, warehouse and processing facilities, with terms of more than one year at October 31, 1998 are as follows:

                                                              ----------
1999........................................................  $1,012,000
2000........................................................     983,000
2001........................................................     681,000
2002........................................................     259,000
2003........................................................     279,000
Thereafter..................................................   1,316,000
                                                              ----------
                                                              $4,530,000
                                                              ==========

Rent expense was approximately $599,000, $643,000 and $803,000 in 1996, 1997 and 1998, respectively.

13.  LITIGATION

The Company is a party to litigation initially filed in 1990 arising from certain joint venture agreements for development and distribution of product in Central and South America. Summary judgments were entered against the two plaintiffs in 1994. The plaintiffs each appealed the judgments; one of the appeals was voluntarily dismissed. The other appeal was denied in part and remanded to the trial court for further findings based on lack of jurisdiction. It is anticipated that the trial court will make the requisite findings in the calendar year 1999. In connection with the summary judgments, the Company agreed to a settlement with a third-party intervenor with claims against one of the plaintiffs. Final payment of the settlement is subject to the outcome of the pending appeal; however, the Company has provided for such settlement in the accompanying financial statements. At October 31, 1998, the Company had $3,508,000 in escrow in connection with this settlement and included this amount in other current assets. The settlement amount has been recorded as a current obligation.

14.  SUBSEQUENT EVENTS

In December 1998, Braun withdrew all funds from escrow to complete an installment of the repurchase of 319,683 shares of Class A Common Stock as described in Note 12 above. This repurchase reduces the number of outstanding Class A Common Stock shares accordingly.

In December 1998, the Company increased its authorized capital to 40,000,000 shares of Class A Common Stock and 9,000,000 shares of preferred stock. Concurrently, 3,333,333 shares of Series D Convertible Preferred Stock were designated.

Each share of Series D Convertible Preferred Stock is convertible into two-thirds of a share of Class A Common Stock. The Series D shares automatically convert on a two-thirds-to-one basis in the event of a public offering of the Company's Class A

                              BIOPURE CORPORATION

Common Stock, but if the price to the public in an initial public offering is less than $24.00 per share, the conversion ratio is increased so that the number of shares of Class A Common Stock will provide a 35% annualized rate of return on the Series D price per share of $12.00.

The Series D shares are entitled to priority in liquidation, as of any date, at $12.00 per share plus a 35% annualized rate of return from their date of original issuance plus participation with the Common Stock, but in the aggregate limited to three times their original issue price. In connection with the issuance of the Series D shares, the liquidation preferences of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock, as described in Note 8 above, were adjusted to provide a 35% annualized rate of return plus participation with the Common Stock, but in the aggregate limited to three times their original issue price.

On December 23, 1998, the Company sold 1,489,498 units at $12.00 per unit, each consisting of one share of Series D Preferred Stock plus a warrant to purchase 1/15th of a share of Class A Common Stock. In connection with the issuance of the Series D shares, warrants were issued to the placement agents to purchase 30,667 shares of Class A Common Stock and warrants were issued to the holders of the Series B and Series C Convertible Preferred Stock to purchase 1/15th of a share of Class A Common Stock for each share of Series B and Series C Convertible Preferred Stock held by them. Warrants issued to the placement agents have an exercise price of $18.00 per share, and warrants issued to the stockholders will have an exercise price equal to the offering price to the public in the Company's initial public offering. Warrants issued to the placement agents and the preferred stockholders expire three years and four years, respectively, from the date of the initial public offering. Net cash proceeds, after deducting approximately $930,000 in commissions and expenses associated with the offering, were $16,946,000.

 [Picture of Biopure's manufacturing facility and its products with the caption "Biopure uses a proprietary process and patented technology in the manufacture of its oxygen therapeutics."]

                                 [Biopure Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth various expenses payable in connection with the offering of the shares being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee. We are paying all of the expenses incurred with the offering.

Securities and Exchange Commission Registration Fee.........  $   25,176
NASD Filing Fee.............................................       9,557
Nasdaq National Market Listing Fee..........................      90,000
Blue Sky fees and expenses..................................      10,000
Legal fees and expenses.....................................     450,000
Accounting fees and expenses................................     175,000
Transfer Agent fees and expenses............................       6,500
Printing, engraving and postage expenses....................     315,000
Miscellaneous...............................................      91,267
                                                              ----------
          Total.............................................  $1,172,500
                                                              ==========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Restated Certificate of Incorporation provides that each of our directors and officers shall be indemnified and held harmless by Biopure, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by reason of the fact that he or she is a director or officer.

The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

     - for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity,

     - for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation,

     - for knowing violations of the law,

     - for any transaction from which the directors derived an improper personal benefit, and

     - for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

Our Restated Certificate of Incorporation also provides directors and officers with the right to be paid by Biopure for expenses (including attorneys' fees) incurred in defending any proceeding in advance of the proceeding's final disposition. If a claim is not promptly paid in full by Biopure, as further described in our Restated Certificate of Incorporation, the director or officer who is entitled to indemnification may bring suit against Biopure to recover the unpaid amount of the claim. These rights of indemnification and advancement of expenses conferred in our Restated Certificate of Incorporation are not exclusive of any other right which may be acquired under any statute, by-law, agreement or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Within the past three years, we have issued securities without registration under the Securities Act as follows:

     (a) Class A Common Stock

     In June, July and August 1997, we issued 130,208 shares of class A common stock to non-U.S. persons for an aggregate purchase price of $2,500,000. In May and October 1998, we issued 92,592 shares of class A common stock to non-U.S. persons for $2,500,000.

     (b) Class B Common Stock

     On January 22, 1997, we issued 3.2 shares of class B common stock pursuant to an agreement with Pharmacia & Upjohn, Inc. for an aggregate purchase price of $3,200,000.

     (c) Series B Convertible Preferred Stock

     Between June and October 1997, we issued 2,127,251 shares of series B convertible preferred stock to "accredited investors" (as defined in Regulation D of the Securities Act) for an aggregate purchase price of $22,548,861.

     (d) Series C Convertible Preferred Stock

     On November 20, 1997, we issued 2,830,188 shares of series C convertible preferred stock to "accredited investors" (as defined in Regulation D of the Securities Act) for an aggregate purchase price of $30,000,000. In connection with the issuance of the series C convertible preferred stock, we issued compensatory warrants to purchase 66,667 class A common stock to Shoreline Pacific Institutional Finance, which acted as placement agent in connection with the offering.

     (e) Series D Convertible Preferred Stock

     Between December 23, 1998 and May 27, 1999, we issued 2,610,264 shares of series D convertible preferred stock to "accredited investors" (as defined in Regulation D of the Securities Act) for an aggregate purchase price of $31,323,168. Each purchaser of series D convertible preferred stock received warrants to purchase one share of class A common stock for every ten shares of series D convertible preferred stock purchased. In addition, all existing holders of series B and C convertible preferred stock received warrants to purchase one share of class A common stock for every ten shares of series B and C convertible preferred stock held. We also issued compensatory warrants to purchase 33,480 shares of class A common stock to Shoreline Pacific Institutional Finance and KBC Securities, each of whom acted as a placement agent in connection with the offering.

     (f) Exercises of Stock Options

     Since January 1, 1996, Biopure's employees, directors and officers exercised options to purchase 100,847 shares of class A common stock pursuant to Biopure's 1987 and 1988 Stock Option Plans at an aggregate purchase price of $137,000.

     The securities issued in the transactions described in paragraphs (a)-(e) above were issued in reliance on the exemption from registration under
     Section 4(2) and Rule 506 of Regulation D of the Securities Act as transactions not involving a public offering. All of the recipients in each such case were "accredited investors" as determined by Biopure or its placement agents. There was no general solicitation or advertising. All investors represented their intentions to acquire the securities for investment purposes only and not with a view for distribution thereof, and appropriate restrictive legends were affixed to the securities issued in each transaction. All recipients were furnished or had adequate access, through employment or other relationships, to information about Biopure.

     The stock options exercised since January 1, 1996 as described in paragraph
     (f) above were issued in reliance on the exemption from registration under Rule 701 of the Securities Act. Biopure's employees, directors and officers who exercised stock options represented their intentions to acquire the securities for investment purposes only and not with a view for distribution thereof, and appropriate restrictive legends were affixed to the shares of class A common stock issued pursuant to the exercise of stock options.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
    **1.1  Form of Underwriting Agreement
 **3(i).1  Restated Certificate of Incorporation of Biopure
 **3(i).2  Certificate of Amendment to the Restated Certificate of
           Incorporation of Biopure dated May 6, 1999
  *3(i).3  Certificate of Amendment to the Restated Certificate of
           Incorporation of Biopure dated July 21, 1999
**3(ii).1  By-laws of Biopure, as amended
      4.1  See Exhibits 3(i).1, 3(i).2 and 3(ii).1 for provisions of the Restated Certificate of Incorporation of Biopure and By-
           laws of Biopure, as amended, defining rights of security
           holders of Biopure
     *5.1  Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., regarding the validity of the class A common stock of Biopure being
           registered
   **10.1  Promissory Note, dated October 8, 1996, from Biopure
           Corporation ("Biopure") in favor of Pharmacia & Upjohn, Inc.
           ("Pharmacia")
   **10.2  Security Agreement, dated October 8, 1996, between Biopure and Pharmacia
   **10.3  Trademark Security Agreement, dated October 8, 1996, between
           Biopure and Pharmacia
   **10.4  Patent Security Agreement, dated October 8, 1996, between
           Biopure and Pharmacia
   **10.5  Mortgage, dated October 8, 1996, between Biopure and
           Pharmacia (Pennsylvania)
   **10.6  Mortgage, dated October 8, 1996, between Biopure and
           Pharmacia, Hurley Street (Massachusetts)
   **10.7  Mortgage, dated October 8, 1996, between Biopure and
           Pharmacia, Spring Street-Hurley Street (Massachusetts)
   **10.8  Agreement of Settlement and Mutual General Release dated
           December 19, 1996, between Biopure, Biopure Associates
           Limited Partnership and Credit Francais International
   **10.9  Agreement of License Termination, Stock Repurchase and
           Mutual General Release, dated August 29, 1997, between
           Biopure, Biopure Europe, Ltd. and B. Braun Melsungen AG
  **10.10  Escrow Agreement between Biopure, B. Braun Melsungen and
           State Street Bank and Trust Company, Escrow Agent dated
           September 2, 1997
  **10.11  Purchase Agreement between Biopure and INPACO Corporation, dated August 28, 1997
  **10.12  Agreement between Biopure and Moyer Packing Company dated
           October 21, 1994
  **10.13  Agency Agreement between Biopure and The Butler Company dated March 29, 1999
  **10.14  Promissory Note dated July 31, 1995, from Carl Rausch in favor of Biopure in the amount of $1,009,772.01
  **10.15  Promissory Note dated July 31, 1995, from Carl Rausch in favor of Biopure in the amount of $216,033.05
  **10.16  Promissory Note dated July 31, 1995, from Edward Jacobs, Jr.
           in favor of Biopure in the amount of $262,120.10
  **10.17  Promissory Note dated July 31, 1995, from Bing Wong in favor of Biopure in the amount of $70,714.82
  **10.18  Promissory Note dated July 31, 1995, from Maria Gawryl in favor of Biopure in the amount of $12,601.93
  **10.19  Promissory Note dated July 31, 1995, from Brian Lajoie in favor of Biopure in the amount of $30,748.70
  **10.20  Promissory Note dated July 31, 1995, from James Weston in favor of Biopure in the amount of $10,333.58
  **10.21  Promissory Note dated July 31, 1995, from Geoffrey Filbey in favor of Biopure in the amount of $47,707.30
  **10.22  Lease Agreement dated October 12, 1990, between Biopure and
           Tarvis Realty Trust
   *10.23  Lease Agreement dated May 23, 1997, between Biopure and
           Karpowicz Family Trust
  **10.24  Lease Agreement dated March 31, 1995, between Biopure and
           New England Innovations, Corp.
  **10.25  Lease Agreement dated August 29, 1994, between Biopure and
           Eleven Hurley Street Associates
  **10.26  Lease Agreement dated May 10, 1994, between Biopure and
           Tarvis Realty Trust
  **10.27  Lease Agreement dated August 23, 1994, between Biopure and
           Tarvis Realty Trust
  **10.28  Lease Agreement dated October 21, 1994, between Biopure and
           Moyer Packing Company
  **10.29  Deferred Compensation Agreement with Carl Rausch dated
           August 8, 1990, as amended December 12, 1995
  **10.30  1993 Incentive Compensation Plan
  **10.31  1998 Stock Option Plan
  **10.32  1999 Omnibus Securities and Incentive Plan
  **10.33  Employment Agreement between Biopure and Daniel R. Davis dated December 3, 1998 and as amended and restated as of
           June 24, 1999
  **10.34  Employment Agreement between Biopure Corporation and Paul A.
           Looney dated as of June 9, 1999
  **10.35  Employment Agreement Concerning Protection of Company
           Property and the Arbitration of Legal Disputes
  **10.36  1990 Incentive Compensation and Company Stock Purchase
           Agreement

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
    *23.1  Consent of Ernst & Young LLP
   **23.2  Consent of Daniel P. Harrington
   **23.3  Consent of Paul A. Looney
   **24.1  Powers of Attorney
   **24.2  Power of Attorney of Paul A. Looney
   **27.1  Financial Data Schedule, as amended


---------------
  * Filed herewith.
 ** Previously filed.


ITEM 17.  UNDERTAKINGS


(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 26, 1999.


                                       BIOPURE CORPORATION

                                       By: /s/ JANE KOBER
                                         ---------------------------------------
                                           JANE KOBER
                                           Senior Vice President, General
                                           Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                            TITLE                            DATE
                     ---------                                            -----                            ----

*                                                    Chairman and Chief Executive Officer              July 26, 1999
---------------------------------------------------
Carl W. Rausch

*                                                    Vice Chairman                                     July 26, 1999
---------------------------------------------------
David N. Judelson

*                                                    President                                         July 26, 1999
---------------------------------------------------
Paul A. Looney

*                                                    Director                                          July 26, 1999
---------------------------------------------------
Stephen A. Kaplan

*                                                    Director                                          July 26, 1999
---------------------------------------------------
C. Everett Koop, M.D.

*                                                    Director                                          July 26, 1999
---------------------------------------------------
Charles A. Sanders, M.D.

*                                                    Senior Vice President and Chief Financial         July 26, 1999
---------------------------------------------------  Officer
Daniel R. Davis

*                                                    Vice President, Controller                        July 26, 1999
---------------------------------------------------
Brian A. Lajoie

*By: /s/ JANE KOBER
--------------------------------------------------
     Jane Kober
     Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
    **1.1  Form of Underwriting Agreement
 **3(i).1  Restated Certificate of Incorporation of Biopure
 **3(i).2  Certificate of Amendment to the Restated Certificate of
           Incorporation of Biopure dated May 6, 1999
  *3(i).3  Certificate of Amendment to the Restated Certificate of
           Incorporation of Biopure dated July 21, 1999
**3(ii).1  By-laws of Biopure, as amended
      4.1  See Exhibits 3(i).1, 3(i).2 and 3(ii).1 for provisions of the Restated Certificate of Incorporation of Biopure and
           By-laws of Biopure, as amended, defining rights of security holders of Biopure
     *5.1  Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., regarding the validity of the class A common stock of Biopure being
           registered
   **10.1  Promissory Note, dated October 8, 1996, from Biopure
           Corporation ("Biopure") in favor of Pharmacia & Upjohn, Inc.
           ("Pharmacia")
   **10.2  Security Agreement, dated October 8, 1996, between Biopure and Pharmacia
   **10.3  Trademark Security Agreement, dated October 8, 1996, between
           Biopure and Pharmacia
   **10.4  Patent Security Agreement, dated October 8, 1996, between
           Biopure and Pharmacia
   **10.5  Mortgage, dated October 8, 1996, between Biopure and
           Pharmacia (Pennsylvania)
   **10.6  Mortgage, dated October 8, 1996, between Biopure and
           Pharmacia, Hurley Street (Massachusetts)
   **10.7  Mortgage, dated October 8, 1996, between Biopure and
           Pharmacia, Spring Street-Hurley Street (Massachusetts)
   **10.8  Agreement of Settlement and Mutual General Release dated
           December 19, 1996, between Biopure, Biopure Associates
           Limited Partnership and Credit Francais International
   **10.9  Agreement of License Termination, Stock Repurchase and
           Mutual General Release, dated August 29, 1997, between
           Biopure, Biopure Europe, Ltd. and B. Braun Melsungen AG
  **10.10  Escrow Agreement between Biopure, B. Braun Melsungen and
           State Street Bank and Trust Company, Escrow Agent dated
           September 2, 1997
  **10.11  Purchase Agreement between Biopure and INPACO Corporation, dated August 28, 1997
  **10.12  Agreement between Biopure and Moyer Packing Company dated
           October 21, 1994
  **10.13  Agency Agreement between Biopure and The Butler Company dated March 29, 1999
  **10.14  Promissory Note dated July 31, 1995, from Carl Rausch in favor of Biopure in the amount of $1,009,772.01
  **10.15  Promissory Note dated July 31, 1995, from Carl Rausch in favor of Biopure in the amount of $216,033.05
  **10.16  Promissory Note dated July 31, 1995, from Edward Jacobs, Jr.
           in favor of Biopure in the amount of $262,120.10
  **10.17  Promissory Note dated July 31, 1995, from Bing Wong in favor of Biopure in the amount of $70,714.82
  **10.18  Promissory Note dated July 31, 1995, from Maria Gawryl in favor of Biopure in the amount of $12,601.93
  **10.19  Promissory Note dated July 31, 1995, from Brian Lajoie in favor of Biopure in the amount of $30,748.70
  **10.20  Promissory Note dated July 31, 1995, from James Weston in favor of Biopure in the amount of $10,333.58
  **10.21  Promissory Note dated July 31, 1995, from Geoffrey Filbey in favor of Biopure in the amount of $47,707.30
  **10.22  Lease Agreement dated October 12, 1990, between Biopure and
           Tarvis Realty Trust
   *10.23  Lease Agreement dated May 23, 1997, between Biopure and
           Karpowicz Family Trust
  **10.24  Lease Agreement dated March 31, 1995, between Biopure and
           New England Innovations, Corp.
  **10.25  Lease Agreement dated August 29, 1994, between Biopure and
           Eleven Hurley Street Associates
  **10.26  Lease Agreement dated May 10, 1994, between Biopure and
           Tarvis Realty Trust
  **10.27  Lease Agreement dated August 23, 1994, between Biopure and
           Tarvis Realty Trust
  **10.28  Lease Agreement dated October 21, 1994, between Biopure and
           Moyer Packing Company

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
  **10.29  Deferred Compensation Agreement with Carl Rausch dated
           August 8, 1990, as amended December 12, 1995
  **10.30  1993 Incentive Compensation Plan
  **10.31  1998 Stock Option Plan
  **10.32  1999 Omnibus Securities and Incentive Plan
  **10.33  Employment Agreement between Biopure and Daniel R. Davis dated December 3, 1998 and as amended and restated as of
           June 24, 1999
  **10.34  Employment Agreement between Biopure Corporation and Paul A.
           Looney dated as of June 9, 1999
  **10.35  Employment Agreement Concerning Protection of Company
           Property and the Arbitration of Legal Disputes
  **10.36  1990 Incentive Compensation and Company Stock Purchase
           Agreement
    *23.1  Consent of Ernst & Young LLP
   **23.2  Consent of Daniel P. Harrington
   **23.3  Consent of Paul A. Looney
   **24.1  Powers of Attorney
   **24.2  Power of Attorney of Paul A. Looney
   **27.1  Financial Data Schedule, as amended


---------------

  * Filed herewith.
 ** Previously filed.